 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 1997

                                                 REGISTRATION NO. 333-35327
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                            AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                       PERICOM SEMICONDUCTOR CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------

         CALIFORNIA                      3674                    77-0254621
(STATE OR OTHER JURISDICTION  (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
     OF INCORPORATION          CLASSIFICATION CODE NO.)      IDENTIFICATION NO.)
     OR ORGANIZATION)


                               2380 BERING DRIVE
                           SAN JOSE, CALIFORNIA 95131
                                 (408) 435-0800
   (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL
                               PLACE OF BUSINESS)

                                --------------

                               PATRICK B. BRENNAN
                   VICE PRESIDENT, FINANCE AND ADMINISTRATION
                       PERICOM SEMICONDUCTOR CORPORATION
                               2380 BERING DRIVE
                           SAN JOSE, CALIFORNIA 95131
                                 (408) 435-0800
           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:
       MICHAEL C. PHILLIPS, ESQ.                GREGORY M. GALLO, ESQ.
        KEVIN A. FAULKNER, ESQ.                JAMES M. KOSHLAND, ESQ.
        HEIKE E. FISCHER, ESQ.                PAUL A. BLUMENSTEIN, ESQ.
        MORRISON & FOERSTER LLP              GRAY CARY WARE & FREIDENRICH
          755 PAGE MILL ROAD                  A PROFESSIONAL CORPORATION
       PALO ALTO, CA 94304-1018                  400 HAMILTON AVENUE
                                               PALO ALTO, CA 94301-1825

                                --------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                      -----------

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     -----------

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 14, 1997

PROSPECTUS

                             2,500,000 Shares

                                [LOGO OF PERICOM]

                                  Common Stock

  Of the 2,500,000 shares of Common Stock offered hereby, 2,000,000 shares are being offered by Pericom Semiconductor Corporation (the "Company") and 500,000 shares are being offered by certain shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders.

  Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

  The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "PSEM."

  SEE "RISK FACTORS," BEGINNING ON PAGE 5, FOR A DISCUSSION OF CERTAIN FACTORS
    THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                           IS A CRIMINAL OFFENSE.

                                                 UNDERWRITING                PROCEEDS TO
                                     PRICE TO   DISCOUNTS AND  PROCEEDS TO     SELLING
                                      PUBLIC    COMMISSIONS(1)  COMPANY(2)  SHAREHOLDERS
                                     --------   -------------- -----------  ------------
Per Share........................        $          $                 $            $
Total(3).........................       $          $                 $            $

----
(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $600,000.

(3) The Company and the Selling Shareholders have granted the Underwriters an option, on the same terms and conditions as set forth above exercisable within 30 days of the date hereof, to purchase up to 375,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling
    Shareholders will be $     , $     , $      and $     , respectively. See
    "Underwriting."

  The shares are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters, subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of share certificates will be made in New York, New
York, on or about          , 1997.

SoundView Financial Group, Inc.                                Unterberg Harris

     , 1997

  Set forth on the left hand side of the inside front cover page there are two photos under the heading "Pericom High-Performance ICs," the one on the left showing a gymnast performing a manouver on the still rings, the one to the right showing a Pericom IC device on a circuit board. Below such photos, there are three columns. The column on the left sets forth the following text:
"Pericom designs, develops and markets high-performance integrated circuits
(ICs) for the transfer, routing and timing of digital and analog signals in personal computers, networking equipment and multimedia hardware. COMPUTERS-- Solutions for signal transfer, signal switching, clock distribution, hot-plug interfaces, and mixed-voltage interface." The column in the center shows graphics of seven Pericom IC devices of various types with the following captions underneath: "Interface Logic," "Networking Transceivers," "Clock Generators," "Digital Switches" and "Analog Switches." Below such graphics, the center column includes the following text: "NETWORKING--Solutions used in FastEthernet protocol switching, hub-to-hub connections, backplane signal transfer, clock distribution, physical layer transceivers and hot-plug interfaces." The column on the right sets forth the following text:
"MULTIMEDIA--Solutions used in TV/PC monitors, video switching, picture-in-picture video overlay, audio switching and video multiplexing." Set forth below such text is a stylized letter "P" in a circle and the name "PERICOM."

  Set forth on the left hand side of the inside cover gatefold under the caption "High-Performance Notebook Computer and Multimedia Applications" and the sentence "Pericom supplies interface logic, digital and analog switches and clock management products to notebook PC manufacturers such as Acer, Compaq, Dell, IBM, Toshiba, and multimedia companies such as Avid, Diamond Multimedia and Trident Microsystems." Set forth below are graphics consisting of four rectangular boxes with smaller boxes inside, labeled as a docking station, a notebook computer, an audio card, and a video card, respectively. The box representing a docking station is connected to the box representing a notebook computer. Within the boxes, certain elements of the applicable item are depicted, with the interconnection of such elements shown by lines. The elements offered by Pericom are highlighted: "Switch" in the box depicting a docking station; "Logic," "Clock", and "Switch" in the box depicting a notebook computer; "Clock," and three "Analog Switch[es]" in the box depicting an audio card; and "Bus Switch," "Clock" and "Video Switch" in the box depicting a video card. Set forth under such graphics is the following sentence: "APPLICATION: High-performance notebook computer with Pentium-class microprocessor with docking station connection."

  Set forth on the right side of the inside cover gatefold under the caption "Networking Application" and the sentence "Pericom supplies interface logic, LAN switches, clock management products and transceivers to networking equipment manufacturers such as 3COM, Ascend Communications, Bay Networks, Cabletron Systems, Cisco Systems and Hewlett-Packard." Set forth below are graphics consisting of rectangular boxes labeled "Network Switch" and thereunder graphics and title "Network Interface Card." Within the boxes, certain elements of the applicable items are depicted, with the interconnection of such elements shown by lines. The elements offered by Pericom are highlighted: two "Switch[es]," "Logic," "Clock," "PHY," and "LAN Switch" in the box representing a network switch; and "Memory," "Multi-Protocol Controller," two "LAN Transceiver[s]," and "Filter Magnetic" in the box representing a network interface card. Elements that Pericom is currently shipping engineering samples are footnoted as such with an asterisk. The boxes depicting the two systems are connected by a line. Set forth to the left of the box representing a network switch is a three-dimensional graphic labeled "Network Switch," and to the left of the box depicting a network interface card is a graphic labeled "Notebook Computer with Docking Station." Set forth at the bottom of the page is the following sentence: "APPLICATION: Networking system with multiprotocol 100-megabit transceivers for network switch and LAN adapter."


                       [INSIDE FRONT COVER PHOTOGRAPHS]


  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT-COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  The Company intends to furnish its shareholders with annual reports containing financial statements audited by independent accountants and to make available quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

  Pericom is a registered trademark of the Company and SiliconConnect, SiliconSwitch, SiliconClock, SiliconInterface, LanSwitch, DigitalSwitch, AnalogSwitch, FlexClock and VideoSwitch are trademarks and trade names of the Company. This Prospectus also contains other product names and trade names and trademarks of the Company and of other organizations.

     Set forth on the left side of the inside cover gatefold under the caption "High Performance Notebook Computer and Multimedia Applications" and the sentence "Pericom supplies interface logic, digital and analog switches, and clock management products to notebook companies such as Acer, Compaq, Dell, Hitachi, IBM, and multimedia companies such as Avid, Diamond Multimedia, STB Systems, and Trident Microsystems" are one circle, four rectangular boxes with smaller boxes inside, and one square box, labeled as a file server, a docking station, a notebook computer, a sound card, and a laser printer. The circle representing a file server is connected to the box representing a docking station which in turn is connected to the boxes representing a notebook computer and a laser printer. Within the boxes, certain elements of the applicable item are depicted, with the interconnection of such elements shown by lines. The elements offered by Pericom are highlighted: "Switch" in the box depicting a docking station; "Logic," "Clock", and two "Switches" in the box depicting a notebook computer; "Switch," "Clock," and two "Analog Switch[es]" in the box depicting a sound card; "Switch", "Clock" and "Video Switch" in the box depicting a video card, and "Clock" in the box depicting a laser printer. Set forth under such graphics is the following sentence: "APPLICATION: High-performance notebook computers with Pentium-Class microprocessors communicating with docking station connections".

     Set forth on the right side of the inside cover gatefold under the caption "Networking Application" and the sentence "Pericom supplies interface logic, LAN switches, clock management products, and transceivers to networking companies such as 3COM, Ascend Communications, Cabletron Systems, Cisco Systems, Hewlett-Packard and Samsung" are rectangular boxes labeled "Switching Hub System" and thereunder graphics entitled "Adapter System." Within the boxes, certain elements of the applicable item are depicted, with the interconnection of such elements shown by lines. The elements offered by Pericom are highlighted:
"Switch,", "Logic," "Clock," "PHY," and "LAN Switch" in the box representing a switching hub system; and "Logic," "Clock," and "LAN Switch" in the box representing an adapter system. Elements of which Pericom is currently shipping engineering samples are marked as such. The boxes depicting the systems are connected by a line. Set forth to the left of the box representing a switching hub system is a three-dimensional box labeled "Switching Hub," and to the left of the box depicting an adapter system is a graphic labeled "Mobile Computer with Docking Station." Set forth at the bottom of the page is the following sentence: "APPLICATION: Networking systems with multiprotocol 100-megabit transceivers for switching hub and adapter system."

                               PROSPECTUS SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the detailed information and the Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) has been adjusted to reflect a 1-for-2 reverse stock split to be effected in October 1997, and (iii) has been adjusted to reflect the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of the offering.

                                  THE COMPANY

  Pericom Semiconductor Corporation (the "Company" or "Pericom") designs, develops and markets high-performance interface integrated circuits ("ICs") used in many of today's advanced electronic systems. Interface ICs, such as interface logic, switches and clock management products, transfer, route and time electrical signals among a system's microprocessor, memory and various peripherals and between interconnected systems. High-performance interface ICs, which enable high signal quality, are essential for the full utilization of the available speed and bandwidth of advanced microprocessors, memory ICs, LANs and WANs. Pericom focuses on high-growth and high-performance segments of the notebook computing, networking and multimedia markets, in which advanced system designs require interface ICs with high-speed performance, reduced power consumption, low-voltage operation, small size and higher levels of integration.

  Pericom has combined its extensive design technology and applications knowledge with its responsiveness to the specific needs of electronic systems developers to become a leading supplier of interface ICs. The Company has evolved from one product line in fiscal 1992 to four currently --
 SiliconInterface, SiliconSwitch, SiliconClock and SiliconConnect -- with a goal of providing an increasing breadth of interface IC solutions to its customers. Pericom currently offers approximately 300 standard products, of which 81 were introduced during the twelve months ended September 30, 1997, and is planning to introduce 34 new products during the fourth quarter of calendar 1997.

  Pericom has developed and is continuously refining a modular design methodology which enables it to rapidly introduce proprietary and leading-performance products. Central to this methodology is Pericom's library of advanced digital and analog macrocells and core functions, many of which are not available in commercial ASIC libraries. A number of these macrocells and core functions, including mixed-voltage input/output cells, a digital PLL, an analog PLL and a charge pump, are designed with patented technology. This advanced library allows Pericom to effectively address the market requirements for interface ICs with short propagation delay, low noise and jitter, minimal skew and reduced EMI emissions. The modular design methodology also allows the Company to utilize a combination of digital macrocells, analog macrocells and sea-of-gates arrays to rapidly design interface ICs optimized for power, density, performance and manufacturing. Another key attribute of the design methodology is the utilization of common mask sets from which multiple designs can be developed, resulting in rapid product introductions, lower development costs and fast response to volume requirements at competitive pricing.

  The Company has adopted a fabless manufacturing strategy to gain access to a broad range of advanced process technologies without incurring substantial capital investments. The Company has a long-standing relationship with Chartered, recently began using TSMC as an important supplier and is currently qualifying LG. The Company also utilizes AMS and NJRC for BiCMOS and high-voltage CMOS processes. See "Risk Factors--Dependence on Independent Wafer Foundries."

  Pericom pursues a three-tier customer strategy, consisting of (i) penetrating target accounts by working with customer system design engineers to have Pericom ICs incorporated into their product designs, (ii) solidifying customer relationships through on-time delivery of high-quality, state-of-the-art, competitively-priced ICs and

(iii) expanding sales to existing customers by providing increasingly extensive solutions to customer needs. The Company markets and distributes its products through a worldwide network of independent sales representatives and distributors. The Company's customers and OEM end users include 3Com Corporation, Apple Computer, Inc., Ascend Communications, Inc., Avid Technology, Inc., Cabletron Systems, Inc., Canon Inc., Cisco Systems, Inc., Compaq Computer Corporation, Digital Equipment Corporation, Hewlett-Packard Company, Hitachi Ltd., International Business Machines Corporation, Intel Corporation, Inventec, Inc., Smart Modular Technologies Inc., Solectron Technology Corporation and Toshiba Corporation.

                                  THE OFFERING

Common Stock offered:
 By the Company..................................   2,000,000 shares
 By the Selling Shareholders.....................     500,000 shares
    Total........................................   2,500,000 shares
Common Stock to be outstanding after the
 offering(1)......................................  9,023,790 shares
Use of proceeds...................................  General corporate purposes, including working capital, purchase
                                                    of capital equipment and potential
                                                    acquisitions.
Proposed Nasdaq National Market symbol............  PSEM

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   THREE MONTHS
                                                                      ENDED
                                 FISCAL YEAR ENDED JUNE 30,       SEPTEMBER 30,
                           -------------------------------------- --------------
                            1993   1994    1995    1996    1997    1996   1997
                            ----   ----    ----    ----    ----    ----   ----
STATEMENT OF INCOME DATA:
Net revenues.............  $6,284 $18,886 $22,732 $41,174 $33,166 $6,601 $11,398
Gross profit.............   2,983   7,878   9,859  18,377  12,180  2,605   4,559
Income from operations...     367   2,432   2,879   7,492   2,004    171   1,434
Net income...............     333   2,544   2,041   4,710   1,578    185   1,023
Net income per common and
 equivalent share........  $ 0.05 $  0.33 $  0.26 $  0.57 $  0.20 $ 0.02 $  0.12
Shares used in computing
 per share data(2) ......   6,638   7,696   7,975   8,269   8,092  8,224   8,210


                                                         AS OF SEPTEMBER 30, 1997
                                                         ------------------------
                                                         ACTUAL  AS ADJUSTED (3)
                                                         ------- ----------------
BALANCE SHEET DATA:
Cash and equivalents.................................... $ 9,544     $27,544
Working capital.........................................  13,535      31,535
Total assets............................................  24,086      42,086
Shareholders' equity....................................  17,876      35,876

--------

(1) Excludes 1,486,057 shares reserved for issuance pursuant to the exercise of stock options outstanding as of September 30, 1997 having a weighted average exercise price of $2.56 per share. See "Management -- Stock Plans" and Note 6 of Notes to Financial Statements.
(2) See Note 1 of Notes to Financial Statements for an explanation of the method used to determine the number of shares used in computing net income per common and equivalent share.

(3) Adjusted to reflect the receipt of the estimated net proceeds from the sale of 2,000,000 shares offered by the Company hereby at an assumed initial public offering price of $10.00 per share.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, investors should carefully consider the following risk factors in evaluating an investment in the Common Stock offered hereby. This Prospectus contains certain forward-looking statements. These statements are subject to risks and uncertainties, including those set forth below, and actual results could differ materially from those expressed or implied in these statements. All forward-looking statements included in this Prospectus are made as of the date hereof, and the Company assumes no obligation to update any such forward-looking statements or reason why actual results might differ.

LIMITED OPERATING HISTORY; POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

  The Company was founded in 1990 and has a limited history of operations, having shipped its first products in volume in fiscal 1993. There can be no assurance that any past levels of revenue growth or profitability can be sustained on a quarterly or annual basis. The Company's expense levels are based in part on anticipated future revenue levels, which can be difficult to predict. The Company's business is characterized by short-term orders and shipment schedules. The Company does not have long-term purchase agreements with any of its customers, and customers can typically cancel or reschedule their orders without significant penalty. The Company typically plans its production and inventory levels based on forecasts, generated with input from customers and sales representatives, of customer demand which is highly unpredictable and can fluctuate substantially. If customer demand falls significantly below anticipated levels, the Company's business, financial condition and results of operations would be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company has experienced significant fluctuations in its quarterly operating results in the past three fiscal years and could continue to experience such fluctuations in the future. For instance, in the quarter ended June 30, 1997, sales to Harris Corporation ("Harris") under a private label resale program were $3.1 million, compared to an average of $0.8 million in each of the three previous quarters. Sales to Harris are not expected to continue at the level achieved in the quarter ended June 30, 1997 and may fluctuate significantly from quarter to quarter. The Company's operating results are affected by a wide variety of factors that could materially and adversely affect net revenues and results of operations, including a decline in the gross margins of its products, the growth or reduction in the size of the market for interface ICs, delay or decline in orders received from distributors, the availability of manufacturing capacity with the Company's wafer suppliers, changes in product mix, customer acceptance of the Company's new products, the ability of customers to make payments to the Company, the timing of new product introductions and announcements by the Company and its competitors, increased research and development expenses associated with new product introductions or process changes, expenses incurred in obtaining and enforcing, and in defending claims with respect to, intellectual property rights, changes in manufacturing costs and fluctuations in manufacturing yields, and other factors such as general conditions in the semiconductor industry. All of the above factors are difficult for the Company to forecast, and these or other factors can materially and adversely affect the Company's business, financial condition and results of operations for one quarter or a series of quarters. The Company's expense levels are based in part on its expectations regarding future sales and are fixed in the short term to a large extent. Therefore, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in sales. Any significant decline in demand relative to the Company's expectations or any material delay of customer orders could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to sustain profitability on a quarterly or annual basis. In addition, it is possible that the Company's operating results in future quarters may fall below the expectations of public market analysts and investors, which would likely result in a material drop in the market price of the Company's Common Stock. See "-- No Prior Market, Stock Price Volatility; Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Historically, selling prices in the semiconductor industry generally, as well as for the Company's products, have decreased significantly over the life of each product. Beginning late in calendar 1995 and continuing into calendar 1997, the Company experienced a significant decrease in the selling prices of many of its products, which had a material adverse effect on the Company's net revenues and overall gross margins. The Company expects that selling prices for its existing products will continue to decline over time and that average selling prices for new products will decline significantly over the lives of these products. Declines in selling prices for the Company's products, if not offset by reductions in the costs of producing these products or by sales of new products with higher gross margins, would reduce the Company's overall gross margins and could materially and adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to reduce production costs or to develop and market new products with higher gross margins. See "-- Technological Change; Dependence on New Products," "-- Competition," "-- Semiconductor Industry Risks" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON INDEPENDENT WAFER FOUNDRIES

  In fiscal 1996 and 1997, approximately 90% of the wafers for the Company's semiconductor products were manufactured by Chartered Semiconductor Manufacturing Pte, Ltd. ("Chartered"), and the remainder of the Company's wafers were manufactured by Austria Mikro Systeme GmbH ("AMS"), New Japan Radio Corporation ("NJRC") and Taiwan Semiconductor Manufacturing Corporation ("TSMC"). The Company is currently qualifying LG Semicon Co., Ltd. ("LG") as a foundry supplier. The Company believes that it will receive an increasing portion of its wafer requirements from TSMC and LG in the future. The Company's reliance on independent wafer suppliers to fabricate its wafers at their production facilities subjects the Company to such possible risks as potential lack of adequate capacity and available manufactured products, lack of control over delivery schedules and the risk of events limiting production and reducing yields, such as fires or other damage to production facilities or technical difficulties. Although, to date, the Company has not experienced any material delays in obtaining an adequate supply of wafers, there can be no assurance that the Company will not experience delays in the future. Any inability or unwillingness of the Company's wafer suppliers generally, and Chartered in particular, to provide adequate quantities of finished wafers to meet the Company's needs in a timely manner or in needed quantities would delay production and product shipments and have a material adverse effect on the Company's business, financial condition and results of operations.

  At present, the Company purchases wafers from its wafer suppliers through the issuance of purchase orders based on rolling six-month forecasts provided by the Company, and such purchase orders are subject to acceptance by each wafer foundry. The Company does not have long-term purchase agreements with any of its wafer suppliers, each of which has the right to reduce or terminate allocations of wafers to the Company. In the event that these suppliers were unable or unwilling to continue to manufacture the Company's key products in required volumes, the Company would have to identify and qualify additional foundries. In any event, the Company's future growth will also be dependent upon its ability to identify and qualify new wafer foundries. The qualification process can take up to six months or longer, and there can be no assurance that any additional wafer foundries will become available to the Company or will be in a position to satisfy any of the Company's requirements on a timely basis. The Company also depends upon its wafer suppliers to participate in process improvement efforts, such as the transition to finer geometries, and any inability or unwillingness of such suppliers to do so could delay or otherwise materially adversely affect the Company's development and introduction of new products. Furthermore, sudden shortages of raw materials or production capacity constraints can lead wafer suppliers to allocate available capacity to customers other than the Company or for internal uses, which could interrupt the Company's ability to meet its product delivery obligations. Any significant interruption in the supply of wafers to the Company would adversely affect the Company's operating results and relations with affected customers. The Company's reliance on independent wafer suppliers may also impact the length of the development cycle for the Company's products, which may provide time-to-market advantages to competitors that have in-house fabrication capacity.

  In the recent past, some wafer foundries, including some of those utilized by the Company, required certain customers to make substantial financial commitments to them as a condition to future allocations of finished wafer output. These financial commitments have taken the form of equity investments in the foundry, full or partial pre-payments on orders, or the furnishing of capital equipment to the foundry. The Company has not been required to make such financial commitments to date. Although wafer foundries generally are no longer requiring such financial commitments, there can be no assurance that wafer foundries will not renew such requirements at some time in the future. The Company has limited financial resources and would be substantially less able than many of its competitors and other semiconductor companies to provide equity investments or other financial accommodations to its foundries to obtain capacity allocation guarantees. To the extent that such financial commitments are required to maintain existing wafer output or to obtain new capacity, the Company's ability to obtain wafers will be adversely affected if the Company is unable to meet such requirements.

  Each of Chartered, AMS, NJRC, TSMC and LG is located outside the United States, which exposes the Company to risks associated with international business operations, including foreign governmental regulations, currency fluctuations, reduced protection for intellectual property, changes in political conditions, disruptions or delays in shipments and changes in economic conditions in the countries where these foundries are located, each of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Manufacturing."

TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW PRODUCTS

  The markets for the Company's products are characterized by rapidly changing technology, frequent new product introductions and declining selling prices over product life cycles. The Company's future success is highly dependent upon the timely completion and introduction of new products at competitive price/performance levels. The success of new products depends on a variety of factors, including product selection, product performance and functionality, customer acceptance, competitive pricing, successful and timely completion of product development, sufficient wafer fabrication capacity and achievement of acceptable manufacturing yields by the Company's wafer suppliers. There can be no assurance that the Company will be able to successfully identify new product opportunities and develop and bring to market such new products or that the Company will be able to respond effectively to new technological changes or new product announcements by others. In addition, the Company may experience delays, difficulty in procuring adequate fabrication capacity for the development and manufacture of such products or other difficulties in achieving volume production of these products. The failure of the Company to complete and introduce new products in a timely manner at competitive price/performance levels would materially and adversely affect the Company's business, financial condition and results of operations.

  The Company has relied in the past and continues to rely upon its relationships with manufacturers of high-performance systems for insights into product development strategies for emerging system requirements. The Company believes it will rely on these relationships more in the future as the Company focuses on the development and production of application specific standard products. The Company generally incorporates its new products into a customer's product or system at the design stage. However, these design efforts, which can often require significant expenditures by the Company, may precede the generation of volume sales, if any, by a year or more. Moreover, the value of any design win will depend in large part on the ultimate success of the customer's product and on the extent to which the system's design accommodates components manufactured by the Company's competitors. No assurance can be given that the Company will achieve design wins or that any design win will result in significant future revenues. To the extent the Company cannot develop or maintain such relationships, its ability to develop well-accepted new products may be impaired, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Products" and "Business -- Research and Development."

CUSTOMER CONCENTRATION

  A relatively small number of customers has accounted for a significant portion of the Company's net revenues in each of the past several fiscal years and the Company expects this trend to continue for the foreseeable future. In fiscal 1997, sales to Harris and International Business Machines Corporation ("IBM")
accounted for approximately 17% and 14%, respectively, of the Company's net revenues, and sales to the Company's top five customers accounted for approximately 47% of net revenues. In the fourth quarter of fiscal 1997, sales to Harris under a private label resale program were $3.1 million and accounted for 27.3% of the Company's net revenues during that quarter. In the first quarter of fiscal 1998, the Company's top five customers accounted for 35% of net revenues, although no single customer accounted for greater than 10% of net revenues. The Company does not have long-term purchase agreements with any of its customers. There can be no assurance that the Company's current customers will continue to place orders with the Company, that orders by existing customers will continue at the levels of previous periods or that the Company will be able to obtain orders from new customers. In particular, sales to Harris are not expected to continue at the level achieved in the fourth quarter of fiscal 1997. Loss of one or more of the Company's large customers, or a reduction in the volume of orders placed by any of such customers, could materially and adversely affect the Company's business, financial condition and results of operations. See "-- Limited Operating History; Potential Fluctuations in Operating Results," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Customers" and "Business -- Sales and Marketing."

COMPETITION

  The semiconductor industry is intensely competitive. Significant competitive factors in the market for high- performance ICs include product features and performance, product quality, price, success in developing new products, adequate wafer fabrication capacity and sources of raw materials, efficiency of production, timing of new product introductions, ability to protect intellectual property rights and proprietary information, and general market and economic conditions. The Company's competitors include Cypress Semiconductor Corporation, Integrated Circuit Systems, Inc., Integrated Device Technology, Inc., Maxim Integrated Products, Inc., Quality Semiconductor, Inc. and Texas Instruments, Inc., most of which have substantially greater financial, technical, marketing, distribution and other resources, broader product lines and longer-standing customer relationships than the Company. The Company also competes with other major or emerging companies that sell products to certain segments of the markets addressed by the Company. Competitors with greater financial resources or broader product lines may also have greater ability than the Company to engage in sustained price reductions in the Company's primary markets in order to gain or maintain market share.

  The Company believes that its future success will depend on its ability to continue to improve and develop its products and processes. Unlike the Company, many of the Company's competitors maintain internal manufacturing capacity for the fabrication and assembly of semiconductor products, which may provide such competitors with more reliable manufacturing capability, shorter development and manufacturing cycles and time-to-market advantages. In addition, competitors with their own wafer fabrication facilities that are capable of producing products with the same design geometries as those of the Company may be able to manufacture and sell competitive products at lower prices. Introduction of products by competitors that are manufactured with improved process technology could materially and adversely affect the Company's business and results of operations. As is typical in the semiconductor industry, competitors of the Company have developed and marketed products having functionality similar or identical to the Company's products, and the Company expects this trend to continue in the future. To the extent the Company's products do not achieve performance, price, size or other advantages over products offered by competitors, the Company is likely to experience greater price competition with respect to such products. The Company also faces competition from the makers of microprocessors and other system devices, including application specific integrated circuits ("ASICs"), that have been and may be developed for particular systems. These devices may include interface logic functions, which may eliminate the need or sharply reduce the demand for the Company's products in particular applications. There can be no assurance that the Company will be able to compete successfully in the future or that competitive pressures will not materially and adversely affect the Company's financial condition and results of operations. Competitive pressures could also reduce market acceptance of the Company's products and result in price reductions and increases in expenses that could materially and adversely affect the Company's business, financial condition and results of operations. See "-- Dependence on Independent Wafer Foundries," "-- Dependence on Single or Limited Source Assembly Subcontractors,"
"Business -- Manufacturing" and "Business -- Competition."

VARIATION IN PRODUCTION YIELDS

  The manufacture and assembly of semiconductor products is highly complex and sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used and the performance of manufacturing personnel and production equipment. In a typical semiconductor manufacturing process, silicon wafers produced by the foundry are sorted and cut into individual die that are then assembled into individual packages and tested for performance. The Company's wafer fabrication suppliers have from time to time experienced lower-than-anticipated yields of good die, as is typical in the semiconductor industry. In the event of such decreased yields, the Company would incur additional costs to sort wafers, an increase in average cost per usable die and an increase in the time to market for its products. These conditions could reduce the Company's net revenues and gross margin, and have an adverse effect on the Company's business and results of operations, and relations with affected customers. No assurance can be given that the Company or its suppliers will not experience yield problems in the future which could result in a material adverse effect on the Company's business and results of operations. See "Business -- Manufacturing."

SEMICONDUCTOR INDUSTRY RISKS

  The semiconductor industry has historically been cyclical and periodically subject to significant economic downturns, characterized by diminished product demand, accelerated erosion of selling prices, overcapacity and rapidly changing technology and evolving industry standards. Beginning late in calendar 1995 and continuing into calendar 1997, the Company experienced a significant decrease in the selling prices of many of its products, attributable primarily to a significant downward trend in pricing experienced in the semiconductor industry. Although the semiconductor industry is currently experiencing increased demand, it is uncertain how long these conditions will continue. The Company does not expect that this high level of demand will continue indefinitely. Accordingly, the Company may in the future experience substantial period-to-period fluctuations in business and results of operations due to general semiconductor industry conditions, overall economic conditions or other factors. The Company's business is also subject to the risks associated with the effects of legislation and regulations relating to the import or export of semiconductor products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Manufacturing," "Business -- Sales and Marketing" and
"Business -- Competition."

RELIANCE ON DISTRIBUTORS; PRODUCT RETURNS

  Sales through domestic and international distributors represented 40% and 36% of the Company's net revenues in fiscal 1996 and 1997, respectively. The Company's distributors are not subject to minimum purchase requirements, may reduce or delay orders periodically due to excess inventory and can discontinue selling the Company's products at any time. The Company recognizes revenue and related gross profit from sales of products through distributors when shipped. Domestic distributors are generally permitted a return allowance of 10% of their net purchases every six months. Although the Company believes that, to date, it has provided adequate allowances for exchanges, returns, price protection and other concessions and, to date, amounts incurred have not been material, there can be no assurance that actual amounts incurred will not exceed the Company's allowances, particularly in connection with the introduction of new products, enhancements to existing products or price reductions. The Company's distributors typically offer competing products. The loss of one or more distributors, or the decision by one of the distributors to reduce the number of the Company's products offered by such distributor or to carry the product lines of the Company's competitors, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Sales and Marketing."

MANAGEMENT OF GROWTH

  The Company has recently experienced and may continue to experience growth in the number of its employees and the scope of its operations, resulting in increased responsibilities for management personnel. To manage recent and potential future growth effectively, the Company will need to continue to implement and improve its operational, financial and management information systems and to hire, train, motivate and manage a growing number of employees. The future success of the Company also will depend on its ability to attract and retain qualified technical, marketing and management personnel, particularly highly-skilled design, process and test engineers, for whom competition is intense. In particular, the current availability of qualified engineers is limited, and competition among companies for skilled and experienced engineering personnel is very strong. The Company is currently attempting to hire a number of engineering personnel and has experienced delays in filling such positions. During strong business cycles, the Company expects to experience continued difficulty in filling its needs for qualified engineers and other personnel. The Company intends to implement a new management information system over the next six months. There can be no assurance that the Company will not encounter difficulties as it seeks to integrate this new system into its operations. There can be no assurance that the Company will be able to achieve or manage effectively any such growth, and failure to do so could delay product development cycles or otherwise have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

  The Company's future success will depend to a large extent on the continued contributions of its executive officers and other key management and technical personnel, none of whom has an employment agreement with the Company and each of whom would be difficult to replace. The Company does not maintain any key person life insurance policy on any such persons. The loss of the services of one or more of the Company's executive officers or key personnel or the inability to continue to attract qualified personnel could delay product development cycles or otherwise have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees" and "Management."

PATENTS AND PROPRIETARY RIGHTS

  The Company's success depends in part on its ability to obtain patents and licenses and preserve other intellectual property rights covering its products and development and testing tools. In the United States, the Company holds five patents covering certain aspects of its product designs and has eight additional patent applications pending. Copyrights, mask work protection, trade secrets and confidential technological know-how are also key elements of the Company's business. There can be no assurance that any additional patents will be issued to the Company or that the Company's patents or other intellectual property will provide meaningful protection from competition. The Company may be subject to or may initiate interference proceedings in the U.S. Patent and Trademark Office, which can consume significant financial and management resources. In addition to the foregoing, the laws of certain territories in which the Company's products are or may be developed, manufactured or sold may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. The inability of the Company to protect its intellectual property adequately could have a material adverse effect on its business, financial condition and results of operations.

  The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights, and there can be no assurance that the Company will not be subject to infringement claims by other parties. In May 1995, Quality Semiconductor, Inc. ("QSI"), a competitor of the Company, brought a lawsuit against the Company in the United States District Court for the Northern District of California, San Francisco Division, claiming infringement of one of its patents by certain features in certain of the Company's bus switch products and seeking injunctive relief and unspecified monetary damages. Discovery has commenced but is stayed pending a claim construction hearing. The Company believes that it has meritorious defenses, that the products involved are not material to the Company's business and that the resolution of this matter will not have a material adverse effect on the Company's business, financial position or results of operations. However, any litigation, whether or not determined in favor of the Company, can result in significant expense to the Company and can divert the efforts of the Company's technical and management personnel from productive tasks. In the event of an adverse ruling in any litigation involving intellectual property, the Company might be required to discontinue the use of certain processes, cease the manufacture, use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to the infringed technology, and may suffer significant monetary damages, which could include treble damages. In the event the Company attempts to license any allegedly infringed technology, there can be no assurance that such a license would be available on reasonable terms or at all. In the event of a successful claim against the Company and the Company's failure to develop or license a substitute technology on commercially reasonable terms, the Company's business and results of operations would be materially and adversely affected. There can be no assurance that the claims brought by QSI or any potential infringement claims by other parties (or claims for indemnity from customers resulting from any infringement claims) will not materially and adversely affect the Company's business, financial condition and results of operations.

  The process technology used by the Company's independent foundries, including process technology that the Company has developed with its foundries, can generally be used by such foundries to produce their own products or to manufacture products for other companies, including the Company's competitors. In addition, the Company does not generally have the right to implement the process technology used to manufacture its products with foundries other than the foundry with which it has developed such process technology. See "Business --Intellectual Property."

RISKS OF INTERNATIONAL SALES

  Sales outside of the United States accounted for approximately 35%, 30%, 37% and 42% of the Company's net revenues in fiscal 1995, 1996 and 1997 and the first quarter of fiscal 1998, respectively. The Company expects that export sales will continue to represent a significant portion of net revenues. The Company intends to expand its operations outside of the United States, which will require significant management attention and financial resources and further subject the Company to international operating risks. These risks include unexpected changes in regulatory requirements, delays resulting from difficulty in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, and the burdens of complying with a variety of foreign laws. The Company is also subject to general geopolitical risks in connection with its international operations, such as political and economic instability and changes in diplomatic and trade relationships. In addition, because the Company's international sales are denominated in U.S. dollars, increases in the value of the U.S. dollar could increase the price in local currencies of the Company's products in foreign markets and make the Company's products relatively more expensive than competitors' products that are denominated in local currencies, and there can be no assurance that the Company will not be materially and adversely affected by fluctuating exchange rates. There can be no assurance that regulatory, geopolitical and other factors will not materially and adversely affect the Company's business, financial condition and results of operations in the future or require the Company to modify its current business practices. See "Business -- Customers" and "Business -- Sales and Marketing."

DEPENDENCE ON SINGLE OR LIMITED SOURCE ASSEMBLY SUBCONTRACTORS

  The Company primarily relies on foreign subcontractors for the assembly and packaging of its products and, to a lesser extent, for the testing of its finished products. Some of these subcontractors are the Company's single source supplier for certain new packages. Although the Company believes that it is not materially dependent upon any such subcontractor, changes in the Company's or a subcontractor's business could cause the Company to become materially dependent on a subcontractor. The Company has from time to time experienced difficulties in the timeliness and quality of product deliveries from the Company's subcontractors. Although delays experienced to date have not been material, there can be no assurance that the Company will not experience similar or more severe difficulties in the future. The Company generally purchases these single or limited source components or services pursuant to purchase orders and has no guaranteed arrangements with such subcontractors. There can be no assurance that these subcontractors will continue to be able and willing to meet the Company's requirements for any such components or services. Any significant disruption in supplies from, or degradation in the quality of components or services supplied by, these subcontractors, or any other circumstance that would require the Company to qualify alternative sources of supply could delay shipments and result in the loss of customers, or limitations or reductions in the Company's revenues, or otherwise materially and adversely affect the Company's business, financial condition and results of operations.

  Each of the Company's assembly subcontractors is located outside the United States, which exposes the Company to risks associated with international business operations, including foreign governmental regulations, currency fluctuations, reduced protection for intellectual property, changes in political conditions, disruptions or delays in shipments and changes in economic conditions in the countries where these subcontractors are located, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business --
 Manufacturing."

CONTROL BY PRINCIPAL SHAREHOLDERS

  Upon the consummation of this offering, the current officers, directors and current holders of five percent or more of the Company's Common Stock will own approximately 49.2% of the outstanding Common Stock. Accordingly, these shareholders acting as a group will have control with respect to matters requiring approval by the shareholders of the Company, including the ability to elect a majority of the board of directors. In addition, the Company's Restated Articles of Incorporation allow the Company to issue Preferred Stock with rights senior to those of the Common Stock without any further vote or action by the shareholders, which could make it more difficult for shareholders to effect certain corporate actions. These provisions could also have the effect of delaying or preventing a change in control of the Company. See "Management," "Principal and Selling Shareholders" and "Description of Capital Stock."

BROAD MANAGEMENT DISCRETION IN USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Common Stock offered by the Company hereby at the estimated initial public offering price of $10.00 per share are estimated to be $18.0 million ($ million if the Underwriters' over-allotment option is exercised in full) after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. While the Company currently anticipates that it will use a portion of such proceeds for acquisition of capital equipment, a substantial portion of such proceeds are currently allocated only for general corporate purposes. Consequently, management will have broad discretion over the use of a majority of the proceeds of the offering. See "Use of Proceeds."

NO PRIOR MARKET; STOCK PRICE VOLATILITY; DILUTION

  Prior to this offering, there has been no public market for the Company's Common Stock. Consequently, the initial public offering price will be determined by negotiations among the Company, the Selling Shareholders and the representatives of the Underwriters. There can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering or that the market price of the Common Stock will not decline below the initial public offering price. The trading price of the Company's Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, announcements of technological innovations or new products by the Company or its competitors, general conditions in the semiconductor and electronic systems industries, changes in earnings estimates by analysts, or other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many high technology companies and which have often been unrelated to the operating performance of such companies. Any of the foregoing factors may materially and adversely affect the market price of the Company's Common Stock. In addition, purchasers of the Common Stock will experience immediate and substantial dilution in net tangible book value per share of the Common Stock from the initial public offering price per share. See "Dilution" and "Underwriting."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON MARKET PRICE OF THE COMMON STOCK

  Sales of a substantial number of shares of Common Stock after this offering could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of equity securities. Upon completion of this offering, the Company will have approximately 9,023,790 shares of Common Stock outstanding, based on the number of shares of Common Stock outstanding as of September 30, 1997. Of these shares, the 2,500,000 shares offered hereby will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless they are held by "affiliates" of the Company as that term is used in Rule 144 under the Securities Act.

  The remaining 6,523,790 outstanding shares are "restricted securities" within the meaning of Rule 144. None of these shares will be eligible for sale in the public market at the effective date of the Registration Statement of which this Prospectus is a part (the "Effective Date"). Upon the expiration of agreements not to sell shares entered into with SoundView Financial Group, Inc. and/or the Company, 180 days after the Effective Date, approximately 6,523,790 shares will become eligible for sale subject to the provisions of Rule 144 or Rule 701 and 826,891 additional shares subject to vested options will be eligible for sale subject to compliance with Rule 144 and Rule 701. Any shares subject to lock-up agreements may be released by SoundView Financial Group, Inc. prior to the expiration of the lock-up period at any time without notice. See "Underwriting."

  As soon as practicable after the Effective Date, the Company intends to file one or more registration statements on Form S-8 under the Securities Act up to register approximately 3,267,518 shares of Common Stock reserved for issuance under the Company's 1990 Stock Option Plan, 1995 Stock Option Plan and 1997 Employee Stock Purchase Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act unless subject to lock-up agreements. Such registration statement(s) will become effective immediately upon filing. See "Management -- Stock Plans."

  Prior to this offering, there has been no public market for the Common Stock of the Company, and any sale of substantial amounts in the open market may adversely affect the market price of the Common Stock offered hereby. See "Shares Eligible for Future Sale."

                                  THE COMPANY

  Pericom Semiconductor Corporation was incorporated in California on June 25, 1990. The principal executive offices of the Company are located at 2380 Bering Drive, San Jose, California 95131, and its telephone number at this address is (408) 435-0800.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock being offered by the Company hereby at an assumed initial public offering price of $10.00 per share are estimated to be $18.0 million ($ million if the Underwriters' over-allotment option is exercised in full), after deducting the estimated underwriting discounts and commissions and offering expenses. The principal purposes of this offering are to create a public market for the Company's Common Stock, obtain additional capital and facilitate future access by the Company to public equity markets. The net proceeds to the Company are expected to be used for general corporate purposes, including working capital. The Company expects to use approximately $2.0 million of the net proceeds of the offering in fiscal 1998 to acquire capital equipment for research and development and testing. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders. See "Risk Factors -- Broad Management Discretion in Use of Proceeds" and "Principal and Selling Shareholders."

  The Company may also use a portion of the net proceeds to fund acquisitions of complementary businesses, products or technologies. Although the Company has in the past reviewed potential acquisition opportunities, there are no current agreements or negotiations with respect to any such transactions.

  Pending the foregoing uses, the net proceeds of this offering will be invested in short-term, investment-grade or U.S. government securities.

                                DIVIDEND POLICY

  The Company has never declared or paid dividends on its capital stock. The Company currently does not intend to pay dividends in the foreseeable future so that it may reinvest its earnings in the development of its business.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company (i) as of September 30, 1997, (ii) on a pro forma basis to give effect to the conversion into Common Stock of all outstanding shares of Preferred Stock upon the closing of the offering, and (iii) as further adjusted to give effect to the sale by the Company of the 2,000,000 shares of Common Stock being offered by the Company hereby at an assumed initial public offering price of $10.00 per share and the receipt of the estimated net proceeds therefrom. This table should be read in conjunction with the Financial Statements, including the Notes thereto, and "Selected Financial Data" included elsewhere herein.

                                                       AS OF SEPTEMBER 30, 1997
                                                       ------------------------
                                                                 PRO      AS
                                                       ACTUAL   FORMA  ADJUSTED
                                                       ------- ------- --------
                                                        (IN THOUSANDS, EXCEPT
                                                             SHARE DATA)
Shareholders' equity:
 Preferred Stock, no par value; 14,225,000 shares au-
  thorized, actual; 5,000,000 shares authorized, pro
  forma and as adjusted:
 Series A Preferred Stock, 5,200,000 shares
  designated, issued and outstanding, actual; none
  designated, issued and outstanding, pro forma and as
  adjusted............................................ $ 2,588 $    -- $    --
 Series B Preferred Stock, 2,150,000 shares
  designated, issued and outstanding, actual; none
  designated, issued and outstanding, pro forma and as
  adjusted............................................   2,137      --      --
 Series C Preferred Stock, 1,875,000 shares
  designated, issued and outstanding, actual; none
  designated, issued and outstanding, pro forma and as
  adjusted............................................   2,992      --      --
 Common Stock, no par value; 30,000,000 shares
  authorized; 2,411,290 shares outstanding, actual;
  7,023,790 shares outstanding, pro forma; 9,023,790
  shares outstanding, as adjusted(1)..................     259   7,976  25,976
 Retained earnings....................................   9,900   9,900   9,900
                                                       ------- ------- -------
    Total shareholders' equity........................  17,876  17,876  35,876
                                                       ------- ------- -------
      Total capitalization............................ $17,876 $17,876 $35,876
                                                       ======= ======= =======

--------

(1) Excludes 1,486,057 shares subject to outstanding options and 1,483,961 shares available for future issuance under the Company's 1990 Stock Option Plan and 1995 Stock Option Plan and 300,000 shares available for future issuance under the Company's 1997 Employee Stock Purchase Plan. See "Management -- Stock Plans" and Note 6 of Notes to Financial Statements.

                                   DILUTION

  The pro forma net tangible book value of the Company as of September 30, 1997 was approximately $17,876,000, or $2.55 per share. Pro forma net tangible book value per share represents the amount of the Company's shareholders' equity divided by 7,023,790 shares of Common Stock outstanding at September 30, 1997, assuming the conversion of all outstanding shares of Preferred Stock into Common Stock. Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in this offering and the pro forma net tangible book value per share of Common Stock immediately after completion of the offering. After giving effect to the sale by the Company of 2,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $10.00 per share, and the receipt of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of September 30, 1997 would have been approximately $35,876,000, or $3.98 per share. This represents an immediate increase in pro forma net tangible book value of $1.43 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $6.02 per share to the purchasers of Common Stock in the offering, as illustrated in the following table:

Assumed initial public offering price per share...................       $10.00
  Pro forma net tangible book value per share as of September 30,
   1997........................................................... $2.55
  Increase in pro forma net tangible book value attributable to new investors ................................................. 1.43
                                                                   -----
Pro forma net tangible book value per share after offering........         3.98
                                                                         ------
Dilution per share to new investors...............................       $ 6.02
                                                                         ======

  The following table sets forth, on a pro forma basis as of September 30, 1997, the difference between the existing shareholders and the purchasers of shares in the offering (at an assumed initial public offering price of $10.00 per share) with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid:

                             SHARES PURCHASED  TOTAL CONSIDERATION
                             ----------------- ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                             --------- ------- ----------- ------- -------------
Existing shareholders(1).... 7,023,790   77.8% $ 7,976,000   28.5%    $ 1.14
New investors............... 2,000,000   22.2%  20,000,000   71.5%     10.00
                             ---------  -----  -----------  -----
  Total..................... 9,023,790  100.0% $27,976,000  100.0%
                             =========  =====  ===========  =====

--------

(1) Sales by the Selling Shareholders in this offering will reduce the number of shares held by existing shareholders as of September 30, 1997 to
    6,523,790, or 72.3% (    % if the over-allotment option is exercised in
    full), and will increase the number of shares held by new investors to
    2,500,000, or 27.7% (         , or     % if the over-allotment option is
    exercised in full), of the total number of shares of Common Stock outstanding after this offering. See "Principal and Selling Shareholders."

  At September 30, 1997, there were outstanding stock options to purchase an aggregate of 1,486,057 shares of Common Stock at a weighted average exercise price of $2.56 per share. If all of these options had been exercised, the Company's pro forma net tangible book value as of September 30, 1997 would have been approximately $21,680,000, or $2.55 per share. After giving effect to the sale by the Company of 2,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $10.00 per share, and the receipt of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of September 30, 1997 would have been approximately $39,680,000, or $3.78 per share. This would represent an immediate increase in pro forma net tangible book value of $1.23 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $6.22 per share to the purchasers of Common Stock in the offering.

                            SELECTED FINANCIAL DATA

  The following selected financial data of the Company is qualified by reference to and should be read in conjunction with the Financial Statements, including the Notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein. The Statement of Income Data for each of the years in the three-year period ended June 30, 1997 and the Balance Sheet Data as of June 30, 1996 and 1997 are derived from, and are qualified by reference to, the Financial Statements included elsewhere in this Prospectus, which have been audited by Deloitte & Touche LLP, independent accountants, whose report with respect thereto appears elsewhere in this Prospectus. The Statement of Income Data for the years ended June 30, 1993 and 1994 and the Balance Sheet Data as of June 30, 1993, 1994 and 1995 are derived from audited financial statements not included herein. The Statement of Income Data for the three-month periods ended September 30, 1996 and 1997 and the Balance Sheet Data as of September 30, 1997 are derived from unaudited interim financial statements contained elsewhere herein. The unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the data. Results of operations for interim periods are not necessarily indicative of results to be expected for the full fiscal year.

                                                                     THREE MONTHS
                                                                        ENDED
                                FISCAL YEAR ENDED JUNE 30,          SEPTEMBER 30,
                          ----------------------------------------- --------------
                           1993    1994     1995    1996     1997    1996   1997
                           ----    ----     ----    ----     ----    ----   ----
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME
 DATA:
Net revenues............  $6,284  $18,886  $22,732 $41,174  $33,166 $6,601 $11,398
Cost of revenues........   3,301   11,008   12,873  22,797   20,986  3,996   6,839
                          ------  -------  ------- -------  ------- ------ -------
  Gross profit..........   2,983    7,878    9,859  18,377   12,180  2,605   4,559
Operating expenses:
  Research and
   development..........   1,167    2,303    2,942   4,414    4,187    986   1,169
  Selling, general and
   administrative.......   1,449    3,143    4,038   6,471    5,989  1,448   1,956
                          ------  -------  ------- -------  ------- ------ -------
    Total operating
     expenses...........   2,616    5,446    6,980  10,885   10,176  2,434   3,125
                          ------  -------  ------- -------  ------- ------ -------
Income from operations..     367    2,432    2,879   7,492    2,004    171   1,434
Other income (expense),
 net....................     (33)     106      144     (50)     351    105      93
                          ------  -------  ------- -------  ------- ------ -------
Income before income
 taxes..................     334    2,538    3,023   7,442    2,355    276   1,527
Provision (credit) for
 income taxes...........       1       (6)     982   2,732      777     91     504
                          ------  -------  ------- -------  ------- ------ -------
Net income..............  $  333  $ 2,544  $ 2,041 $ 4,710  $ 1,578 $  185 $ 1,023
                          ======  =======  ======= =======  ======= ====== =======
Net income per common
 and equivalent share...  $ 0.05  $  0.33  $  0.26 $  0.57  $  0.20 $ 0.02 $  0.12
                          ======  =======  ======= =======  ======= ====== =======
Shares used in computing
 per share data(1)......   6,638    7,696    7,975   8,269    8,092  8,224   8,210
                          ======  =======  ======= =======  ======= ====== =======

                                        AS OF JUNE 30,                 AS OF
                            -------------------------------------- SEPTEMBER 30,
                             1993   1994    1995    1996    1997       1997
                             ----   ----    ----    ----    ----   -------------
                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital............ $2,115 $ 6,625 $ 7,999 $12,145 $12,984    $13,535
Total assets...............  4,458  10,054  14,483  19,820  23,581     24,086
Long-term obligations......    123      --      --      --      --         --
Shareholders' equity.......  2,742   8,294  10,352  15,095  16,795     17,876

-------
(1) See Note 1 of Notes to Financial Statements for an explanation of the method used to determine the number of shares used in computing net income per common and equivalent share.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

  The Company, founded in June 1990, designs, develops and markets high-performance interface ICs for the transfer, routing and timing of signals within electronic systems. The Company's first volume sales occurred in fiscal 1993 and consisted exclusively of 5-volt 8-bit interface logic circuits. The Company expanded its product offering by introducing 3.3-volt 16-bit logic circuits and 8-bit digital switches in fiscal 1994; clock generators, 3.3-volt clock synthesizers and buffers, and high-speed interface products for the networking industry in fiscal 1995; 32-bit logic, 16-bit digital switches and Pentium, 56K modem and laser printer clock synthesizers in fiscal 1996; and an analog switch family, mixed-voltage logic, a family of clock generators and a FastEthernet transceiver in fiscal 1997.

  The Company completed its first profitable fiscal year on June 30, 1993 and has been profitable in each of its last nineteen quarters. Beginning late in calendar 1995 and continuing into calendar 1997, the Company experienced a significant decrease in the selling prices of many of its products, which had a material adverse effect on the Company's net revenues and overall gross margins. This decrease in selling prices was attributable primarily to a significant downward trend in pricing experienced in the semiconductor industry and by the Company and was not fully offset by cost reductions. The decrease in net revenues and gross margins was also attributable to reduced sales to two customers, Apple Computer, Inc. ("Apple") and American Computer & Digital Components, Inc. ("ACDC"), which had previously accounted for substantial sales of certain of the Company's higher margin products. In addition, in the fourth quarter of fiscal 1997, the Company made significant shipments to Harris under a private label resale program, which had lower gross margins. Sales to Harris are not expected to continue at the level achieved in that quarter. The Company's operating results are influenced by a wide variety of factors that could materially and adversely affect net revenues and results of operations. See "Risk Factors --Limited Operating History; Potential Fluctuations in Operating Results."

  As is typical in the semiconductor industry, the Company expects selling prices for its products to decline over the life of each product. The Company's ability to increase net revenues is highly dependent upon its ability to increase unit sales volumes of existing products and to introduce and sell new products in quantities sufficient to compensate for the anticipated declines in selling prices of existing products. The Company seeks to increase unit sales volume through increased wafer fabrication capacity allocations from its existing foundries, qualification of new foundries, increase the number of die per wafer through die size reductions and improve yields of good die through the implementation of advanced process technologies, but there can be no assurance that the Company will be successful in these efforts. In fiscal 1996 and 1997, approximately 90% of the wafers for the Company's semiconductor products were manufactured by Chartered. The Company qualified AMS as a wafer supplier in fiscal 1991, NJRC in fiscal 1995 and TSMC in fiscal 1997, and the Company is currently qualifying LG as an additional foundry supplier. The Company believes that it will receive an increasing portion of its wafer requirements from TSMC and LG in the future. See "Risk Factors -- Dependence on Independent Wafer Foundries."

  Declining selling prices will adversely affect gross margins unless the Company is able to offset such declines with the sale of new higher margin products or achieve commensurate reductions in unit costs. The Company seeks to improve its overall gross margin through the development and introduction of selected new products that the Company believes will ultimately achieve higher gross margins. A higher gross margin for a new product is typically not achieved until some period after the initial introduction of the product -- \after start-up expenses for that product have been incurred and once volume production of the product begins. In general, costs are higher at the introduction of a new product due to the use of a more generalized design schematic, lower economies of scale in the assembly phase and lower die yield. The Company's ability to decrease unit cost depends on its ability to shrink the die sizes of its products, improve yields, obtain favorable subcontractor pricing, and make in-house test and assembly operations more productive and efficient. There can be no assurance that these efforts, even if successful, will be sufficient to offset declining selling prices.

  Revenue from product sales is recognized upon shipment. Estimated costs for exchanges, returns, price protection and other concessions are accrued in the period that sales are recognized. Although the Company believes that, to date, it has provided adequate allowances for exchanges, returns, price protection and other concessions, and, to date, amounts incurred have not been material, there can be no assurance that actual amounts incurred will not exceed the Company's allowances, particularly in connection with the introduction of new products, enhancements to existing products or price reductions. See "Risk Factors -- Reliance on Distributors; Product Returns."

RESULTS OF OPERATIONS

  The following table sets forth certain statement of income data as a percentage of net revenues for the periods indicated.

                                                                 THREE MONTHS
                                            FISCAL YEAR ENDED        ENDED
                                                JUNE 30,         SEPTEMBER 30,
                                            -------------------  --------------
                                            1995   1996   1997    1996    1997
                                            -----  -----  -----  ------  ------
Net revenues............................... 100.0% 100.0% 100.0%  100.0%  100.0%
Cost of revenues...........................  56.6   55.4   63.3    60.5    60.0
                                            -----  -----  -----  ------  ------
 Gross margin..............................  43.4   44.6   36.7    39.5    40.0
Operating expenses:
 Research and development..................  12.9   10.7   12.6    15.0    10.3
 Selling, general and administrative.......  17.8   15.7   18.1    21.9    17.1
                                            -----  -----  -----  ------  ------
  Total operating expenses.................  30.7   26.4   30.7    36.9    27.4
                                            -----  -----  -----  ------  ------
Income from operations.....................  12.7   18.2    6.0     2.6    12.6
Other income (expense), net................   0.6   (0.1)   1.1     1.6     0.8
                                            -----  -----  -----  ------  ------
Income before income taxes.................  13.3   18.1    7.1     4.2    13.4
Provision for income taxes.................   4.3    6.6    2.3     1.4     4.4
                                            -----  -----  -----  ------  ------
Net income.................................   9.0%  11.5%   4.8%    2.8%    9.0%
                                            =====  =====  =====  ======  ======

FIRST QUARTER OF FISCAL 1997 COMPARED TO FIRST QUARTER OF FISCAL 1998

  NET REVENUES. Net revenues consist primarily of product sales, which are recognized at time of shipment, less an estimate for returns and other allowances as discussed above. Net revenues increased 73% from $6.6 million in the first quarter of fiscal 1997 to $11.4 million in the first quarter of fiscal 1998. This increase resulted from continued market acceptance of the Company's existing products and sales of new products in the Company's SiliconInterface and SiliconSwitch product lines, offset in part by a 22% decline in selling prices.

  GROSS PROFIT. Gross profit increased 75% from $2.6 million in the first quarter of fiscal 1997 to $4.6 million in the first quarter of fiscal 1998. Gross margin increased from 39.5% in the first quarter of fiscal 1997 to 40.0% in the first quarter of fiscal 1998. These increases were primarily due to cost reductions which were achieved primarily through lower per unit assembly and test costs attributable to volume production economies and increased die per wafer resulting from reduced design geometries. These cost reductions exceeded the decline in selling prices of the Company's products.

  RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of personnel costs associated with developing new products, enhancing existing products, testing products and developing product documentation as well as other costs directly related to product development. Such expenses increased 19% from $1.0 million in the first quarter of fiscal 1997 to $1.2 million in the first quarter of fiscal 1998 but decreased as a percentage of net revenues from 15.0% in the first quarter of fiscal 1997 to 10.3% in the first quarter of fiscal 1998. The increase in expenses was primarily due to increased payroll-related expenses, increased mask expenses and increased consulting expenses offset by reductions in legal and software maintenance expenses. Research and development expenses decreased as a percentage of net revenues due primarily to the increase in net revenues in the first quarter of fiscal 1998 compared to the first quarter of fiscal 1997.

  SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses consist primarily of personnel and related overhead costs for sales, marketing, finance, human resources and general management. Such costs also include advertising, sales materials, sales commissions and other marketing and promotional expenses. Selling, general and administrative expenses increased 35% from $1.4 million in the first quarter of fiscal 1997 to $2.0 million in the first quarter of fiscal 1998 but decreased as a percentage of net revenues from 21.9% in the first quarter of fiscal 1997 to 17.1% in the first quarter of fiscal 1998. The increase in expenses was primarily due to increased commission expenses resulting from higher sales as well as expenses associated with increased staffing levels, particularly in sales and marketing, and increased advertising expenses. Selling, general and administrative expenses decreased as a percentage of net revenues due primarily to the increase in net revenues in the first quarter of fiscal 1998 compared to the first quarter of fiscal 1997.

  PROVISION FOR INCOME TAXES. The provision for income taxes increased from $91,000 in the first quarter of fiscal 1997 to $504,000 in the first quarter of fiscal 1998 due to increased profitability. The Company's effective tax rate in each of these quarters was approximately 33%.

COMPARISON OF FISCAL 1995, 1996 AND 1997

  NET REVENUES. Net revenues increased 81% from $22.7 million in fiscal 1995 to $41.2 million in fiscal 1996. The increase in net revenues in fiscal 1996 was primarily attributable to the Company's 16-bit logic family introduced in fiscal 1995, which accounted for 42% of net revenues in fiscal 1996 up from 19% of net revenues in fiscal 1995. Net revenues decreased 19% from $41.2 million in fiscal 1996 to $33.2 million in fiscal 1997. This decrease was primarily attributable to the significant downward trend in pricing experienced by the semiconductor industry and the Company in late fiscal 1996 through fiscal 1997. A 30% increase in the number of units shipped in fiscal 1997 compared to fiscal 1996 was not sufficient to offset a 36% decline in selling prices experienced by the Company in fiscal 1997. In addition, sales to two of the Company's principal customers decreased significantly in fiscal 1997. Apple, which accounted for 20% of the Company's net revenues in fiscal 1996, curtailed a number of programs and, as a result, significantly reduced its purchases of the Company's products. ACDC, a chip module supplier which accounted for 8% of the Company's net revenues in fiscal 1996, experienced a downturn in its business and reduced its purchases of integrated circuits from a number of suppliers, including the Company. ACDC has not purchased any products from the Company since the fourth quarter of fiscal 1996. In the fourth quarter of fiscal 1997, sales to Harris totaled $3.1 million, compared to an average of $0.8 million in each of the three previous fiscal quarters. Sales to Harris in future periods are not expected to continue at the level achieved in the fourth quarter of fiscal 1997.

  GROSS PROFIT. Gross profit increased 86% from $9.9 million in fiscal 1995 to $18.4 million in fiscal 1996. Gross profit as a percentage of net revenues, or gross margin, increased from 43.4% in fiscal 1995 to 44.6% in fiscal 1996. These increases were primarily due to changes in product mix, as well as cost reductions, which were achieved primarily through lower per unit assembly and test costs attributable to volume production economies and increased die per wafer resulting from reduced design geometries. Gross profit decreased 34% from $18.4 million in fiscal 1996 to $12.2 million in fiscal 1997. Gross margin decreased from 44.6% in fiscal 1996 to 36.7% in fiscal 1997. These decreases were primarily the result of the significant downward trend in pricing experienced by the semiconductor industry and the Company in late fiscal 1996 through fiscal 1997 that was not fully offset by cost reductions, as well as the significant decrease in high-margin sales to Apple and ACDC and significant shipments in fiscal 1997 of the Company's products to Harris under a private label resale program which had lower margins.

  RESEARCH AND DEVELOPMENT. Research and development expenses increased 50% from $2.9 million in fiscal 1995 to $4.4 million in fiscal 1996, but decreased as a percentage of net revenues from 12.9% in fiscal 1995 to 10.7% in fiscal 1996. The increase in expense was primarily due to an expansion of the Company's engineering staff, additional depreciation expense for new design hardware and software, increased mask expenses and additional legal expenses associated with patent and other intellectual property rights. Research and development expenses decreased 5% from $4.4 million in fiscal 1996 to $4.2 million in fiscal 1997 but increased as a percentage of net revenues from 10.7% in fiscal 1996 to 12.6% in fiscal 1997. The decrease in research and development expense was due primarily to reduced legal expenses associated with patent and other intellectual property rights and reduced mask expenses. Research and development expenses increased as a percentage of net revenues from fiscal 1996 to fiscal 1997 due to the decrease in net revenues in that period, as well as the Company's commitment to continued product development efforts.

  SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 60% from $4.0 million in fiscal 1995 to $6.5 million in fiscal 1996, but decreased as a percentage of net revenues from 17.8% in fiscal 1995 to 15.7% in fiscal 1996. The increase in expenses was primarily due to increased staffing levels, particularly in sales and marketing, as well as increased commission expense due to higher sales levels. Selling, general and administrative expenses decreased 7% from $6.5 million in fiscal 1996 to $6.0 million in fiscal 1997, but increased as a percentage of net revenues from 15.7% in fiscal 1996 to 18.1% in fiscal 1997 due to the lower net revenues recorded in fiscal 1997. The decrease in expenses was primarily due to reduced commissions resulting from lower net revenues in fiscal 1997 compared to fiscal 1996.

  OTHER INCOME (EXPENSE), NET. Other income (expense), net includes interest income and expense and the Company's allocated portion of net losses of Pericom Technology, Inc., a British Virgin Islands corporation based in Shanghai, People's Republic of China ("PTI"). PTI was formed by Pericom and certain Pericom shareholders in 1994 to develop and market semiconductors in China and certain other Asian countries. See Note 4 of Notes to Financial Statements. Other income (expense), net decreased from income of $144,000 in fiscal 1995 to an expense of $50,000 in fiscal 1996 due to the one-time write-off in fiscal 1996 of $382,000 in costs associated with the Company's proposed initial public offering, which was not consummated, partially offset by a $199,000 increase in interest income from the investment of the Company's cash. Other income (expense), net increased from an expense of $50,000 in fiscal 1996 to income of $351,000 in fiscal 1997 due to interest earned on cash balances in fiscal 1997 and the fact that fiscal 1996 included costs associated with the initial public offering that was not consummated.

  PROVISION FOR INCOME TAXES. The provision for income taxes was $982,000, $2,732,000 and $777,000 in fiscal 1995, 1996 and 1997, respectively. In each of these fiscal years, the provision for income taxes differed from the federal statutory rate primarily due to state income taxes and the utilization of research and development tax credits.

QUARTERLY RESULTS OF OPERATIONS

  The following tables present certain unaudited quarterly results in dollars and as a percentage of net revenues for fiscal 1996, fiscal 1997 and the first quarter of fiscal 1998. The Company believes that all necessary adjustments, consisting only of normal recurring accruals, have been included in the amounts stated below to present fairly the selected quarterly information when read in conjunction with the Financial Statements, including the Notes thereto, included elsewhere herein. The results of operations for any quarter are not necessarily indicative of results that may be expected for any subsequent periods.

                                                                                                         FISCAL
                                                                                                          1998
                                FISCAL 1996 QUARTER ENDED              FISCAL 1997 QUARTER ENDED         QUARTER
                           -------------------------------------- ------------------------------------    ENDED
                           SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30,  SEPT. 30,
                             1995      1995      1996      1996     1996      1996     1997     1997      1997
STATEMENT OF INCOME DATA:  --------- --------  --------  -------- --------- -------- -------- --------  ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues.............   $9,776   $11,553   $11,359    $8,486   $6,601    $7,300   $8,008  $11,257    $11,398
Cost of revenues.........    5,377     6,147     6,197     5,076    3,996     4,676    5,017    7,297      6,839
                            ------   -------   -------    ------   ------    ------   ------  -------    -------
 Gross profit............    4,399     5,406     5,162     3,410    2,605     2,624    2,991    3,960      4,559
Operating expenses:
 Research and
  development............      974     1,175     1,159     1,106      986       989    1,078    1,134      1,169
 Selling, general and
  administrative.........    1,563     1,684     1,737     1,487    1,448     1,407    1,497    1,637      1,956
                            ------   -------   -------    ------   ------    ------   ------  -------    -------
  Total operating
   expenses..............    2,537     2,859     2,896     2,593    2,434     2,396    2,575    2,771      3,125
                            ------   -------   -------    ------   ------    ------   ------  -------    -------
Income from operations...    1,862     2,547     2,266       817      171       228      416    1,189      1,434
Other income (expense),
 net.....................       58       110      (296)       78      105        75       90       81         93
                            ------   -------   -------    ------   ------    ------   ------  -------    -------
Income before income
 taxes...................    1,920     2,657     1,970       895      276       303      506    1,270      1,527
Provision for income
 taxes...................      720       996       739       277       91       100      167      419        504
                            ------   -------   -------    ------   ------    ------   ------  -------    -------
Net income...............   $1,200   $ 1,661   $ 1,231    $  618   $  185    $  203   $  339  $   851    $ 1,023
                            ======   =======   =======    ======   ======    ======   ======  =======    =======
Net income per common and
 equivalent share........   $ 0.15   $  0.20   $  0.15    $ 0.07   $ 0.02    $ 0.03   $ 0.04  $  0.11    $  0.12
                            ======   =======   =======    ======   ======    ======   ======  =======    =======
Shares used in computing
 per share data..........    8,097     8,364     8,328     8,287    8,224     8,112    8,044    7,987      8,210
                            ======   =======   =======    ======   ======    ======   ======  =======    =======
                                                                                                         FISCAL
                                                                                                          1998
                                FISCAL 1996 QUARTER ENDED              FISCAL 1997 QUARTER ENDED         QUARTER
                           -------------------------------------- ------------------------------------    ENDED
                           SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30,  SEPT. 30,
AS A PERCENTAGE              1995      1995      1996      1996     1996      1996     1997     1997      1997
 OF NET REVENUES:          --------- --------  --------  -------- --------- -------- -------- --------  ---------
Net revenues.............    100.0%    100.0%    100.0%    100.0%   100.0%    100.0%   100.0%   100.0%     100.0%
Cost of revenues.........     55.0      53.2      54.6      59.8     60.5      64.1     62.6     64.8       60.0
                            ------   -------   -------    ------   ------    ------   ------  -------    -------
 Gross margin............     45.0      46.8      45.4      40.2     39.5      35.9     37.4     35.2       40.0
Operating expenses:
 Research and
  development............     10.0      10.2      10.2      13.0     15.0      13.5     13.5     10.1       10.3
 Selling, general and
  administrative.........     16.0      14.6      15.3      17.5     21.9      19.3     18.7     14.5       17.1
                            ------   -------   -------    ------   ------    ------   ------  -------    -------
  Total operating
   expenses..............     26.0      24.8      25.5      30.5     36.9      32.8     32.2     24.6       27.4
                            ------   -------   -------    ------   ------    ------   ------  -------    -------
Income from operations...     19.0      22.0      19.9       9.7      2.6       3.1      5.2     10.6       12.6
Other income (expense),
 net.....................      0.6       1.0      (2.6)      0.9      1.6       1.0      1.1      0.7        0.8
                            ------   -------   -------    ------   ------    ------   ------  -------    -------
Income before income
 taxes...................     19.6      23.0      17.3      10.6      4.2       4.1      6.3     11.3       13.4
Provision for income
 taxes...................      7.4       8.6       6.5       3.3      1.4       1.3      2.1      3.7        4.4
                            ------   -------   -------    ------   ------    ------   ------  -------    -------
Net income...............     12.2%     14.4%     10.8%      7.3%     2.8%      2.8%     4.2%     7.6%       9.0%
                            ======   =======   =======    ======   ======    ======   ======  =======    =======

  The Company has a limited history of operations, having shipped its first products in volume in fiscal 1993. There can be no assurance that any past levels of revenue growth or profitability can be sustained on a quarterly or annual basis. The Company's expense levels are based in part on anticipated future revenue levels, which can be difficult to predict. The Company's business is characterized by short-term orders and shipment schedules. The Company does not have long-term purchase agreements with any of its customers, and customers can typically cancel or reschedule their orders without significant penalty. The Company typically plans its production and inventory levels based on a combination of external and internal forecasts of customer demand. If net revenues fall significantly below anticipated levels, the Company's business and results of operations would be materially and adversely affected.

  The Company's future operating results may fluctuate as a result of a number of additional factors, including a decline in the gross margins of its products, the growth or reduction in the size of the market for interface circuits, delay or decline in orders received from distributors, the availability of manufacturing capacity with the Company's wafer suppliers, changes in product mix, customer acceptance of the Company's new products, the ability of customers to make payments to the Company, the timing of new product introductions and announcements by the Company and its competitors, increased research and development expenses associated with new product introductions or process changes, expenses incurred in obtaining and enforcing, and in defending claims with respect to, intellectual property rights, changes in manufacturing costs and fluctuations in manufacturing yields, and other factors such as general conditions in the semiconductor industry. See "Risk Factors -- Limited Operating History; Potential Fluctuations in Operating Results and "Risk Factors -- Semiconductor Industry Risks."

  NET REVENUES. The Company's net revenues have fluctuated over the last nine quarters from a low of $6.6 million in the first quarter of fiscal 1997 to a high of $11.6 million in the second quarter of fiscal 1996. Beginning with the third quarter of fiscal 1996, the Company's net revenues declined for three consecutive quarters. This decrease was primarily attributable to the significant downward trend in pricing experienced by the semiconductor industry and the Company in late fiscal 1996 through fiscal 1997. Reduced sales to Apple and ACDC beginning in the fourth quarter of fiscal 1996, combined with this general downturn in the semiconductor industry, caused the Company's net revenues to decrease significantly beginning in the fourth quarter of fiscal 1996. Unit shipments declined 7% from the second quarter of fiscal 1996 to the first quarter of fiscal 1997 but increased on a quarterly basis through the remainder of fiscal 1997. Unit shipments increased 119% from the first quarter of fiscal 1997 to the first quarter of fiscal 1998, and net revenues grew on a quarterly basis in that period as well. Increased net revenues have resulted from continued market acceptance of the Company's existing products, and additions to the Company's SiliconInterface and SiliconSwitch product lines. In the fourth quarter of fiscal 1997, sales to Harris totaled $3.1 million. Sales to Harris are not expected to continue at this level in future periods and were $0.5 million in the first quarter of fiscal 1998.

  GROSS PROFIT. Gross profit and gross margin fluctuated significantly from quarter to quarter over the last nine quarters. Gross margin ranged from a low of 35.2% in the fourth quarter of fiscal 1997 to a high of 46.8% in the second quarter of fiscal 1996. Gross margin was adversely affected by the significant downward trend in pricing experienced by the semiconductor industry and the Company in late fiscal 1996 and through fiscal 1997, as well as the significant decrease in high-margin sales to Apple and ACDC. Cost reductions achieved by lower per unit assembly and test costs attributable to volume production economies and increased die per wafer resulting from reduced design geometries were not sufficient to offset the decline in selling prices experienced by the Company during most of this time period. After rising in the third quarter of fiscal 1997 due primarily to cost reductions, gross margin declined in the fourth quarter of fiscal 1997 as the Company made significant shipments of its products to Harris under a private label resale program which has lower gross margins. Gross margin increased to 40.0% in the first quarter of fiscal 1998 primarily due to a change in customer mix, as shipments to Harris declined from $3.1 million in the fourth quarter of fiscal 1997 to $0.5 million in the first quarter of fiscal 1998.

  OPERATING EXPENSES. Research and development expenses have consistently ranged from approximately $1.0 million to $1.2 million on a quarterly basis over the last nine quarters. Research and development expenses are expected to grow in the future in absolute amounts as the Company intends to increase its commitment of resources to develop new products. Selling, general and administrative expenses fluctuated on a quarterly basis over the last nine quarters, primarily due to varying levels of sales commissions based on net revenues during these periods.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has used proceeds from the private sale of equity securities, bank borrowings and internal cash flow to support its operations, acquire capital equipment and finance inventory and accounts receivable growth. The Company has raised a total of $8.0 million from the private sale of equity securities. Operating activities provided approximately $1.6 million in cash in fiscal 1995, $4.9 million in fiscal 1996, $2.9 million in fiscal 1997 and $0.8 million in the first quarter of fiscal 1998.

  The Company made capital expenditures of approximately $1.3 million, $1.4 million and $2.0 million in fiscal 1995, 1996, and 1997, respectively, and $0.7 million in the first quarter of fiscal 1998, primarily for the purchase of test equipment and design and engineering systems. The Company expects to spend approximately $2.0 million of the net proceeds of the offering to acquire capital equipment for research and development and testing in fiscal 1998. See "Use of Proceeds."

  As of September 30, 1997, the Company's principal source of liquidity included cash and cash equivalents of approximately $9.5 million. The Company believes that cash generated from operations and the net proceeds of the offering will be sufficient to fund necessary purchases of capital equipment and to provide working capital at least through the next 12 months. However, there can be no assurance that future events will not require the Company to seek additional capital sooner or, if so required, that adequate capital will be available at all or on terms acceptable to the Company.

                                   BUSINESS

  Pericom Semiconductor Corporation (the "Company" or "Pericom") designs, develops and markets high-performance interface integrated circuits ("ICs") used in many of today's advanced electronic systems. Interface ICs, such as interface logic, switches and clock management products, transfer, route and time electrical signals among a system's microprocessor, memory and various peripherals and between interconnected systems. High-performance interface ICs, which enable high signal quality, are essential for the full utilization of the available speed and bandwidth of advanced microprocessors, memory ICs, LANs and WANs. Pericom focuses on high-growth and high-performance segments of the notebook computing, networking and multimedia markets, in which advanced system designs require interface ICs with high-speed performance, reduced power consumption, low-voltage operation, small size and higher levels of integration.

  Pericom has combined its extensive design technology and applications knowledge with its responsiveness to the specific needs of electronic systems developers to become a leading supplier of interface ICs. The Company has evolved from one product line in fiscal 1992 to four currently --
 SiliconInterface, SiliconSwitch, SiliconClock and SiliconConnect -- with a goal of providing an increasing breadth of interface IC solutions to its customers. Pericom currently offers approximately 300 standard products, of which 81 were introduced during the twelve months ended September 30, 1997, and is planning to introduce 34 new products during the fourth quarter of calendar 1997. The Company's customers and OEM end users include 3Com Corporation, Apple Computer, Inc., Ascend Communications, Inc., Avid Technology, Inc., Cabletron Systems, Inc., Canon, Inc., Cisco Systems, Inc., Compaq Computer Corporation, Digital Equipment Corporation, Hewlett-Packard Company, Hitachi Ltd., International Business Machines Corporation, Intel Corporation, Inventec, Inc., Smart Modular Technologies Inc., Solectron Technology Corporation and Toshiba Corporation.

INDUSTRY BACKGROUND

 OVERVIEW

  The presence of electronic systems and subsystems permeates our everyday life, as evidenced by the growth of the personal computer, mobile communications, networking and consumer electronics markets. The growth of these markets has been driven by systems characterized by ever-improving performance, flexibility, reliability and multifunctionality, as well as decreasing size, weight and power consumption. Advances in ICs through improvements in semiconductor technology have contributed significantly to the increased performance of, and demand for, electronic systems and to the increasing presence of ICs as a proportion of overall system cost. This technological progress has occurred at an accelerating pace, while the cost of electronic systems has remained steady or declined.

 ROLE OF THE INTEGRATED CIRCUIT IN ELECTRONIC SYSTEMS

  Performance of electronic systems has benefited significantly from advances in IC technology, which has fostered innovations in applications such as notebook computers, networking and multimedia and associated software. Innovations in these applications have in turn created new opportunities and challenges that foster further innovations by IC designers. In this way, IC and application developers have participated in a cyclical process that has led to shorter product lives, increasing the pressure on system manufacturers to introduce products with enhanced capabilities and performance while keeping prices within reach of their target markets. This process in turn is driving the demand for timely, cost-effective IC solutions.

  An electronic system generates and manipulates electrical signals using three types of ICs: (1) system logic ICs, such as microprocessors and controllers, which perform arithmetic and logic functions and control specific system operations; (2) memory ICs, such as DRAMs and EPROMs, which store data and instructions for future retrieval; and (3) "interface" ICs, such as interface logic, switches and clock management products, which control the transfer, routing and timing of data. Data is retrieved from the memory and is received from various system peripherals, such as a keyboard, mouse, modem, scanner, microphone or camera, and from network interface cards. Data is manipulated by the microprocessor in accordance with its arithmetic and logic functions to produce the desired output, which the microprocessor communicates to the memory and various output devices, such as printers, video display terminals, modems, speakers and network interface cards. In this environment, data travels in the form of electrical signals, which convey information in the form of rising and falling voltage levels.

  In order to efficiently move data from the input devices and memory to the microprocessor and from the microprocessor to memory and output devices, the electrical signals must be precisely timed, synchronized, transmitted and routed by a variety of interface ICs. For example, interface logic and bus switches are used to transfer and route data between system logic ICs and memory within the system and between systems. Analog switches are used to transfer and route signals such as video and audio signals. Clock management ICs are used to generate, buffer and distribute precise timing signals that are required to synchronize the operation of different system logic and memory ICs. Network transceivers are used to transmit and receive data packets between different network nodes. Without a very high degree of precision in the transfer, routing and timing of electrical signals, the system will either operate at a degraded performance level or crash.

  Whereas system logic and memory ICs consist entirely of digital circuits, interface ICs can consist of digital circuits, analog circuits, or mixed digital and analog ("mixed-signal") circuits. Digital circuits process discrete electrical signals in a binary format, i.e., as either a "1" or a "0," typically represented by different voltage levels. Analog circuits process continuous electrical signals that vary over a specified operating range, performing such functions as amplification and transmission. Mixed-signal circuits process both digital and analog signals on a single IC to achieve higher levels of integration and enhanced performance. Increasingly, interface circuits are combining both analog and digital circuitry to achieve better IC performance. The development of these mixed-signal ICs incorporates a level of circuit design complexity which presents significant development challenges, requiring a high level of design expertise.

 PERFORMANCE CHALLENGES

  The development of high-performance personal computers, the requirement for higher network performance and the increased level of connectivity among different types of electronic devices have driven the demand for high-speed, high-performance interface circuits to handle the transfer, routing and timing of digital and analog signals at high speeds with minimal loss of signal quality. High-speed signal transfer is essential to fully utilize the speed and bandwidth of the microprocessor, the memory and the LAN or WAN. High signal quality is equally essential to achieve optimal balance between high data transmission rates and reliable system operation. Market requirements for interface circuits are driven by the same market pressures as those imposed on microprocessors, including higher speed, reduced power consumption, lower-voltage operation, smaller size and higher levels of integration.

  The problems associated with signal quality that must be addressed by the interface ICs are magnified by increases in the speeds at which interface ICs must transfer, route and time electrical signals, the number of interconnected devices that send or receive signals and the variety of types of signals processed by the interface ICs. The most significant performance challenges faced by designers of interface ICs are the requirements to transfer signals at high speed with low propagation delay, minimize signal degradation caused by "noise," "jitter," and "skew" and reduce electromagnetic interference ("EMI"). Minimizing propagation delay sources of signal degradation and interference is needed to enable today's state-of-the-art electronic systems to function.

    Propagation Delay. Propagation delay refers to the time it takes to transfer an electrical signal from a source to a destination (e.g., from the microprocessor to the memory). Such transmission time depends on the strength of the transmitted signal, length of the signal path and the electrical load. Long propagation delays create signal transfer bottlenecks and cause a system to run slower.

    Noise. Noise refers to electrical interference among a system's components, which can distort, mask or weaken the intended signal. Excessive noise causes poor signal quality and loss of signal fidelity, misinterpretation of transmitted data (such as mistaking a "1" for a "0" as a result of a distorted voltage level) and potential system malfunctions. The tendency of a system to produce this kind of interference has grown as circuit operating frequencies have increased and additional functions are integrated into the system.

    Jitter. Jitter refers to the inevitable random fluctuations in the frequency and phase of signals. Excess jitter in a signal can cause a loss of data or a system crash. As advanced microprocessors, memories and certain interface ICs are designed to tighter tolerances, they require clock sources with an increasingly precise frequency range to achieve reliable operation. For example, a microprocessor designed to operate at 200 MHz needs a very precise clock timing source within a range of plus or minus one ten-billionth of a second between adjacent clock cycles.

    Skew. Skew refers to a failure of two or more given signals to properly synchronize their arrival at a designated place in the IC or system for reasons such as varying lengths and electrical loads of signal paths on the system board or within the interconnects inside the ICs. The need to wait for all signals to arrive before a function can be performed results in added delay and lower system performance. As advanced systems operate at higher frequencies and shorter cycle times, the acceptable amount of skew has been decreasing.

    Electromagnetic Interference. EMI refers to emissions from electronic systems that generate noise and cause interference with other systems. As these systems operate at increasingly higher frequencies, EMI emissions are increasing and the systems are becoming more sensitive to such emissions. Reduction in EMI is essential in order to remain in compliance with governmental standards and obtain required certification from appropriate government agencies.

  Pericom believes that several major market trends will make reliable operations of systems at high frequency and high data transfer rates even more challenging in the future. Multimedia and high-performance network applications will continue to push for more data bandwidth on system buses and across system boundaries. Computer and networking system clock frequencies will continue to increase at a very rapid rate, shortening the time available to perform data transfers. While the data transfer rate is expected to increase several fold within the next few years, the continuing desire for higher system reliability with minimal system downtime will create increasing pressure to achieve lower data error rates. Increasing system-wide EMI emissions resulting from higher-frequency ICs compels system designers to develop and implement new ways to further reduce these emissions. These factors all increase the need for very high-speed interface circuits with outstanding performance specifications.

  Pericom also believes that electronic systems designers and OEMs are increasingly requiring solutions to the technical challenges described above in order to take advantage of continuing speed and performance enhancements in microprocessor and memory ICs. These customers are also continuing to migrate from single-part vendors to suppliers who can provide multiple parts for their systems, both to reduce the number of vendors they must deal with and to address interoperability requirements among the interface ICs within the system. Due to the short design times and product life cycles these customers face for their own products, they are requiring rapid response time and part availability from interface IC vendors. Interface IC vendors are further required to accomplish these tasks in a cost-effective manner that flexibly responds to specific customer needs.

THE PERICOM SOLUTION

  Pericom has combined its extensive signal transfer, routing and timing technology with its responsiveness to the specific needs of electronic systems developers to become a leading supplier of interface ICs. While Pericom's products address a wide spectrum of applications, Pericom primarily devotes its resources to responding to the requirements of the OEM customer base in its target markets. Pericom currently offers approximately 300 standard products, of which 81 were introduced during the twelve months ended
September 30, 1997, and is planning to introduce 34 new products during the fourth quarter of calendar 1997.

  EXTENSIVE TECHNOLOGY UTILIZATION. Since its founding in 1990, Pericom has developed and continuously refined a modular design methodology that enables it to rapidly introduce proprietary and leading-performance products. Central to this methodology is Pericom's library of digital and analog functions composed of many high-performance macrocells, several of which are patented, such as mixed-voltage input/output cells, a digital PLL, an analog PLL and a charge pump, as well as numerous core functions, many of which are not available in commercial ASIC libraries. The Company utilizes various digital cells, analog cells and sea-of-gates arrays to rapidly design interface ICs optimized for power, density, performance and manufacturability, while addressing the market requirements for short propagation delay, low noise and jitter, minimal skew and reduced EMI emissions. The Company's design methodology utilizes common mask sets from which multiple designs can be developed, resulting in rapid product introductions, lower development costs and fast response to volume requirements at competitive pricing.

  CUSTOMER RESPONSIVENESS. With a primary focus on three rapidly-growing markets, Pericom has been able to work with leading designers of notebook computing, networking and multimedia systems to develop products integral to their designs. Pericom's approach is to provide its customers with extensive solutions to their signal transfer, routing and timing needs, which has allowed Pericom to become an important supplier to them, rather than only a specific part provider. The Company endeavors to work with its customers at the product specification stage, keeping abreast of system logic and memory performance enhancements in order to anticipate the engineering challenges interface ICs will face and thereby shorten customers' system development cycle times. While Pericom can typically satisfy a customer need with one of its standard designs, Pericom's design methodology can enable the design and delivery of a derivative product solution in as little as four to six weeks to meet that need.

THE PERICOM STRATEGY

  Pericom is a market-driven supplier of high-performance digital, analog and mixed-signal ICs, focusing on providing superior solutions for the transfer, routing and timing of high-speed electrical signals. Utilizing the Company's design expertise, advanced process technologies and collaborative relationships with leading wafer foundries, the Company aims to expeditiously deliver superior solutions to its customers, with the objective of becoming the acknowledged leader in providing interface ICs that are both state-of-the-art and cost-effective. Key elements of the Company's strategy for achieving this objective are:

  MARKET FOCUS. Pericom's market strategy is to focus on the high-growth, high-performance segments of the computing and networking markets and emerging opportunities in multimedia. Currently, the Company designs and sells products for specific high-volume applications within these target markets, including notebook computers, LAN and WAN switches, routers and hubs, and multimedia switches. The Company's customers include a number of leading OEMs in each market: Acer Incorporated, Compaq, Dell, Hitachi and IBM in the notebook market; 3Com, Ascend Communications, Bay Networks, Cabletron Systems, Cisco Systems, Hewlett-Packard and Samsung in the network equipment market; and Acer, Avid, Diamond Multimedia Systems, Inc. and Trident Microsystems in the multimedia applications market. Pericom intends to pursue new opportunities in these markets where its rapid-cycle IC design and development expertise and understanding of the product evolution of its customers enable Pericom to become the leading solution supplier.

  CUSTOMER FOCUS. Pericom's customer strategy is to use a superior level of responsiveness to customer needs to continually expand its customer base and further penetrate its existing customers. Key elements of the Company's customer strategy are:

  . Penetrate target accounts with appropriate business solutions. The
    Company approaches prospective customers primarily by working with their system design engineers at the product specification stage with the goal that one or more Pericom ICs will be incorporated into a new system design. Pericom's understanding of its customers' requirements combined with its ability to develop and deliver reliable, high-performance products within its customers' product introduction schedules has enabled Pericom to establish strong relationships with several leading OEMs.

  . Solidify customer relationships through superior responsiveness. Pericom believes that its customer service orientation is a significant competitive advantage. Pericom seeks to maintain short product lead times and provide its customers with excellent delivery-to-schedule performance, in part by having available adequate finished goods inventory for anticipated customer demands. Pericom puts heavy emphasis on product quality and maintaining very competitive defect levels for its products. Pericom has been ISO-9001 certified since March 1995. The Company is flexible in responding to its customers' changing requirements, rescheduling deliveries if necessary or developing a new derivative product, typically in four to six weeks, should a customer's revised system design require modified performance features. The Company regularly enhances the performance of its product lines through innovation and seeks to offer products and implementation solutions at the lowest achievable costs.

  . Expand customer relationships through broad-based solutions. Pericom aims to grow its business with existing customers by offering a product line that provides an increasingly extensive solution for their signal transfer, routing and timing needs. Pericom believes that suppliers with the broadest offerings of high-performance, reliable, cost-effective and dependably delivered products are enjoying increasing competitive advantages as customers continue to seek reductions in their vendor counts. By providing its customers with superior vendor support in existing programs and anticipating its customers' needs in next-generation products, Pericom has often been able to substantially increase its overall volume of business with those customers. With its larger customers Pericom has also initiated EDI and remote warehousing programs, annual purchase and supply programs, joint development projects and other services intended to enhance the Company's position as a key vendor.

  TECHNOLOGY FOCUS. Pericom's technology strategy is to maintain its leading position in the development of new, higher-performance interface ICs by continuing to design additional core cells that address the more challenging problems of signal interface as electronic systems become faster and require lower power and voltages. Pericom's primary efforts are in the creation of additional proprietary digital, analog and mixed-signal functionalities. Pericom is working closely with its wafer foundry partners to incorporate their advanced CMOS process technologies to improve its ability to introduce next generation products expeditiously. Pericom intends to expand its patent portfolio with the goal of providing increasingly proprietary product lines.

  MANUFACTURING FOCUS. The Company's manufacturing strategy is closely integrated with its focus on customer needs. Central to this strategy is the Company's intent to support high-volume shipment requirements on short notice from customers. Pericom designs its products for manufacturability to enable it to manufacture any one of many different ICs from a single partially-processed wafer. Accordingly, the Company keeps inventory in the form of wafer banks, from which wafers can be completed to produce a variety of specific ICs in two to four weeks. This approach has enabled the Company to reduce its overall work-in-process inventory while providing increased availability for a single product. In addition, the Company keeps some inventory in the form of die banks, which can become finished product in two weeks or less. To ensure adequate, timely supply, the Company has established relationships with two leading foundries, Chartered and TSMC, is qualifying LG as a third, and is maintaining its relationships with AMS and NJRC for certain products which are manufactured in BiCMOS or high-voltage CMOS processes.

  STRATEGIC AND COLLABORATIVE RELATIONSHIPS FOCUS. Pericom pursues a strategy of entering into new relationships and expanding existing relationships with companies in the product design, manufacturing and marketing of integrated circuits. The Company believes that these relationships have enabled it to access additional design and application expertise, accelerate product introductions, reduce costs and obtain additional needed capacity. In product design, the Company has engaged PTI, an affiliated company, and certain design houses to develop interface ICs as a means of rapidly expanding the Company's product portfolio. Pericom has established collaborative relationships with leading foundries capable not only of providing adequate capacity and advanced process migration paths, but which also have digital core libraries of sufficiently high performance to be utilized in the Company's future products. In February 1996, the Company entered into a private label resale program with Harris, under which Harris buys certain Pericom products and resells them under its own name. Pericom intends to seek additional such relationships in the future.

PRODUCTS

  The Company has used its expertise in high-performance digital, analog and mixed-signal IC design, its re-usable core cell library and its modular design methodology to achieve a rapid rate of new product introductions. As demonstrated by the chart below, the Company has evolved from one product line in fiscal 1992 to four product lines currently, with a goal of providing an increasing breadth of product solutions to its customers. Within each product line, the Company has continued to introduce products with higher performance, higher levels of integration, and new features and options.

                       [GRAPH OF COMPANY PRODUCTS]

 SILICONINTERFACE

  Through its SiliconInterface product line, Pericom offers a broad range of high-performance 5-volt and 3.3-volt CMOS logic interface circuits. These products provide logic functions to handle data transfer between microprocessors and memory, bus exchange, backplane interface, and other logic interface functions where high-speed, low-power, low-noise and high-output drive characteristics are essential. The Company's thin and tight-lead-pitch packages allow significant reduction in board space and provide enhanced switching characteristics. The Company has two patents that relate to certain SiliconInterface products: one that relates to mixed-voltage operations that are scaleable for future generations of low-voltage logic families, and one that relates to a high-speed, low-noise input/output buffer design. The SiliconInterface product line is used in a wide array of systems applications, including notebook computers, high-speed network hubs, routers and switches and multimedia systems.

  5-VOLT INTERFACE LOGIC. The Company's high-speed 5-volt interface logic products in 8-, 16- and 32-bit configurations address specific system applications, including a "Quiet Series" family for high-speed, low-noise, point-to-point data transfer in computing and networking systems and a "Balanced Drive" family with series resistors at output drivers to reduce switching noise in high-capacitive load switching in the main and cache memories of high-performance computers.

  3.3-VOLT INTERFACE LOGIC. Pericom's 3.3-volt interface logic products in 8- and 16-bit configurations address a range of cost and performance requirements. The Company's 3.3-volt ALVCH, LPT, LCX and FCT3 interface logic families offer a comprehensive range of performance at very low power. The ALVCH, LPT and LCX families allow customers the flexibility to use certain Pericom 3.3-volt products in pure 3.3-volt or mixed 3.3/5-volt designs. Because a full range of 3.3-volt components is not always available, this flexibility is important as computer and networking designs make the transition from 5 volts to 3.3 volts. ALVCH, a leading-edge performance family that targets high-speed computer and networking designs, offers bus hold and 5-volt I/O tolerance options. LPT is a mid-range performance family and the industry's first 3.3-volt CMOS logic family with 5-volt I/O tolerance. LCX is a relatively slow-speed family that is targeted for low-cost applications. FCT3 is a mid-range performance family that can interface only with 3.3-volt components.

  The table below lists Pericom's 223 SiliconInterface products, indicating the number of 8-, 16- and 32-bit products in each product family.

                         SILICONINTERFACE PRODUCT LINE

                                                      NUMBER OF
                                                  PRODUCTS OFFERED
                                                 -------------------
        PRODUCT FAMILIES                         8-BIT 16-BIT 32-BIT
        5-Volt Interface Logic
          FCT Interface Logic Family               83    56      2

        3.3-Volt Interface Logic
          ALVCH Interface Logic Family             --    31     --
          LPT Interface Logic Family               11    12     --
          LCX Interface Logic Family               10    11     --
          FCT3 Interface Logic Family               2     5     --


 SILICONSWITCH

  Through its SiliconSwitch product line, Pericom offers a broad range of high-performance ICs for switching digital and analog signals. The ability to switch or route high-speed digital or analog signals with minimal delay and signal distortion is a critical requirement in many high-speed computers, networking and multimedia applications. Historically, systems designers have used mechanical relays, solid-state relays and analog switches, which have significant disadvantages compared to IC switches: mechanical relays are bulky, dissipate significant power and have very low response times; solid-state relays are expensive and dissipate significant power; and traditional analog switches have relatively high resistance that can cause significant signal distortion.

  DIGITALSWITCH. The Company offers a family of digital switches in 8-, 16- and 32-bit densities that address the switching needs of high-performance systems. These digital switches offer performance and cost advantages over traditional switch functions, offering low on-resistance (less than 5 ohms), low propagation delay (less than 250 picoseconds), low standby power (less than 1 microamp) and series resistor options that support low EMI emission requirements. Applications for the Company's digital switches include 5-volt-to-3.3-volt signal translation, high-speed data transfer and switching between microprocessors and multiple memories, and hot plug interfaces in notebook and desktop computers, servers and switching hubs and routers.

  ANALOGSWITCH. The Company offers a family of analog switches for low-voltage (2- to 5-volt) applications such as multimedia audio and video signal switching with enhanced characteristics such as low power, high bandwidth, low crosstalk and low distortion to maintain analog signal integrity. Traditional analog switches cause unacceptable levels of distortion due to high on-resistance. The Company's analog switches have significantly lower on-resistance, resulting in significant improvement in bandwidth and distortion. This allows the Company's analog switches to be used for state-of-the-art video and audio switching applications where traditional analog switches cannot be used. Applications for Pericom's analog switches include multimedia, telecommunications systems, cellular phones and instrumentation.

  LANSWITCH AND VIDEOSWITCH. The Company offers a line of application-specific standard product ("ASSP") switches for specific applications. These products include LANSwitches, which are used to switch among multiple LAN protocols (e.g., Ethernet, FastEthernet and Token Ring) on networking systems, and VideoSwitches, which are used in graphic and multimedia systems to switch among different video and audio sources at very high frequencies with minimal distortion, hence preserving high video and audio fidelity.

  The table below lists Pericom's 56 SiliconSwitch products.

                          SILICONSWITCH PRODUCT LINE

                                        NO. OF
                                       PRODUCTS
         PRODUCT FAMILIES              OFFERED
         DigitalSwitch Family             40

         AnalogSwitch Family              11

         LANSwitch/VideoSwitch Family      5


 SILICONCLOCK

  Through its SiliconClock product line, Pericom offers a broad range of general-purpose solutions including clock buffers, PLL-based zero-delay clock generators and ASSP PLL-based frequency synthesizer products for Pentium, Pentium Pro, Pentium II and PowerPC-based systems, as well as a number of ASSP clock products for laser printers and modem applications. As system designers use microprocessors and memories that run at increasingly high frequencies, there is a demand for correspondingly reliable clock management circuits to generate and distribute high-precision, high-frequency timing control signals for advanced computer, networking, multimedia and embedded applications. To enable the reliable operations of these ICs with precise timing, the clock circuits need to have short propagation delay, low jitter and low pin-to-pin signal skew.

  CLOCK BUFFERS AND ZERO-DELAY CLOCK GENERATOR. Clock buffers receive a digital signal from a frequency source and create multiple copies of the signal for distribution across system boards. Pericom offers 3.3-volt and 5-volt clock buffers for high-speed, low-skew applications in computers and networking equipment. PLL-based clock generators, also known as zero-delay clock generators, virtually eliminate propagation delays by synchronizing the clock outputs with the incoming frequency source. Pericom's zero-delay clock generator offers frequencies of up to 100 MHz for applications in computer servers, PCI bridges and SDRAM modules.

  CLOCK FREQUENCY SYNTHESIZERS. Clock frequency synthesizers use single or multiple PLLs to generate various output frequencies using a crystal oscillator as an input frequency source. Clock frequency synthesizers are used to provide critical timing signals to microprocessors, PCI buses, SDRAM and peripheral functions. Pericom's PLL-based clock synthesizers support Pentium, Pentium Pro, Pentium II and PowerPC microprocessors and are designed with an emphasis on minimizing jitter and power consumption. In addition, some of the products come with integrated serial I/2/C serial link communications and options for spread-spectrum selection that meet low EMI requirements for mobile and desktop PC motherboards. The Company's PLL-based laser printer clock provides a cost effective solution for high-speed, high-resolution video clock generation at 40 MHz for low-cost color laser printer controllers and at 80 MHz for high-speed color laser printer controllers. The Company offers modem clocks to support 28.8K and 56K rack-mount modem designs.

  FLEXCLOCK. To support embedded processor and data transmission operations, telecom and datacom applications often require unique combinations of frequencies on the system board. Traditionally, such requirements have been handled by the simultaneous use of several crystal oscillators. This approach is costly, however, and requires significant board space. Also, certain uncommon frequencies require very long purchase order lead times. Supporting quick-turn customer prototyping as well as volume production requirements, Pericom's FlexClock product offers customers programmable PLL-based clock synthesizers that provide multiple customer-specified frequencies in a single IC with short lead time and with fast factory programming of custom requested frequencies.

  The table below lists Pericom's 26 SiliconClock products.

                           SILICONCLOCK PRODUCT LINE

                                       NO. OF
                                      PRODUCTS
        PRODUCT FAMILIES              OFFERED
        5-Volt Clock Buffers              7

        3-Volt Clock Buffers              5

        Zero-Delay Clock Generator        1

        Clock Frequency Synthesizers     12

        FlexClock                         1


 SILICONCONNECT

  Through its SiliconConnect product line, Pericom offers a range of highly-integrated physical layer ("PHY") interface ICs for various high-speed LAN standards such as Token Ring and FastEthernet. Pericom's earlier development effort in Token Ring and other networking protocols helped the Company develop expertise in the design and testing of high-speed network transceivers, much of which expertise is applicable to the current FastEtherent development efforts.

  100TX FASTETHERNET TRANSCEIVERS. The Company is currently shipping engineering samples of two recently-developed 4-port FastEthernet PHY transceiver products for 100TX FastEthernet hub and switch markets. Pericom's PI2C6040 is designed to integrate 4-port 100TX PHY channels into a single-chip PHY for networking switch designs. For the repeater hub market, Pericom's PI2C6050 is designed to integrate four-port 100TX PHY channels with multiplexing circuits in a space-saving, 100-pin QFP package. By using higher levels of integration, the Company is developing multiport PHY solutions designed to connect seamlessly to popular physical medium dependent (PMD) ICs at reduced system cost and board space.

  PBX TELECOM SWITCHES. The Company offers two telecom products for digital switch matrix PBX applications: the PT9085, which provides serial-to-parallel or parallel-to-serial conversion, and the PT9085, which provides address and switching functions for PBX switching stations.

  TOKEN RING AND OTHER LAN PROTOCOL TRANSCEIVERS. For Token Ring switch hub applications, the Company offers two Token Ring PHY transceivers that use a patented attenuator retiming circuit that can significantly reduce signal jitter as data is transmitted between network nodes. The Company also offers a 100Mbps transceiver that implements the physical layer interface for the 100VG-AnyLAN hub and network interface card applications.

  The table below lists Pericom's seven SiliconConnect products.

                          SILICONCONNECT PRODUCT LINE

                                  NO. OF
                                 PRODUCTS
        PRODUCT FAMILIES         OFFERED
        100TX FastEthernet*          2

        PBX Switch                   2

        Token Ring Transceivers      3


           * The Company is currently providing engineering samples of these products.

  The Company is continuing to enhance and refine the offerings in its existing product lines, while working to add next-generation products which address new market opportunities on a timely basis. In particular, the Company is developing PCI bridge products targeted for the networking, workstation and PC markets, additional 3.3-volt and high-voltage digital and analog switches complementing its current product families, additional ALVCH 3.3-volt products to expand the current ALVCH product family, additional high-performance frequency synthesizers and clock buffers intended for new markets or applications. The failure of the Company to complete and introduce new products in a timely manner at competitive price/performance levels would materially and adversely affect the Company's business and results of operations. See "Risk Factors -- Technological Changes; Dependence on New Products."

TARGETED MARKETS AND APPLICATIONS

  Pericom's products and technology are applicable to the transfer, routing and timing of signals in many different system designs. Pericom currently focuses on three high-volume, high-growth market segments: notebook computers, networking and multimedia.

 NOTEBOOK COMPUTERS

  Pericom's SiliconInterface, SiliconSwitch and SiliconClock products are currently used by notebook OEMs for a broad range of applications, including docking station interface, high-speed transfer and timing of signals among memories and microprocessors, mixed-voltage translations and audio and video switching. Set forth below is a simplified block diagram of a typical high-performance multimedia notebook computer connected to a docking station.


     [FLOW CHART OF DOCKING STATION & HIGH-PERFORMANCE NOTEBOOK COMPUTER]



DOCKING STATION HIGH PERFORMANCE NOTEBOOK COMPUTER
  [Inserted in the text are graphics consisting of two rectangular boxes with smaller boxes inside, labeled as a docking station and a high performance notebook computer, which are connected by a double-sided arrow. Within the boxes, certain elements of the applicable items are depicted, with the interconnection of such elements shown by lines. The elements offered by Pericom are highlighted: "Switch" in the box depicting a docking station, and "Logic," "Clock", and "Switch" in the box depicting a notebook. In addition, the elements "Audio," "Video," and "LAN" are marked as functions that may also incorporate Pericom products, as depicted on pages 34 and 35.]

  High-performance notebook computers pose unique engineering challenges due to their small size, the need for long battery life and the desire to achieve performance levels comparable to desktop computers. To enable higher overall system speed, Pericom provides fast interface logic and switches for data buffering and memory bank switching between high-precision microprocessors and memory. To reduce power consumption and extend battery life, Pericom provides a variety of 3.3-volt interface logic, clock management and switching ICs. To accommodate the smaller size of a notebook motherboard, many of the Company's products feature high levels of integration with advanced packaging in 1 mm thickness and 0.4 mm lead pitch. To comply with various governmental standards regarding EMI emissions, the Company offers ICs with special circuits to reduce EMI. To provide multimedia options in this demanding environment, Pericom offers low-distortion, high-bandwidth video switches for high-resolution video and low-distortion analog switches for high-fidelity audio signal switching. To permit connection to office networks without turning the power off, Pericom provides digital switches for implementing hot-plug docking station interface and PCMCIA cards. Pericom's representative customers in the notebook computer segment include Acer, Compaq, Dell, Hitachi and IBM.

 NETWORKING HUBS, SWITCHES AND ROUTERS

  Pericom currently supplies a broad range of products for high-performance hubs, switches and routers, servicing applications such as Ethernet and FastEtherent protocol switching, hub-to-hub connections, clock distribution, backplane drive and hot plug interface. The Company has also started sampling two integrated four-port FastEthernet PHY transceiver products targeting FastEthernet repeater and switch designs. Set forth below is a simplified block diagram of a typical network switching hub and adapter system connected to a network interface card.

              [GRAPH OF NETWORK SWITCH & NETWORK INTERFACE CARD]

  [Inserted in the text are graphics consisting of rectangular boxes labeled "Network Switch" and "Network Interface Card." Within the boxes, certain elements of the applicable item are depicted, with the interconnection of such elements shown by lines. The elements offered by Pericom are highlighted: two "Switch[es]", "Logic," "Clock," "PHY," and "LAN Switch" in the box representing a network switch and "Logic," "Clock," and "LAN Switch" in the box representing a network interface card. The element "PHY" is marked to indicate that Pericom is currently shipping engineering samples thereof. The boxes depicting the systems are connected by a line.

  Advanced networking systems require high-bandwidth performance, multi-protocol processing and high levels of system integration, ease of maintenance and reliability. Pericom offers numerous products to address these requirements. For high-level system integration and high-bandwidth performance, Pericom has developed a four-channel 100Mbps FastEthernet PHY transceiver with low latency and higher data rate throughput. To save board space, Pericom integrates the timing signals for the microprocessor, memory and peripherals into a single programmable clock synthesizer that eliminates multiple crystal oscillators. To support ease of system maintenance, Pericom offers digital switches for hot-plug interfacing to permit insertion of additional circuit boards while power remains on. To support multiple protocol switching, Pericom offers two low-distortion LanSwitches for selecting multiple LAN protocols. To support design flexibility, Pericom offers a 3.3-volt interface with 5-volt tolerant I/Os for mixed-voltage system design requirements.

  Pericom's representative customers in this segment include 3Com, Ascend Communications, Bay Networks, Cabletron Systems, Cisco Systems, Hewlett-Packard and Samsung.

 MULTIMEDIA

  The Company currently supplies its high-bandwidth, low-noise VideoSwitch, AnalogSwitch and other SiliconSwitch products to a variety of multimedia system suppliers. These products support applications such as TV/PC monitor video switching, picture-in-picture video overlay, audio switching and video multiplexing. Set forth below are simplified block diagrams of typical sound card and video card applications.


                                  AUDIO CARD

                           [FLOW CHART OF AUDIO CARD]

                                  VIDEO CARD

                           [FLOW CHART OF VIDEO CARD]

[Inserted in the text are graphics consisting of two rectangular boxes labeled "Audio Card" and "Video Card." Within the boxes, certain elements of the applicable card are depicted, with the interconnection of such elements shown by lines. The elements offered by Pericom are highlighted: "Clock" and three "Analog Switch[es]" in the box depicting an audio card, and "Digital Switch," "Clock," and "Video Switch" in the box depicting a video card.]
Products offered by Pericom.



  Desktop and mobile computers integrate audio and other multimedia functions either on the motherboard or through add-on cards. These functions are often required to support both 3.3-volt and 5-volt signal levels, high-speed data transfer between MPEG or other DSP processors and memory, hot-plug insertions for card options and small packaging. Pericom supplies the following IC solutions for multimedia applications: low-distortion analog switches for high fidelity audio switching; high-bandwidth and low cross talk video switches for high fidelity video switching; high-speed interface logic and switches for interface between MPEG and DSP processor functions and memory; 3.3-volt interface logic with 5-volt-tolerant I/Os for mixed 3.3/5-volt system requirements; for processor and memory requirements, a low-cost FlexClock that replaces multiple crystal oscillators with a single programmable IC for all the multimedia clock signals; digital switches for hot-plug insertion; and small, thin packages and a high level of circuit integration for small form factor packaging requirements. Representative customers in this segment include Acer, Avid, Diamond Multimedia and Trident Microsystems.

 OTHER MARKETS

  In addition to Pericom's three target markets, its products are also used in other market segments by customers such as Apple, Canon, Dell, Digital Equipment Corporation, Hitachi, Samsung and Smart Modular Technologies. Some of the more significant segments include desktop PCs and workstations, laser printers, memory modules, instrumentation and set-top boxes. In particular, Pericom offers high-frequency, programmable video clock generators for high-speed, high-resolution laser printer engine designs; zero-delay clock generators for high-performance PCs, workstations and memory modules; and multiple-frequency output clock generators for rack-mounted modem applications. Further, the Company offers telecom PBX switches and clock generators for cellular base stations and clock generators for high-performance embedded systems ranging from arcade games to medical instruments. For all of these applications, Pericom also provides interface logic and switches.

CUSTOMERS

  The following is a list of selected customers of the Company, including end users and OEMs:


   COMPUTER                               NETWORKING
   Acer                                   3Com
   Apple                                  Ascend Communications
   Compaq                                 Bay Networks
   Dell                                   Cabletron
   Digital Equipment Corporation          Cisco
   Hitachi                                Samsung
   IBM
   Intel
   Inventec                            MULTIMEDIA, PERIPHERALS AND OTHERS
   NEC                                    Adaptec
   Toshiba                                Avid
                                          Canon
  CONTRACT MANUFACTURING                  Diamond Multimedia
   AVEX Electronics                       Mylex
   Celestica                              PictureTel
   Jabil Circuit                          Trident Microsystems
   SCI                                    Xerox
   Smart Modular Technologies
   Solectron


  The Company's customers include a broad range of end users and OEMs in the computer, peripherals, networking and contract manufacturing markets. In fiscal 1996, sales to Apple and Pioneer Standard Electronics, Inc., a distributor, accounted for approximately 20% and 16%, respectively, of net revenues, and sales to the Company's top five customers accounted for approximately 52% of net revenues. In fiscal 1997, sales to Harris and IBM accounted for approximately 17% and 14%, respectively, of the Company's net revenues, and sales to the Company's top five customers accounted for approximately 47% of net revenues. In the first quarter of fiscal 1998, no customer accounted for greater than 10% of net revenues, and the Company's top five customers accounted for 35% of net revenues. See "Risk Factors --
 Customer Concentration."

  Contract manufacturers have become important customers for the Company as systems designers in the Company's target markets are increasingly outsourcing portions of their manufacturing. In addition, these contract manufacturers are playing an increasingly vital role in determining which vendors' ICs are incorporated into new designs.

DESIGN AND PROCESS TECHNOLOGY

  The Company's design efforts focus on the development of high-performance digital, analog and mixed-signal ICs. To minimize design cycle times of high-performance products, the Company utilizes a modular design methodology that has enabled it to produce many new products each year and to meet its customers' need for fast time-to-market response. This methodology uses state-of-the-art computer-aided design software tools such as HDL description, logic synthesis, full-chip mixed-signal simulation, and automated design layout and verification using Pericom's library of high-performance digital and analog core cells. This family of core cells has been developed over several years and contains high-performance, specialized digital and analog functions not available in commercial ASIC libraries. Among these cells are the Company's proprietary mixed-voltage I/O cells, high-speed, low-noise I/O cells, analog and digital PLLs, charge pumps and datacom transceiver circuits. Pericom has been granted four U.S. patents relating to its circuit designs and has several U.S. and foreign patent applications pending. Another advantage of this modular design methodology is that it allows the application of final design options late in the wafer manufacturing process to determine a product's specific function. This option gives the Company the ability to use pre-staged wafers, which significantly reduces the design and manufacturing cycle time and enables the Company to respond rapidly to a customer's prototype needs and volume requirements.

  The Company utilizes advanced CMOS processes to achieve optimal performance and die cost. The Company's process and device engineers work closely with its independent wafer foundry partners to develop and evaluate new process technologies. The Company's process engineers also work closely with circuit design engineers to optimize the performance and reliability of its cell library. The Company currently manufactures a majority of its products using
0.5 micron and 0.6 micron CMOS process technologies and is using an advanced
0.35 micron CMOS process in the design of a number of its new products. The Company is also using a high-voltage CMOS process developed by one of its foundry partners in the design of new switch products.

SALES AND MARKETING

  The Company markets and distributes its products through a worldwide network of independent sales representatives and distributors. In fiscal years 1995, 1996 and 1997, international sales comprised 35%, 30% and 37%, respectively, of the Company's net revenues. The Company has five regional sales offices in the United States, a sales office in Taiwan and a sales office in Europe. The Company also supports field sales design-in and training activities with application engineers. All marketing and product management personnel are located at the Company's corporate headquarters in San Jose, California. See "Risk Factors -- Risks of International Sales."

  The Company focuses its marketing efforts on product definition, new product introduction, product marketing, advertising and public relations. The Company actively seeks cooperative relationships in product development and product marketing. For example, the Company is working with NJRC on the development and marketing of clock synthesis products for the Japanese market. In February 1996, the Company and Harris entered into a private label program (the "Harris Agreement") pursuant to which Harris sells certain of the Company's SiliconInterface products under its own label. The Company uses advertising both domestically and internationally to market its products. Pericom product information is available on its web site, which contains technical information on all of its products and offers both fax-back and sample-request capabilities online. The Company also publishes and circulates technical briefs relating to its products and their applications.

  The Harris Agreement sets forth the terms under which Harris may purchase certain SiliconInterface products from the Company for resale under Harris's private label. Under the Harris Agreement, the Company has guaranteed certain production allocations and delivery times to Harris, and Harris may cancel a portion of unshipped orders without liability. Further, Harris and the Company have agreed to discuss the terms of an agreement to grant to PTI the right to distribute certain Harris products in the Peoples Republic of China. If Pericom determines to sell any of its technology that is incorporated into Harris products, Harris has a 30-day right of first refusal to purchase such technology. The Harris Agreement automatically terminates on a specified date, or may be terminated earlier by either party upon notice or default of the other party.

  In March 1997, the Company was issued ISO-9001 certification by the International Organization for Standards for Quality Management after the Company successfully completed the required Registration Assessment Audit with Underwriter's Laboratories, which entails a rigorous quality assessment. To maintain its ISO-9001 certification, the Company is required to pass semi-annual Reassessment Audits, all of which the Company has passed to date. The Company believes that ISO-9001 certification is a widely-recognized indicator that its manufacturing processes satisfy certain objective quality control standards and thus enhances its image as a reliable supplier of high-quality products.

  Pericom believes that contract manufacturing customers are growing in importance and employs sales and marketing personnel who focus on servicing these customers and on expanding Pericom's product sales via these customers to OEMs. In addition, Pericom uses programs such as EDI, bonded inventories and remote warehousing to enhance its service and attractiveness to contract manufacturers.

  Sales through domestic and international distributors were approximately 40% of the Company's net revenues in fiscal 1996 compared to approximately 36% in fiscal 1997. Major distributors in the United States include All American Semiconductor, Bell Microproducts, Interface Electronics, Pioneer Standard, and Reptron Electronics. Major international distributors include Ambar (U.K.), Desner Electronics (Singapore), Internix (Japan), Macro Vision (Taiwan), MCM (Japan) and Techmosa (Taiwan). See "Risk Factors -- Reliance on Distributors."

  The Company does not have long-term purchase agreements with any of its customers, and customers can typically cancel or reschedule their orders without significant penalty. As a result, customers frequently revise product quantities and delivery schedules to reflect their changing needs. Since most of the Company's backlog can be canceled or rescheduled, the Company does not believe its backlog is a meaningful indicator of future revenue. See "Risk Factors -- Limited Operating History; Potential Fluctuations in Operating Results."

MANUFACTURING

  The Company has adopted a fabless manufacturing strategy by subcontracting its wafer production to independent wafer foundries. The Company has established collaborative relationships with selected independent foundries and targets additional foundry partners with which it can develop a strategic relationship to the benefit of both parties. The Company believes that its fabless strategy enables it to introduce high performance products quickly at competitive cost. To date, the Company's principal manufacturing relationship has been with Chartered. The Company provides Chartered with new product designs to be used for testing and qualifying advanced manufacturing processes from development to production. In exchange, Chartered provides the Company with wafer allocation and early access to process technology. The Company has also used AMS as a foundry since 1992. The Company is qualifying a 0.8 micron high-voltage CMOS process at NJRC and plans to use this process for some of its future products. Recently the Company qualified a 0.5 micron CMOS process at TSMC.

  In fiscal 1996 and 1997, approximately 90% of the wafers for the Company's semiconductor products were manufactured by Chartered, and the remainder of the Company's wafers were manufactured by AMS, NJRC and TSMC. The Company is currently qualifying LG as a foundry supplier. The Company believes that it will receive an increasing portion of its wafer requirements from TSMC and LG in the future. The Company's reliance on independent wafer suppliers to fabricate its wafers at their production facilities subjects the Company to such possible risks as potential lack of adequate capacity and available manufactured products, lack of control over delivery schedules and the risk of events limiting production and reducing yields, such as fires or other damage to production facilities or technical difficulties. Although, to date, the Company has not experienced any material delays in obtaining an adequate supply of wafers, there can be no assurance that the Company will not experience delays in the future. Any inability or unwillingness of the Company's wafer suppliers generally, and Chartered in particular, to provide adequate quantities of finished wafers to meet the Company's needs in a timely manner or in needed quantities would delay production and product shipments and have a material adverse effect on the Company's business, financial condition and results of operations.

  At present, the Company purchases wafers from its wafer suppliers through the issuance of purchase orders based on rolling six-month forecasts provided by the Company, and such purchase orders are subject to acceptance by each wafer foundry. The Company does not have long-term purchase agreements with any of its wafer suppliers, each of which has the right to reduce or terminate allocations of wafers to the Company. In the event that these suppliers were unable or unwilling to continue to manufacture the Company's key products in required volumes, the Company would have to identify and qualify additional foundries. In any event, the Company's future growth will also be dependent upon its ability to identify and qualify new wafer foundries. The qualification process can take up to six months or longer, and there can be no assurance that any additional wafer foundries will become available to the Company or will be in a position to satisfy any of the Company's requirements on a timely basis. The Company also depends upon its wafer suppliers to participate in process improvement efforts, such as the transition to finer geometries, and any inability or unwillingness of such suppliers to do so could delay or otherwise materially adversely affect the Company's development and introduction of new products. Furthermore, sudden shortages of raw materials or production capacity constraints can lead wafer suppliers to allocate available capacity to customers other than the Company or for internal uses, which could interrupt the Company's ability to meet its product delivery obligations. Any significant interruption in the supply of wafers to the Company would adversely affect the Company's operating results and relations with affected customers. The Company's reliance on independent wafer suppliers may also impact the length of the development cycle for the Company's products, which may provide time-to-market advantages to competitors that have in-house fabrication capacity. See "Risk Factors -- Dependence on Independent Wafer Foundries" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company relies on foreign subcontractors primarily for the assembly and packaging of its products and, to a lesser extent, for the testing of its finished products. Some of these subcontractors are the Company's single source supplier for certain new packages. Although the Company believes that it is not materially dependent upon any such subcontractor, changes in the Company's or a subcontractor's business could cause the Company to become materially dependent on a subcontractor. The Company has from time to time experienced difficulties in the timeliness and quality of product deliveries from the Company's subcontractors. Although delays experienced to date have not been material, there can be no assurance that the Company will not experience similar or more severe difficulties in the future. The Company generally purchases these single or limited source components or services pursuant to purchase orders and has no guaranteed arrangements with such subcontractors. There can be no assurance that these subcontractors will continue to be able and willing to meet the Company's requirements for any such components or services. Any significant disruption in supplies from, or degradation in the quality of components or services supplied by, these subcontractors, or any other circumstance that would require the Company to qualify alternative sources of supply could delay shipments and result in the loss of customers, or limitations or reductions in the Company's revenues, or otherwise materially and adversely affect the Company's business and results of operations. See "Risk Factors -- Dependence on Single or Limited Source Assembly Subcontractors."

  The manufacture and assembly of semiconductor products is highly complex and sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used, and the performance of manufacturing personnel and production equipment. In a typical semiconductor manufacturing process, silicon wafers produced by the foundry are sorted and cut into individual die that are then assembled into individual packages and tested for performance. The Company's wafer fabrication suppliers have from time to time experienced lower-than-anticipated yields of good die, as is typical in the semiconductor industry. In the event of such decreased yields, the Company would incur additional costs to sort wafers, an increase in average cost per usable die and an increase in the time to market for its products. See "Risk Factors -- Variation in Production Yields."

COMPETITION

  The semiconductor industry is intensely competitive. Significant competitive factors in the market for high- performance ICs include product features and performance, product quality, price, success in developing new products, adequate wafer fabrication capacity and sources of raw materials, efficiency of production, timing of new product introductions, ability to protect intellectual property rights and proprietary information, and general market and economic conditions. The Company's competitors include Cypress Semiconductor Corporation, Integrated Circuit Systems, Inc., Integrated Device Technology, Inc., Maxim Integrated Products, Inc., Quality Semiconductor, Inc. and Texas Instruments, Inc., most of which have substantially greater financial, technical, marketing, distribution and other resources, broader product lines and longer-standing customer relationships than the Company. The Company also competes with other major or emerging companies that sell products to certain segments of the markets addressed by the Company. Competitors with greater financial resources or broader product lines may also have greater ability than the Company to engage in sustained price reductions in the Company's primary markets in order to gain or maintain market share.

  The Company believes that its future success will depend on its ability to continue to improve and develop its products and processes. Unlike the Company, many of the Company's competitors maintain internal manufacturing capacity for the fabrication and assembly of semiconductor products, which may provide such competitors with more reliable manufacturing capability, shorter development and manufacturing cycles and time-to-market advantages. In addition, competitors with their own wafer fabrication facilities that are capable of producing products with the same design geometries as those of the Company may be able to manufacture and sell competitive products at lower prices. Introduction of products by competitors that are manufactured with improved process technology could materially and adversely affect the Company's business and results of operations. As is typical in the semiconductor industry, competitors of the Company have developed and marketed products having functionality similar or identical to the Company's products, and the Company expects this trend to continue in the future. To the extent the Company's products do not achieve performance, price, size or other advantages over products offered by competitors, the Company is likely to experience greater price competition with respect to such products. The Company also faces competition from the makers of microprocessors and other system devices, including ASICs, that have been and may be developed for particular systems. These devices may include interface logic functions, which may eliminate the need or sharply reduce the demand for the Company's products in particular applications. There can be no assurance that the Company will be able to compete successfully in the future or that competitive pressures will not materially and adversely affect the Company's financial condition and results of operations. Competitive pressures could also reduce market acceptance of the Company's products and result in price reductions and increases in expenses that could materially and adversely affect the Company's business and results of operations. See "Risk Factors --Dependence Upon Independent Wafer Foundries," "Risk Factors -- Competition," "Risk Factors -- Dependence on Single or Limited Source Assembly Subcontractors" and "--
 Manufacturing."

RESEARCH AND DEVELOPMENT

  The Company believes that the continued timely development of new interface ICs is essential to maintaining its competitive position. Accordingly, the Company has assembled a team of highly-skilled engineers whose activities are focused on the development of signal transfer, routing and timing technologies and products. As of September 30, 1997, Pericom had 29 employees engaged in research and development activities, many of whom have advanced technical degrees. Research and development expenses in fiscal 1995, 1996, and 1997 were $2.9 million, $4.4 million and $4.2 million, respectively.

  By leveraging its proprietary high-performance cell library, the Company plans to expand product offerings in each of its key product lines. The Company intends to design high-speed, low-noise 2.5-volt and 3.3-volt interface logic products using its proprietary low-noise I/O technology. Some of these logic products will also incorporate the Company's patented mixed-voltage I/O technology. The Company intends to use the combination of low-noise, mixed-voltage technology with advanced 0.35 micron and 0.25 micron process technology to develop a broad portfolio of versatile, high-performance interface logic circuits essential for high-speed, low-power computer and networking systems. In the digital and analog switch areas, the Company intends to apply its low-resistance, low-noise techniques to a family of switches with new functions operating under different power supply voltages. Based on the Company's core analog and digital PLL technologies, the Company intends to develop new families of clock generators and frequency synthesizers for applications in Pentium II class computers, laser printers and modems. The Company is developing a new family of 100Base-X FastEthernet network transceivers and PMD ICs based on the Company's mixed-signal design technologies. In an effort to expand its product offerings in the mobile computing and data communication markets, the Company is exploring opportunities to develop new products for wireless applications.

  To address increasing price/performance requirements, the Company intends to continue to redesign its high-volume products by using more advanced fabrication processes and refined design techniques, with the goal of enhancing product performance and reducing die size and product costs. The Company also intends to further refine noise performance by using newly developed low-noise I/O technology.

  Most of the Company's new products are manufactured using 0.5 micron and 0.6 micron process technologies. The Company plans to manufacture some of its products using advanced 0.35 micron and 0.25 micron CMOS process technologies beginning in fiscal 1998 and will continue new process technology work with its foundry partners. In an effort to further reduce costs and enhance reliability, the Company is developing new high-speed test hardware and software to support testing and characterization of its products.

  The success of new products depends on many factors, including product selection, timely completion of product development, ability to gain access to advanced fabrication processes, achievement of acceptable wafer fabrication yield, and the ability to secure sufficient wafer fabrication capacity. There can be no assurance that the Company will be able to successfully identify new product opportunities and timely develop and bring to market such new products. Failure of the Company to complete, introduce and bring to volume production new products in a timely manner and at competitive price/performance levels could adversely affect the Company's results of operations. See "Risk Factors -- Technological Change; Dependence on New Products."

INTELLECTUAL PROPERTY

  In the United States, the Company holds five patents covering certain aspects of its product designs and has eight additional patent applications pending. The Company expects to continue to file patent applications where appropriate to protect its proprietary technologies; however, the Company believes that its continued success depends primarily on factors such as the technological skills and innovation of its personnel, rather than on its patents.

  The Company's success depends in part on its ability to obtain patents and licenses and preserve other intellectual property rights covering its products and development and testing tools. Copyrights, mask work protection, trade secrets and confidential technological know-how are also key elements of the Company's business. There can be no assurance that any additional patents will be issued to the Company or that the Company's patents or other intellectual property will provide meaningful protection from competition. The Company may be subject to or may initiate interference proceedings in the U.S. Patent and Trademark Office, which can consume significant financial and management resources. In addition to the foregoing, the laws of certain territories in which the Company's products are or may be developed, manufactured or sold may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. The inability of the Company to protect its intellectual property adequately could have a material adverse effect on its business and results of operations.

  The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights, and there can be no assurance that the Company will not be subject to infringement claims by other parties. In May 1995, Quality Semiconductor, Inc. ("QSI"), a competitor of the Company, brought a lawsuit against the Company in the United States District Court for the Northern District of California, San Francisco Division, claiming infringement of one of its patents by certain features in certain of the Company's bus switch products and seeking injunctive relief and unspecified monetary damages. Discovery has commenced but is stayed pending a claim construction hearing. The Company believes that it has meritorious defenses, that the products involved are not material to the Company's business and that the resolution of this matter will not have a material adverse effect on the Company's business, financial position or results of operations. However, any litigation, whether or not determined in favor of the Company, can result in significant expense to the Company and can divert the efforts of the Company's technical and management personnel from productive tasks. In the event of an adverse ruling in any litigation involving intellectual property, the Company might be required to discontinue the use of certain processes, cease the manufacture, use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to the infringed technology, and may suffer significant monetary damages, which could include treble damages. In the event the Company attempts to license any allegedly infringed technology, there can be no assurance that such a license would be available on reasonable terms or at all. In the event of a successful claim against the Company and the Company's failure to develop or license a substitute technology on commercially reasonable terms, the Company's business and results of operations would be materially and adversely affected. There can be no assurance that the claims brought by QSI or any potential infringement claims by other parties (or claims for indemnity from customers resulting from any infringement claims) will not materially and adversely affect the Company's business, financial condition and results of operations.

  The process technology used by the Company's independent foundries, including process technology that the Company has developed with its foundries, can generally be used by such foundries to produce their own products or to manufacture products for other companies, including the Company's competitors. In addition, the Company does not generally have the right to implement the process technology used to manufacture its products with foundries other than the foundry with which it has developed such process technology. See "Risk Factors -- Patents and Proprietary Rights."

EMPLOYEES

  As of September 30, 1997, the Company had 137 full-time employees, including 26 in sales, marketing and customer support, 65 in manufacturing, assembly and testing, 33 in engineering and quality assurance and 13 in finance and administration, including information systems. The Company has never had a work stoppage and no employee is represented by a labor organization. The Company considers its employee relations to be good.

  The Company's future success will depend to a large extent on the continued contributions of its executive officers and other key management and technical personnel, none of whom has an employment agreement with the Company and each of whom would be difficult to replace. The Company does not maintain any key person life insurance policy on any of such persons. The loss of the services of one or more of the Company's executive officers or key personnel or the inability to continue to attract qualified personnel could delay product development cycles or otherwise have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence on Key Personnel."

FACILITIES

  The Company leases approximately 34,000 square feet of space in San Jose, California in which its headquarters, technology and product development and testing facilities are located. The facility is leased through 2001 with certain renewal options. The Company also has sales offices located in San Jose, California, Laguna Niguel, California, Marlborough, Massachusetts, Cary, North Carolina and Austin, Texas, as well as in Taiwan and the United Kingdom. The Company believes its current facilities are adequate to support its needs through the end of fiscal 1998.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

  The executive officers, directors and key employees of the Company and their respective ages as of September 30, 1997 are as follows:

           NAME            AGE                   POSITION(S)
           ----            ---                   -----------
Executive Officers and
 Directors
Alex Chi-Ming Hui.............  41 Chief Executive Officer, President and Director
Chi-Hung (John) Hui, Ph.D.(1).  42 Vice President, Technology and Director
Patrick B. Brennan............  59 Vice President, Finance and Administration
Daniel W. Wark................  41 Vice President, Operations
Glen R. Wiley.................  47 Vice President, Sales
Yao T. (Michael) Yen, Ph.D....  61 Vice President, Applications
Tay Thiam Song(1)(2)..........  42 Director
Jeffrey Young(1)(2)...........  48 Director
Key Employee
Van Lewing....................  59 Director of Marketing

--------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.

  Alex Chi-Ming Hui has been Chief Executive Officer, President and a member of the Board of Directors of the Company since its inception in June 1990. From August 1982 to May 1990, Mr. Hui was employed by LSI Logic Corporation, most recently as its Director of Advanced Development. From August 1980 to July 1982, Mr. Hui was a member of the technical staff of Hewlett-Packard Company. Mr. Hui holds a B.S.E.E. from the Massachusetts Institute of Technology and an M.S.E.E. from the University of California at Los Angeles.

  Chi-Hung (John) Hui, Ph.D., has been Vice President, Technology and a member of the Board of Directors of the Company since its inception in June 1990. From August 1987 to June 1990, Dr. Hui was employed by Integrated Device Technology, most recently as Manager of its Research and Development Department. From August 1984 to August 1987, Dr. Hui was a member of the technical staff of Hewlett-Packard Company. Dr. Hui holds a B.S.E.E. from Cornell University and an M.S.E.E. and a Ph.D. in Electrical Engineering from the University of California at Berkeley.

  Patrick B. Brennan has been Vice President, Finance and Administration of the Company since March 1993. From February 1991 to March 1993, Mr. Brennan was employed by Datacord, Inc., a subsidiary of Newell Research, Inc., as its Vice President, Finance, and from July 1985 to February 1991, he was employed as the Vice President, Finance of SEEQ Technology, Inc. From January 1980 to June 1985, he was employed by National Semiconductor Corporation, most recently as Vice President and Treasurer. Mr. Brennan holds a B.S. in Business Administration from Arizona State University.

  Daniel W. Wark joined the Company in April 1996 as its Director of Operations and became its Vice President, Operations in July 1997. From May 1983 to December 1995, Mr. Wark was employed by Linear Technology Corporation ("Linear"), most recently as Director of Corporate Services. Other positions that Mr. Wark held at Linear included Managing Director of its Singapore Operations and Production Control Manager. Prior to his employment with Linear, Mr. Wark was employed by National Semiconductor Corporation and Avantek, Inc. Mr. Wark holds a B.S. in Business Administration from San Jose State University and an APICS certification.

  Glen R. Wiley has been Vice President, Sales of the Company since April 1997. From April 1992 to November 1996, Mr. Wiley was the Vice President of Sales at Orbit Semiconductor, and from January 1990 to March 1992, he served as Vice President of Pro Associates, a manufacturers' representative firm. From January 1989 to December 1989, Mr. Wiley was employed by Gazelle Microcircuits as its Western Area Sales Manager, and from February 1980 to December 1988, he served as a Senior Account Salesman with Pro Associates. Mr. Wiley holds a B.A. in English from Humboldt State University.

  Yao T. (Michael) Yen, Ph.D., has been Vice President, Applications of the Company since September 1992. From January 1990 to August 1992, Dr. Yen was employed by Transcomputer Inc. as Vice President, Engineering, and from January 1983 to December 1989, he was employed by Answer Software Corporation as Vice President, Engineering. Dr. Yen was also employed as Engineering Manager Microcomputer Systems at Intel Corporation. Dr. Yen holds a B.S.E.E. from National Taiwan University and an M.S.E.E. and a Ph.D. in Electrical Engineering from the University of Illinois at Urbana-Champaign.

  Tay Thiam Song has been a member of the Board of Directors since June 1992. Mr. Tay resides in Singapore, and, since 1985, has been serving as the Executive Director of various companies in Singapore and Malaysia, including Daiman Group (a Malaysian public company) and Chye Seng Tannery (Pte) Ltd. Mr. Tay holds a B.A. in Accounting from the North East London Polytechnic University.

  Jeffrey Young has been a member of the Board of Directors since August 1995. Since 1988, Mr. Young has been a resident of Singapore and has served as the Executive Director of Daiman Roof Tiles Sdn. Bhd., a subsidiary of the Daiman Group, and Great Wall Brick Work Sdn. Bhd., and as a Director of Daiman Singapore (Pte) Ltd., Teletel System (Pte) Ltd. and Daiman Investments (Australia) Pty. Ltd. Mr. Young holds a B.S. from the Electronic College of Canton, People's Republic of China.

  Van Lewing joined the Company in March 1995 as its Director of Marketing. Prior to joining the Company, Mr. Lewing was employed as Marketing Manager, Mixed-Signal Products at National Semiconductor Corporation from November 1993 to March 1995. He also served as Marketing Manager, RISC Microprocessors at Performance Semiconductor from April 1990 to November 1993 and as Director of Marketing, ASIC Products at LSI Logic Corporation from January 1987 to April 1990. Mr. Lewing holds a B.S.E.E. from the University of New Mexico and an M.B.A. from National University.

  All directors of the Company serve until the next annual meeting of the shareholders of the Company and until their successors have been duly elected and qualified. The Company's Articles of Incorporation provide for the elimination of cumulative voting in the election of directors upon qualifying as a "listed corporation" under the California Corporations Code, which will occur when the Company has at least 800 shareholders of record as of its most recent annual shareholders meeting. Each officer serves at the discretion of the Board of Directors. Mr. Hui and Dr. Hui are brothers, and Mr. Young and Mr. Tay are brothers-in-law. There are no other family relationships among any of the directors, officers or key employees of the Company.

BOARD COMMITTEES

  AUDIT COMMITTEE. The Audit Committee of the Board of Directors was formed in September 1995, and has been inactive to date. The Company intends to activate this committee upon completion of the offering, after which the Audit Committee's duties will be to review the results and scope of the annual audit and other services provided by the Company's independent auditors, review and evaluates the Company's internal control functions and monitor transactions between the Company and its employees, officers and directors. Dr. Hui, Mr. Young and Mr. Tay are the members of the Audit Committee.

  COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors, which was formed in September 1995, administers the 1995 Stock Option Plan and 1997 Employee Stock Purchase Plan and reviews and approves the compensation and benefits for the Company's executive officers. Mr. Young and Mr. Tay are the members of the Compensation Committee.

DIRECTOR COMPENSATION

  The Company's directors receive no fees for their services as members of the Board of Directors or committee members and are not reimbursed for expenses incurred in connection with attending meetings of the Board of Directors or any committee thereof. Each non-employee director was granted (i) on September 18, 1996 an option to purchase 7,500 shares of Common Stock at an exercise price of $3.80 per share which was vested immediately upon grant and (ii) on June 30, 1997 an option to purchase 7,500 shares of Common Stock at an exercise price of $4.40 per share, 3,750 of which vested immediately upon grant and 3,750 of which vest over a one year period, beginning on the date of grant. Pursuant to the 1995 Stock Option Plan, all non-employee directors of the Company receive automatic stock option grants upon joining the Board of Directors and annually thereafter. The exercise price of such stock options is equivalent to the fair market value of the underlying Common Stock on the date of grant. See "-- Stock Plans -- 1995 Stock Option Plan."


EXECUTIVE COMPENSATION

  The following table sets forth certain information concerning compensation of the Company's Chief Executive Officer and each of the other most highly compensated executive officers of the Company whose aggregate salary, bonus and other compensation exceeded $100,000 during fiscal 1997 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                                                      AWARDS
                                                                   ------------
                                                       ANNUAL
                                                    COMPENSATION      SHARES
                                                  ----------------  UNDERLYING
           NAME AND PRINCIPAL POSITION             SALARY   BONUS    OPTIONS
------------------------------------------------- -------- ------- ------------
Alex Chi-Ming Hui................................ $152,849 $23,000        --
  Chief Executive Officer, President and Director
Chi-Hung (John) Hui..............................  137,039  18,000        --
  Vice President, Technology and Director
Patrick B. Brennan...............................  118,070   9,000    20,000
  Vice President, Finance and Administration
Daniel W. Wark...................................  106,693   9,000    25,000
  Vice President, Operations
Yao T. (Michael) Yen.............................  104,962      --     5,000
  Vice President, Applications
Henry O'Hara (1).................................  119,214      --        --
  Former Vice President, Sales

--------
(1) Mr. O'Hara resigned as Vice President, Sales in March 1997.

  OPTION GRANTS. The following table sets forth certain information concerning stock option grants to each of the Named Executive Officers during fiscal 1997.




                                        INDIVIDUAL GRANTS                POTENTIAL REALIZABLE VALUE
                         -----------------------------------------------   AT ASSUMED ANNUAL RATES
                         NUMBER OF                                             OF STOCK PRICE
                           SHARES   PERCENT OF TOTAL EXERCISE              APPRECIATION FOR OPTION
                         UNDERLYING OPTIONS GRANTED   PRICE                        TERM(4)
                          OPTIONS    TO EMPLOYEES IN   PER    EXPIRATION ---------------------------
          NAME            GRANTED    FISCAL 1997(1)  SHARE(2)  DATE(3)        5%            10%
------------------------ ---------- ---------------- -------- ---------- ------------- -------------
Alex Chi-Ming Hui.......       --          --            --          --             --            --
Chi-Hung (John) Hui.....       --          --            --          --             --            --
Patrick B. Brennan......    5,000         1.0%        $3.80    09/26/06  $      11,949 $      30,281
                           15,000         3.1          2.40    04/24/07         22,640        57,375
Daniel W. Wark..........   25,000         5.1          2.40    05/19/06         34,269        85,030
Yao T. (Michael) Yen....    5,000         1.0          3.80    09/26/06         11,949        30,281
Henry O'Hara............       --          --            --          --             --            --

                         OPTION GRANTS IN FISCAL 1997
--------
(1) In fiscal 1997, the Company granted options to employees to purchase an aggregate of 488,825 shares.
(2) Each of these options was granted pursuant to the Company's 1995 Stock Option Plan and is subject to the terms of such plan as described below. These options were granted at an exercise price equal to the fair market value of the Company's Common Stock as determined by the Board of Directors of the Company on the date of the grant. All such options vest over a four-year period, subject to continued employment with the Company.
(3) Options may terminate before their expiration dates if the optionee's status as an employee or consultant is terminated or upon the optionee's death or disability.
(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices.

  OPTION EXERCISES AND YEAR-END HOLDINGS. The following table sets forth certain information as of June 30, 1997 concerning exercisable and unexercisable stock options held by each of the Named Executive Officers.

  AGGREGATE OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                            NUMBER OF                OPTIONS AT JUNE 30, 1997      JUNE 30, 1997 (2)
                         SHARES ACQUIRED    VALUE    ------------------------- -------------------------
          NAME             ON EXERCISE   REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
------------------------ --------------- ----------- ----------- ------------- ----------- -------------
Alex Chi-Ming Hui.......         --             --     150,000          --      $210,000          --
Chi-Hung (John) Hui.....         --             --     100,000          --       140,000          --
Patrick B. Brennan......         --             --      54,376      21,624       113,000      $2,760
Daniel W. Wark..........         --             --       6,771      18,229            --          --
Yao T. (Michael) Yen....     50,000       $110,000       4,376       5,624         5,156       2,344
Henry O'Hara............     45,104         67,966          --          --            --          --

--------
(1) No public market existed for the Company's Common Stock during fiscal 1997. The value realized represents the estimated value of shares of Common Stock determined by the Board of Directors of the Company, less the option exercise price.

(2) The value of "in-the-money" stock options represents the difference between the exercise price of such stock options and the fair market value of $2.40 per share of Common Stock as of June 30, 1997, as determined by the Company's Board of Directors, multiplied by the total number of shares subject to such options on June 30, 1997.

STOCK PLANS

  1990 STOCK OPTION PLAN. The Company's 1990 Stock Option Plan (the "1990 Plan") was approved by the Board of Directors in February 1991 and by the Company's shareholders in May 1991. The 1990 Plan provides for the grant of options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options. The 1990 Plan also provides for the issuance or sale of Common Stock in connection with the performance of services to the Company or its affiliates. As of September 30, 1997, 554,130 shares of Common Stock had been issued upon exercise of options granted under the 1990 Plan and 719,794 shares remained reserved for future issuance upon the exercise of outstanding options. The Board of Directors terminated the 1990 Plan effective June 30, 1997, and no further options will be granted under the 1990 Plan.

  The Board of Directors or a committee designated by the Board is authorized to administer the 1990 Plan, including the selection of individuals eligible for grants of options, issuances of Common Stock, the terms of such grants or issuances and the interpretation of the terms of, and adoption of rules for, the 1990 Plan. The maximum term of any stock option granted under the 1990 Plan is ten years, except that with respect to incentive stock options granted to a person possessing more than 10% of the combined voting power of the Company (a "10% Shareholder"), the term of such stock options shall be no more than five years. The exercise price of nonqualified stock options and incentive stock options granted under the 1990 Plan must be at least 85% and 100%, respectively, of the fair market value of the Company's Common Stock on the grant date, except that the exercise price of incentive stock options granted to a 10% Shareholder must be at least 110% of such fair market value on the grant date. Options granted to employees under the 1990 Plan generally vest over a four-year period. The aggregate fair market value on the date of grant of the Common Stock for which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000. The 1990 Plan may be amended at any time by the Board, except that certain amendments require shareholder approval.

  1995 STOCK OPTION PLAN. The Company's 1995 Stock Option Plan (the "1995 Plan") was approved by the Board of Directors in September 1995 and by the Company's shareholders in October 1995. The 1995 Plan permits the grant of incentive stock options to employees of the Company (including officers and directors who are also employees of the Company) and the grant of nonqualified stock options to employees, officers, directors, independent contractors and consultants of the Company. Initially, 1,800,000 shares of Common Stock were reserved for issuance in connection with the grant of options under the 1995 Plan. The 1995 Plan provides that the share reserve will be increased on July 1 of each year by an amount equal to 10% of the total number of shares of Common Stock outstanding as of the immediately preceding June 30; provided, however, that the maximum number of shares of Common Stock reserved for issuance under the 1995 Plan shall not exceed 2,700,000 shares. The aggregate number of shares of Common Stock available for issuance pursuant to incentive stock options, however, remains at 1,800,000 shares and is not subject to annual adjustment. As of September 30, 1997, an aggregate of 2,251,120 shares of Common Stock was reserved for issuance under the 1995 Plan, 896 shares had been issued upon exercise of outstanding options under the 1995 Plan, 766,263 shares remained reserved for issuance upon the exercise of outstanding options and 1,483,961 shares remained available for future grant. In addition, the maximum number of shares of Common Stock with respect to which options may be granted to any individual in any calendar year under the 1995 Plan is 150,000. Options granted to employees under the 1995 Plan generally vest over a four-year period.

  The 1995 Plan provides for automatic grants to directors who are not employees of the Company (the "Non-Employee Directors") of nonqualified options to purchase 7,500 shares of Common Stock when first elected to the Board ("Initial Grants") and 3,750 shares annually thereafter ("Subsequent Grants") to continuing Non-Employee Directors immediately following each annual meeting of shareholders of the Company. The exercise price of options granted to Non-Employee Directors will be equal to the fair market value on the date of grant. Initial Grants will be fully vested and exercisable as of the date of grant and Subsequent Grants will vest at the rate of 25% each quarter following the date of grant, so that the option will be fully vested and exercisable twelve months following the date of grant. Non-Employee Directors are not eligible to receive any other option grants under the 1995 Plan or any other current stock plans of the Company.

  The Board of Directors or a committee designated by the Board (the "Committee") is authorized to administer the 1995 Plan, including the selection of persons (other than Non-Employee Directors) to whom options may be granted and the interpretation and implementation of the 1995 Plan. Options granted under the 1995 Plan will vest and become exercisable as determined by the Committee at the time of the option grant. The maximum term of an option granted under the 1995 Plan is ten years (five years in the case of an incentive stock option granted to a 10% Shareholder). The aggregate fair market value, on the date of grant, of the Common Stock for which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000. The exercise price of each option granted under the 1995 Plan shall not be less than the fair market value of the Common Stock on the date of grant (or not less than 110% of fair market value in the case of an incentive stock option granted to a 10% Shareholder). Except for the provisions relating to the grant of stock options to Non-Employee Directors, the 1995 Plan may be amended at any time by the Board of Directors, although certain amendments require shareholder approval. The 1995 Plan will terminate in September 2005, unless earlier terminated by the Board.

  1997 EMPLOYEE STOCK PURCHASE PLAN. The Company's 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan"), which was approved by the Board of Directors in September 1997 and by the Company's shareholders in October 1997, is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code and to provide employees of the Company with an opportunity to purchase shares of Common Stock through payroll deductions. A total of 300,000 shares of the Company's Common Stock has been reserved for issuance under the Stock Purchase Plan, none of which have been issued. The Stock Purchase Plan permits eligible employees to purchase Common Stock at a discount through payroll deductions, during concurrent 24-month purchase periods, except that the first purchase period will be 27 months. Each purchase period will be divided into four consecutive six-month accrual periods, except that the first accrual period will be nine months. The price at which stock is purchased under the Stock Purchase Plan is equal to 85% of the fair market value of the Common Stock on the first day of the purchase period or the last day of the accrual period, whichever is lower. The initial purchase period will commence on the Effective Date and will end on January 31, 2000. The maximum number of shares of Common Stock that any employee may purchase under the Stock Purchase Plan during an accrual period is 3,500 shares.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Bylaws provide that the Company will indemnify its directors, executive officers, employees and other agents to the fullest extent permitted by California law. Prior to the consummation of this offering, the Company intends to enter into indemnification agreements with each of its directors and executive officers and to obtain a directors' and officers' liability insurance policy that insures such persons against the cost of defense, settlement or payment of judgments under certain circumstances.

  In addition, the Company's Amended and Restated Articles of Incorporation (the "Articles") eliminate the liability of the Company's directors to the fullest extent permitted by California law. This provision in the Articles does not eliminate a director's duty of care and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, acts or omissions that the director believes to be contrary to the best interests of the Company or its shareholders, any transaction from which the director derived an improper personal benefit, improper transactions between the director and the Company and improper distributions to shareholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws, or federal or state environmental laws. The Articles also authorize the Company's indemnification of its agents for breach of their duty through Bylaw provisions or agreements to the fullest extent permitted under California law.

  There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                             CERTAIN TRANSACTIONS

  In April 1994, the Company, Alex Chi-Ming Hui, Chief Executive Officer, President and a director of the Company, and Chi-Hung (John) Hui, Vice President, Technology and a director of the Company, and Dato' Kia Hong Tay and members of his immediate family, most of whom are principal shareholders of the Company, formed Pericom Technology, Inc., a British Virgin Islands corporation ("PTI") with principal offices in Shanghai, People's Republic of China. 18.4% of the outstanding voting stock of PTI is held by the Company and substantially all of the remaining 81.6% of the outstanding PTI voting stock is held by the foregoing directors, officers and principal shareholders of the Company. Each of the directors of the Company is a director of PTI, and Alex Chi-Ming Hui is the President and Chief Executive Officer of PTI. Pericom and PTI are parties to an agreement, dated as of March 17, 1995, which provides for cost reimbursement between the Company and PTI for any facility sharing or personnel time and certain procedures for funding research and development and joint development projects. During the fiscal years ended June 30, 1996 and 1997, the Company sold $24,000 and $39,000 respectively, in services to PTI. As of June 30, 1997, $99,000 was owed to the Company by PTI for certain administrative expenses incurred by the Company on behalf of PTI. See "Principal and Selling Shareholders" and Note 4 of Notes to Financial Statements.

  In September 1995, the Company and PTI entered into an international distributor agreement, pursuant to which PTI was appointed a non-exclusive distributor for certain Pericom products in People's Republic of China.

  In February 1996, the Company entered into the Harris Agreement, pursuant to which Harris and the Company have agreed to discuss the terms of an agreement to grant PTI the right to distribute certain Harris products in the Peoples Republic of China.

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors, principal shareholders and their affiliates, including transactions with PTI, will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

  The Company intends to enter into indemnification agreements with each of its executive officers and directors. See "Management -- Limitation of Liability and Indemnification Matters."

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of September 30, 1997 and as adjusted to reflect the sale of the shares offered hereby, by
(i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors,
(iii) each of the Named Executive Officers, (iv) each of the Selling Shareholders, and (v) all executive officers and directors of the Company as a group.



                               SHARES
                            BENEFICIALLY
                           OWNED PRIOR TO                SHARES TO BE BENEFICIALLY
5% SHAREHOLDERS,             OFFERING(1)     HARES TO BE  OWNED AFTER OFFERING(1)
DIRECTORS AND NAMED       -----------------   SOLD IN    -----------------------------
EXECUTIVE OFFICERS         NUMBER   PERCENT OFFERING(1)     NUMBER         PERCENT
------------------------  --------- ------- ------------ --------------- -------------
Dato' Kia Hong Tay(2)...  1,312,500  18.6%    120,000          1,130,000        12.5%
 48 Andrew Road
 Singapore 299964
Tay Thiam Song(3).......  1,088,126  15.5      45,000            980,626        10.9
 16 Linden Drive
 Singapore 288691
Tay Tian Liang(4).......  1,075,000  15.3      45,000            967,500        10.7
 48 Andrew Road
 Singapore 299964
Tay Thiang Phong(5).....  1,075,000  15.3      45,000            967,500        10.7
 No. 1, Chuan Walk
 Singapore 558407
Tay Thiam Yew(6)........  1,075,000  15.3      45,000            967,500        10.7
 No. 3, Chuan Walk
 Singapore 558409
Alex Chi-Ming Hui(7)(8).    919,278  12.8          --            919,278        10.0
Jeffrey Young (9).......    900,626  12.8      22,500            811,876         9.0
 67 Saraca Road
 Singapore 807402
Tay Lee Kiang (10)......    900,626  12.8       3,750            811,876         9.0
 67 Saraca Road
 Singapore 807402
Chi-Hung (John)
Hui(8)(11)..............    717,180  10.1          --            717,180         7.9
Chye Seng Tannery (Pte)
Ltd.(12)................    625,000   8.9      62,500            562,500         6.2
 741/743 Geylang Road
 Singapore 0820
Patrick B. Brennan(13)..     59,979     *          --             59,979           *
Yao T. (Michael)
Yen(14).................     55,312     *          --             55,312           *
Henry O'Hara............     45,104     *          --             45,104           *
Daniel W. Wark(15)......     10,313     *          --             10,313           *
All executive officers
 and directors as a
 group (8 persons)(16)..  3,125,814  42.5      67,500          2,992,064        32.0
OTHER SELLING
SHAREHOLDERS
-------------
Lee Chin-Chung..........    156,250   2.2      15,625            140,625         1.6
Lue Shuh-Mei............    156,250   2.2      15,625            140,625         1.6
Hsu Chih-Ray............    150,000   2.1      25,000            125,000         1.4
Hsu Yu-Pu...............    125,000   1.8      12,500            112,500         1.2
Koh Quee Chew...........     75,000   1.1       7,500             67,500           *
Koh Kwee Khoon..........     75,000   1.1       7,500             67,500           *
Koh Kwee Ngee...........     75,000   1.1       7,500             67,500           *
Hsu Chih-Fang...........     50,000     *       5,000             45,000           *
Hsu Mu-Chen.............     50,000     *       5,000             45,000           *
Tay Noi Hiang (17)......     37,500     *       3,750             33,750           *
Tay Siang Kiang (18)....     37,500     *       3,750             33,750           *
Chen Yueh-Chin..........      2,500     *       2,500                  0           *

--------
*  Less than 1% of the outstanding Common Stock.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC"). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 30, 1997 are deemed outstanding. Percentage of beneficial ownership is based upon 7,023,790 shares of Common Stock outstanding before this offering and 9,023,790 shares of Common Stock outstanding after this offering, as of September 30, 1997 and assuming no exercise of the Underwriters' over-allotment option. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Shares shown beside each shareholder's name in the column captioned "Shares to be Sold in Offering" includes only those shares held of record by that shareholder and does not include other shares deemed to be beneficially owned by that shareholder pursuant to the SEC's beneficial ownership rules. In the event that the Underwriters' over-allotment option is exercised, the Selling Shareholders and the Company may sell an additional aggregate of up to 375,000 shares, of which, approximately 90,000 may be sold by Alex Chi-Ming Hui and approximately 70,000 may be sold by Chi-Hung (John) Hui.

 (2) Dato' Kia Hong Tay is the father of Tay Thiam Song, a director of the Company, Tay Tian Liang, Tay Thiang Phong, Tay Thiem Yew, Tay Noi Hiang, Tay Siang Kiang, and Tay Lee Kiang and the father-in-law of Jeffrey Young, a director of the Company. Includes 50,000 shares issuable upon exercise of stock options exercisable within 60 days of September 30, 1997. Also includes 625,000 shares owned by Chye Seng Tannery (Pte) Ltd., which company is controlled by Dato' Kia Hong Tay, who may therefore be deemed to beneficially own such shares. Dato' Kia Hong Tay disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. See footnote 12.

 (3) Tay Thiam Song is a brother-in-law of Mr. Young. Includes 13,126 shares issuable upon exercise of stock options exercisable within 60 days of September 30, 1997. Also includes 625,000 shares owned by Chye Seng Tannery (Pte) Ltd. Mr. Tay, as Executive Director of Chye Seng Tannery
     (Pte) Ltd., may be deemed to beneficially own such shares, but Mr. Tay disclaims beneficial ownership of all such shares. See footnote 12.

 (4) Tay Tian Liang is a son of Dato' Kia Hong Tay and, accordingly, is related to other principal and selling shareholders. See footnote 2. Includes 625,000 shares owned by Tian Liang Chye Seng Tannery (Pte) ltd. Tay Tian Lian, as a Director of such entity, may be deemed to beneficially own such shares, but Tay Tian Liang disclaims beneficial ownership of all such shares. See footnote 12. Number of shares to be beneficially owned after offering reflects the sale of 62,500 shares in the offering by Chye Seng Tannery (Pte) Ltd.

 (5) Tay Thiang Phong is a son of Dato' Kia Hong Tay and accordingly related to other principal and selling shareholders. See footnote 2. Also includes 625,000 shares owned by Chye Seng Tannery (Pte) Ltd. Tay Thiang Phong, as a Director of such entity, may be deemed to beneficially own such shares, but Tay Thiang Phong disclaims beneficial ownership of all such shares. See footnote 12.

 (6) Tay Thiam Yew is a son of Dato' Kia Hong Tay and, accordingly, is related to other principal and selling shareholders. See footnote 2. Includes 625,000 shares owned by Chye Seng Tannery (Pte) Ltd. Tay Thiam Yew, as a Director of such entity, may be deemed to beneficially own such shares, but Tay Thiam Yew disclaims beneficial ownership of all such shares. See footnote 12.

 (7) Includes 158,333 shares issuable upon exercise of stock options exercisable within 60 days of September 30, 1997.

 (8) The address of such person is 2380 Bering Drive, San Jose, California
     95131.

 (9) Mr. Young is the husband of Tay Lee Kiang. Includes (i)13,126 shares issuable upon exercise of stock options exercisable within 60 days of September 30, 1997, (ii) 625,000 shares owned by Chye Seng Tannery (Pte) Ltd., and (iii) 37,500 shares owned by Tay Lee Kiang. Mr. Young, as Managing Director of Chye Seng Tannery (Pte) Ltd., may be deemed to beneficially own the shares held by such entity, as well as the shares held by Tay Lee Kiang, but Mr. Young disclaims beneficial ownership of all such shares. See footnotes 10 and 12.

(10) Tay Lee Kiang is a daughter of Dato' Kia Hong Tay and, accordingly, is related to other principal and selling shareholders. See footnote 2. Includes 863,126 shares beneficially owned by her husband, Mr. Young, as to which she disclaims beneficial ownership. See footnote 9.

(11) Includes 106,250 shares issuable upon exercise of stock options exercisable within 60 days of September 30, 1997.

(12) Chye Seng Tannery (Pte) Ltd. is controlled by Dato' Kia Hong Tay, the former Chairman of the Board of Directors of the Company and a principal shareholder of the Company, and certain members of his immediate family, each of whom is also a principal shareholder of the Company. See footnotes 2, 3, 4, 5, 6 and 9.


(13) Includes 31,979 shares issuable upon exercise of stock options exercisable within 60 days of September 30, 1997.

(14) Includes 50,000 shares held as community property with Mei Y. Yen and 5,312 shares issuable upon exercise of stock options exercisable within 60 days of September 30, 1997.

(15) Consists of 10,313 shares issuable upon exercise of stock options exercisable within 60 days of September 30, 1997.

(16) Includes (i) 338,439 shares issuable upon exercise of stock options exercisable within 60 days of September 30, 1997, (ii) 625,000 shares owned by Chye Seng Tannery (Pte) Ltd. (see footnote 12), and (iii) 37,500 shares owned by Tay Lee Kiang (see footnote 10).

(17) Tay Noi Hiang is a daughter of Dato' Kia Hong Tay and, accordingly, is related to other principal and selling shareholders. See footnote 2.

(18) Tay Siang Kiang is a daughter of Dato' Kia Hong Tay and, accordingly, is related to other principal and selling shareholders. See footnote 2.

                         DESCRIPTION OF CAPITAL STOCK

  The Company is authorized to issue up to 30,000,000 shares of Common Stock, no par value per share, and 5,000,000 shares of Preferred Stock, no par value per share.

  The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Articles, which are included as an exhibit to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

  As of September 30, 1997, there were 7,023,790 shares of Common Stock outstanding that were held of record by approximately 126 shareholders, including 4,612,500 that will be issued upon the automatic conversion of the outstanding shares of Preferred Stock into Common Stock upon the closing of the offering. As of September 30, 1997, 1,486,057 shares of Common Stock were reserved for issuance pursuant to outstanding options. Upon completion of the offering, there will be 9,023,790 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders of the Company. Subject to preferences that may be granted to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor as well as any distributions to the shareholders. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

  As of the closing of this offering, no shares of Preferred Stock will be outstanding. Effective at such time and pursuant to the Company's Articles, the Board of Directors will have the authority, without further action by the Company's shareholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of the Common Stock. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any additional shares of Preferred Stock.

REGISTRATION RIGHTS

  Pursuant to an agreement between the Company and the holders (the "Holders") of approximately 3,915,000 shares of Common Stock after the completion of this offering (the "Registrable Securities"), the Holders or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders, the Company is required to use its best efforts to effect such registration, and the Holders are entitled to notice of such registration and, subject to certain conditions and limitations, are entitled to include, at the Company's expense, such shares therein. In addition, at any time, the Holders of at least 50% of the Registrable Securities may require the Company, on not more than two occasions, to file a registration statement under the Securities Act at the Company's expense, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. Further, the Holders of such Registrable Securities may require the Company to file additional registration statements on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations. The expenses incurred in connection with such Form S-3 registrations will be borne pro rata by the Holders participating in such registrations.

LISTING

  Application has been made for quotation of the Company's Common Stock on The Nasdaq National Market under the symbol "PSEM."

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's Common Stock is Boston EquiServe LP. Its address is 150 Royall Street, Canton, Massachusetts 02021, and its telephone number is (617) 774-5573.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of shares of Common Stock after this offering could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of equity securities. Upon completion of this offering, the Company will have approximately 9,023,790 shares of Common Stock outstanding, based on the number of shares of Common Stock outstanding as of September 30, 1997. Of these shares, the 2,500,000 shares offered hereby will be freely tradeable without restriction under the Securities Act, unless they are held by "affiliates" of the Company as that term is used in Rule 144 under the Securities Act.

  The remaining 6,523,790 outstanding shares are "restricted securities" within the meaning of Rule 144. None of these shares will be eligible for sale in the public market as of the Effective Date. Upon the expiration of agreements not to sell shares entered into with SoundView Financial Group, Inc. and/or the Company, 180 days after the Effective Date, approximately 6,523,790 shares will become eligible for sale subject to the provisions of Rule 144 or Rule 701 and approximately 826,891 additional shares subject to vested options will be eligible for sale subject to compliance with Rule 144 and Rule 701. Any shares subject to lock-up agreements may be released by SoundView Financial Group, Inc. prior to the expiration of the lock-up period at any time without notice. See "Underwriting."

  As soon as practicable after the Effective Date, the Company intends to file one or more registration statements on Form S-8 under the Securities Act to register up to approximately 3,267,518 shares of Common Stock reserved for issuance under the Company's 1990 Plan, 1995 Plan and Stock Purchase Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act unless subject to lock-up agreements. Such registration statement(s) will become effective immediately upon filing. See "Management -- Stock Plans."

  Prior to this offering, there has been no public market for the Common Stock of the Company, and any sale of substantial amounts in the open market may adversely affect the market price of the Common Stock offered hereby. See "Risk Factors -- Potential Effect of Shares Eligible for Future Sale on Market Price of the Common Stock."

                                 UNDERWRITING

  Upon the terms and subject to the conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Underwriters named below, for whom SoundView Financial Group, Inc. and Unterberg Harris are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company and the Selling Shareholders an aggregate of 2,500,000 shares of Common Stock. The number of shares of Common Stock that each underwriter has agreed to purchase is set forth opposite its name below:

                                                                       NUMBER OF
   UNDERWRITER                                                          SHARES
   -----------                                                         ---------
   SoundView Financial Group, Inc.....................................
   Unterberg Harris...................................................
                                                                       ---------
     Total............................................................ 2,500,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to purchase shares of Common Stock are subject to the approval of certain legal matters by counsel and to certain other conditions. If any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares of Common Stock (other than the shares of Common Stock covered by the over-allotment option described below) must be so purchased.

  The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at
such price less a concession not to exceed $       per share. The Underwriters
may allow, and such dealers may reallow, a concession not to exceed $      per
share to any other Underwriter and certain other dealers. After the initial public offering of the shares offered hereby, the offering price and other selling terms may be changed by the Representatives. The Representatives have advised the Company that the Underwriters do not intend to confirm any shares to any accounts over which they exercise discretionary control.

  The Company and the Selling Shareholders have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 375,000 additional shares of Common Stock at the initial public offering price less underwriting discounts and commissions. Such option may be exercised solely for the purpose of converting overallotments, if any, in connection with the offering of the shares offered hereby. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of additional shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

  The offering of the shares offered hereby is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

  The Company, all directors and executive officers of the Company, and certain shareholders and optionholders of the Company have agreed that, without the prior written consent of SoundView Financial Group, Inc., they will not, with certain limited exceptions, directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of the Common Stock, for a period of 180 days after the Effective Date, other than the shares of Common Stock offered hereby. See "Shares Eligible for Future Sale."

  In connection with this offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, as amended, pursuant to which such persons may bid for or purchase shares of Common Stock for the purpose of stabilizing the market price for shares of Common Stock. The Underwriters also may create a short position for the account of the Underwriters by selling more shares of Common Stock in connection with this offering than they are committed to purchase from the Company and the Selling Shareholders, and in such case may purchase shares of Common Stock in the open market following the completion of this offering to cover all or a portion of the shares of Common Stock or by exercising the Underwriters' over-allotment option referred to above. In addition, SoundView Financial Group, Inc., on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the other Underwriters whereby it may reclaim for an Underwriter (or a dealer participating in this offering) for the account of the other Underwriters, the selling concession with respect to shares of Common Stock that are distributed in this offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required, and, if they are undertaken, may be discontinued at any time.

  Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock offered hereby will be determined by negotiation among the Company, the Selling Shareholders and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the history of and prospects for the Company's business and the industry in which it competes, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company and the Selling Shareholders by Morrison & Foerster LLP, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Gray Cary Ware & Freidenrich, A Professional Corporation, Palo Alto, California.

                                    EXPERTS

  The financial statements as of June 30, 1996 and 1997 and for each of the three years in the period ended June 30, 1997 included in this Prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with Securities and Exchange Commission (the "Commission") in Washington, D.C. a registration statement (together with all amendments, the "Registration Statement") on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and to such exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract, agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected by anyone without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of such materials may be obtained from the Commission upon the payment of certain fees prescribed by the Commission. Such reports and other information may also be inspected without charge at the Commission's web site. The address of such site is http://www.sec.gov.

                       PERICOM SEMICONDUCTOR CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Financial Statements:
 Independent Auditors' Report............................................. F-2
 Balance Sheets as of June 30, 1996 and 1997 and September 30, 1997
  (unaudited)............................................................. F-3
 Statements of Income for the Fiscal Years Ended June 30, 1995, 1996 and
  1997 and the three months ended September 30, 1996 and 1997 (unaudited). F-4
 Statements of Shareholders' Equity for the Fiscal Years Ended June 30,
  1995, 1996 and 1997 and the three months ended September 30, 1996 and
  1997 (unaudited)........................................................ F-5
 Statements of Cash Flows for the Fiscal Years Ended June 30, 1995, 1996
  and 1997 and the three months ended September 30, 1996 and 1997
  (unaudited)............................................................. F-6
 Notes to Financial Statements............................................ F-7

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Pericom Semiconductor Corporation:

  We have audited the accompanying balance sheets of Pericom Semiconductor Corporation as of June 30, 1996 and 1997, and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Pericom Semiconductor Corporation at June 30, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.


San Jose, California
July 31, 1997
(           , 1997 as to the third and fourth sentences of Note 1)

                               ----------------

To the Board of Directors and Shareholders of Pericom Semiconductor
 Corporation:

  The financial statements included herein have been adjusted to give effect to the one-for-two reverse stock split as described in the third and fourth sentences of Note 1 to the financial statements. The above report is in the form that will be signed by Deloitte & Touche LLP upon the effectiveness of such reverse stock split assuming that from July 31, 1997 to the effective date of such events, no other events shall have occurred that would affect the accompanying financial statements or notes thereto.

Deloitte & Touche LLP

San Jose, California

October 14, 1997

                       PERICOM SEMICONDUCTOR CORPORATION

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                             AS OF JUNE 30,
                                             ---------------       AS OF
                                              1996    1997   SEPTEMBER 30, 1997
                                             ------- ------- ------------------
                                                                (UNAUDITED)
                   ASSETS
Current assets:
 Cash and equivalents....................... $ 8,556 $ 9,566      $ 9,544
 Accounts receivable:
  Trade (net of allowances of $1,605, $1,198
   and $1,543)..............................   1,849   3,247        3,009
  Related party.............................      74      99           74
 Inventories................................   5,469   6,182        6,445
 Prepaid expenses and other current assets..      82     149          146
 Income taxes refundable....................     295      --           --
 Deferred income taxes......................     413     339          339
                                             ------- -------      -------
    Total current assets....................  16,738  19,582       19,557
Property and equipment -- net...............   2,394   3,422        3,889
Investments.................................     625     545          515
Other assets................................      63      32          125
                                             ------- -------      -------
    Total................................... $19,820 $23,581      $24,086
                                             ======= =======      =======
    LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable........................... $ 3,283 $ 4,984      $ 4,092
 Accrued liabilities........................   1,310   1,203        1,364
 Income taxes payable.......................      --     411          566
                                             ------- -------      -------
    Total current liabilities...............   4,593   6,598        6,022
Commitments and contingencies (Notes 8 and
9)
Deferred income taxes.......................     132     188          188
Shareholders' equity:
 Preferred stock, no par value; 14,225,000
  shares authorized (aggregate liquidation
  preference of outstanding series A, B and
  C of $7,750,000):
  Series A, 5,200,000 shares designated and
   outstanding..............................   2,588   2,588        2,588
  Series B, 2,150,000 shares designated and
   outstanding..............................   2,137   2,137        2,137
  Series C, 1,875,000 shares designated and
   outstanding..............................   2,992   2,992        2,992
 Common stock, no par value, 30,000,000
  shares authorized;
  shares issued and outstanding: 1996,
   2,165,251; 1997, 2,345,951; September 30,
   1997, 2,411,290..........................      79     201          259
 Retained earnings..........................   7,299   8,877        9,900
                                             ------- -------      -------
    Total shareholders' equity..............  15,095  16,795       17,876
                                             ------- -------      -------
    Total................................... $19,820 $23,581      $24,086
                                             ======= =======      =======

                       See notes to financial statements.

                       PERICOM SEMICONDUCTOR CORPORATION

                              STATEMENTS OF INCOME

                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 THREE MONTHS
                                                                    ENDED
                                  FISCAL YEAR ENDED JUNE 30,    SEPTEMBER 30,
                                  ----------------------------  --------------
                                    1995      1996      1997     1996   1997
                                  --------  --------  --------  ------ -------
                                                                 (UNAUDITED)
Net revenues..................... $ 22,732  $ 41,174  $ 33,166  $6,601 $11,398
Cost of revenues.................   12,873    22,797    20,986   3,996   6,839
                                  --------  --------  --------  ------ -------
 Gross profit....................    9,859    18,377    12,180   2,605   4,559
                                  --------  --------  --------  ------ -------
Operating expenses:
 Research and development........    2,942     4,414     4,187     986   1,169
 Selling, general and
  administrative.................    4,038     6,471     5,989   1,448   1,956
                                  --------  --------  --------  ------ -------
  Total..........................    6,980    10,885    10,176   2,434   3,125
                                  --------  --------  --------  ------ -------
Income from operations...........    2,879     7,492     2,004     171   1,434
Equity in net loss of joint
venture..........................      (55)      (70)      (80)     --     (30)
Interest income..................      203       402       431     105     123
Interest expense.................       (4)       --        --      --      --
Other expense....................       --      (382)       --      --      --
                                  --------  --------  --------  ------ -------
Income before income taxes.......    3,023     7,442     2,355     276   1,527
Provision for income taxes.......      982     2,732       777      91     504
                                  --------  --------  --------  ------ -------
Net income....................... $  2,041  $  4,710  $  1,578  $  185 $ 1,023
                                  ========  ========  ========  ====== =======
Net income per common and
equivalent share................. $   0.26  $   0.57  $   0.20  $ 0.02 $  0.12
                                  ========  ========  ========  ====== =======
Shares used in computing per
share data.......................    7,975     8,269     8,092   8,224   8,210
                                  ========  ========  ========  ====== =======


                       See notes to financial statements.

                       PERICOM SEMICONDUCTOR CORPORATION

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                               PREFERRED
                                 STOCK     COMMON STOCK               TOTAL
                             ------------- ------------- RETAINED SHAREHOLDERS'
                             SHARES AMOUNT SHARES AMOUNT EARNINGS    EQUITY
                             ------ ------ ------ ------ -------- -------------
Balances, July 1, 1994...... 9,225  $7,717 2,061   $ 29   $  548     $ 8,294
Exercise of employee stock
options.....................    --      --    58     17       --          17
Net income..................    --      --    --     --    2,041       2,041
                             -----  ------ -----   ----   ------     -------
Balances, June 30, 1995..... 9,225   7,717 2,119     46    2,589      10,352
Exercise of employee stock
options.....................    --      --    46     33       --          33
Net income..................    --      --    --     --    4,710       4,710
                             -----  ------ -----   ----   ------     -------
Balances, June 30, 1996..... 9,225   7,717 2,165     79    7,299      15,095
Exercise of employee stock
options.....................    --      --   181    122       --         122
Net income..................    --      --    --     --    1,578       1,578
                             -----  ------ -----   ----   ------     -------
Balances, June 30, 1997..... 9,225   7,717 2,346    201    8,877      16,795
                             -----  ------ -----   ----   ------     -------
Exercise of employee stock
options*....................    --      --    65     58       --          58
Net income*.................    --      --    --     --    1,023       1,023
                             -----  ------ -----   ----   ------     -------
Balances, September 30,
1997*....................... 9,225  $7,717 2,411   $259   $9,900     $17,876
                             =====  ====== =====   ====   ======     =======

--------

*Unaudited


                       See notes to financial statements.

                       PERICOM SEMICONDUCTOR CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               THREE MONTHS
                                                                   ENDED
                                 FISCAL YEAR ENDED JUNE 30,    SEPTEMBER 30,
                                 ----------------------------  --------------
                                   1995      1996      1997     1996    1997
                                 --------  --------  --------  ------  ------
                                                                (UNAUDITED)
Cash flows from operating
activities:
Net income...................... $  2,041  $  4,710  $  1,578  $  185  $1,023
Adjustments to reconcile net
 income to net cash provided by
 (used in) operating activities:
 Depreciation and amortization..      448       698       966     214     277
 Equity in net loss of joint
  venture.......................       55        70        80      --      30
 Deferred income taxes..........       30       (97)      130      --      --
 Changes in assets and
  liabilities:
  Accounts receivable...........   (2,541)    1,287    (1,423)    254     263
  Inventories...................     (815)   (2,050)     (713)    599    (263)
  Prepaid expenses and other
   current assets...............      (30)       18       (67)     --       3
  Accounts payable..............    1,862       533     1,701  (1,020)   (892)
  Accrued liabilities...........      418       306      (107)   (353)    162
  Income taxes payable
   (refundable).................      143      (600)      706      91     155
                                 --------  --------  --------  ------  ------
    Net cash provided by (used
     in) operating activities...    1,611     4,875     2,851     (30)    758
                                 --------  --------  --------  ------  ------
Cash flows from investing
activities:
 Additions to property and
  equipment.....................   (1,260)   (1,384)   (2,001)   (364)   (745)
 (Increase) decrease in other
  assets........................       (7)      (43)       31       1     (93)
 Proceeds from sale of property
  and equipment.................       --        --         7      --      --
                                 --------  --------  --------  ------  ------
    Net cash used for investing
     activities.................   (1,267)   (1,427)   (1,963)   (363)   (838)
                                 --------  --------  --------  ------  ------
Cash flows from financing
activities:
 Sale of common stock...........       17        33       122      10      58
 Note payable repayments........     (123)       --        --      --      --
                                 --------  --------  --------  ------  ------
    Net cash provided by (used
     for) financing activities..     (106)       33       122      10      58
                                 --------  --------  --------  ------  ------
Net increase (decrease) in cash
 and equivalents                      238     3,481     1,010    (383)    (22)
Cash and equivalents:
 Beginning of period............    4,837     5,075     8,556   8,556   9,566
                                 --------  --------  --------  ------  ------
 End of period.................. $  5,075  $  8,556  $  9,566  $8,173  $9,544
                                 ========  ========  ========  ======  ======
Supplemental disclosure of cash
flow information:
 Cash paid during the period
  for:
  Interest...................... $      4  $     --  $     --  $   --  $   --
                                 ========  ========  ========  ======  ======
  Income taxes.................. $    809  $  3,429  $     50  $   --  $  350
                                 ========  ========  ========  ======  ======

                       See notes to financial statements.

                       PERICOM SEMICONDUCTOR CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                FISCAL YEARS ENDED JUNE 30, 1995, 1996 AND 1997

                (INFORMATION AS OF SEPTEMBER 30, 1997 AND

   FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Pericom Semiconductor Corporation (the "Company") was incorporated in June 1990. The Company designs, manufactures and markets high performance digital, analog and mixed-signal integrated circuits for the personal computer, servers, peripherals and networking markets. In September 1997 and October 1997, the Company's Board of Directors and shareholders, respectively, approved a one-for-two reverse split of the common stock to be effected in October 1997. All common stock data in the accompanying financial statements have been retroactively adjusted to reflect the reverse split.

  FINANCIAL STATEMENT ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. Such estimates include the level of the allowance for potentially uncollectible receivables, estimated costs for sales returns, price protection, stock rotation and other allowances, inventory reserves for obsolete, slow moving or nonsalable inventory and accrued liabilities. Actual results could differ from those estimates.

  CASH EQUIVALENTS -- The Company considers all highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash equivalents. The recorded carrying amounts of the Company's cash and cash equivalents approximate their fair market value.

  INVENTORIES are stated at the lower of cost (first-in, first-out) or market.

  PROPERTY AND EQUIPMENT are stated at cost. Depreciation and amortization are computed using the straight-line method over estimated useful lives of three to five years.

  INVESTMENT IN JOINT VENTURE is accounted for using the equity method (see
Note 4).

  LONG-LIVED ASSETS -- On July 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS 121 requires long-lived assets to be evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company's policy is to review the recoverability of all intangible assets based upon undiscounted cash flows on an annual basis at a minimum, and in addition, whenever events or changes indicate that the carrying amount of an asset may not be recoverable. Adoption of SFAS No. 121 did not have a material effect on the Company's financial statements.

  INCOME TAXES -- The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to recording deferred taxes.

  STOCK-BASED COMPENSATION -- The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock-Based Compensation."

  REVENUE RECOGNITION -- Revenue from product sales is recognized upon shipment. Estimated costs for sales returns, price protection, stock rotation and other allowances are accrued in the period that sales are recognized. Domestic distributors are permitted a return allowance of 10% of their net purchases every six months. Revenue from design services, included in net revenues, is recognized on the completion of project milestones set forth in the related agreements.

  FISCAL PERIOD -- The Company's fiscal years in the accompanying financial statements have been shown as ending on June 30. Fiscal years 1995, 1996 and 1997 ended on July 1, 1995, June 29, 1996 and June 28, 1997, respectively, and each includes 52 weeks.

                       PERICOM SEMICONDUCTOR CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                FISCAL YEARS ENDED JUNE 30, 1995, 1996 AND 1997

                (INFORMATION AS OF SEPTEMBER 30, 1997 AND

   FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


  CONCENTRATION OF CREDIT RISK AND CERTAIN SIGNIFICANT RISKS AND
UNCERTAINTIES -- The Company sells its products primarily to large organizations and generally does not require its customers to provide collateral or other security to support accounts receivable. The Company maintains allowances for estimated bad debt losses.

  The Company participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position or results of operations: advances and trends in new technologies; competitive pressures in the form of new products or price reductions on current products; changes in product mix; changes in the overall demand for products and services offered by the Company; changes in customer relationships; litigation or claims against the Company based on intellectual property, patent, product, regulatory or other factors; risks associated with changes in domestic and international economic and/or political conditions or regulations; availability of necessary components; and the Company's ability to attract and retain employees necessary to support its growth.

  RECENTLY ISSUED ACCOUNTING STANDARDS -- In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total, the change in net assets during the period from nonowner sources; and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. Adoption of these statements will not impact the Company's financial position, results of operations or cash flows. Both statements are effective for fiscal years beginning after December 15, 1997, with earlier application permitted.

  NET INCOME PER SHARE -- Net income per common and equivalent share is based upon the weighted average number of common and dilutive common equivalent shares (preferred stock, common stock options and warrants) outstanding. Pursuant to rules of the Securities and Exchange Commission, all common shares issued and options, warrants and other rights to acquire shares of Common Stock at a price less than the initial public offering price granted by the Company during the period subsequent to November 6, 1996 (using the treasury stock method until shares are issued and an estimated initial public offering price) have been included in the computation of common and common equivalent shares outstanding for all periods presented.

  In February 1997, the FASB issued SFAS No. 128, "Earnings per Share." The Company is required to adopt SFAS 128 in the second quarter of fiscal 1998 and will restate at that time earnings per share (EPS) data for prior periods to conform with SFAS 128. Earlier application is not permitted.

  SFAS 128 replaces current EPS reporting requirements and requires a dual presentation of basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income attributable to common stockholders by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. However, the SEC rules regarding share issuances and option and other rights granted to acquire shares prior to an initial public offering, as stated above, are still applicable and such amounts are included in both basic and diluted EPS.

                       PERICOM SEMICONDUCTOR CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                FISCAL YEARS ENDED JUNE 30, 1995, 1996 AND 1997

                (INFORMATION AS OF SEPTEMBER 30, 1997 AND

   FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

  Pro forma amounts for basic and diluted EPS assuming SFAS 128 had been in effect for the periods presented are as follows:

                                FISCAL YEAR ENDED     THREE MONTHS
                                    JUNE 30,      ENDED  SEPTEMBER 30,
                                ----------------- --------------------
                                1995  1996  1997     1996       1997
                                ----- ----- ----- ---------- ----------
      Basic EPS................ $0.71 $1.61 $0.54 $     0.06 $     0.33
      Diluted EPS.............. $0.26 $0.57 $0.20 $     0.02 $     0.12

  UNAUDITED INTERIM FINANCIAL INFORMATION -- The unaudited interim financial information as of September 30, 1997 and for the three months ended September 30, 1996 and 1997 has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of this interim information. Operating results for the three months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending June 30, 1998.

2. INVENTORIES

  Inventories consist of (in thousands):

                                                   AS OF JUNE 30,      AS OF
                                                   --------------- SEPTEMBER 30,
                                                    1996    1997       1997
                                                   ------- ------- -------------
   Finished goods................................. $ 1,151 $ 1,327    $1,452
   Work-in-process................................   2,455   3,659     3,954
   Raw materials..................................   1,863   1,196     1,039
                                                   ------- -------    ------
                                                   $ 5,469 $ 6,182    $6,445
                                                   ======= =======    ======

3. PROPERTY AND EQUIPMENT

  Property and equipment consist of (in thousands):

                                                 AS OF JUNE 30,        AS OF
                                                 ----------------  SEPTEMBER 30,
                                                  1996     1997        1997
                                                 -------  -------  -------------
   Machinery and equipment...................... $ 1,809  $ 3,195     $3,411
   Computer equipment and software..............   1,545    1,844      1,878
   Furniture and fixtures.......................     312      322        322
   Leasehold improvements.......................      71       80         92
   Construction-in-progress.....................     260      544      1,026
                                                 -------  -------     ------
   Total........................................   3,997    5,985      6,729
   Accumulated depreciation and amortization....  (1,603)  (2,563)    (2,840)
                                                 -------  -------     ------
   Property and equipment -- net................ $ 2,394  $ 3,422     $3,889
                                                 =======  =======     ======

                       PERICOM SEMICONDUCTOR CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                FISCAL YEARS ENDED JUNE 30, 1995, 1996 AND 1997

                (INFORMATION AS OF SEPTEMBER 30, 1997 AND

   FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

4. INVESTMENT IN JOINT VENTURE

  In fiscal 1994, the Company purchased 1,500,000 shares of Series A Convertible Preferred Stock issued by Pericom Technology, Inc. ("PTI") for $750,000 (an 18.4% equity investment). Such preferred stock is convertible at the option of the Company into 1,500,000 shares of PTI common stock, does not bear dividends, has a liquidation preference up to the purchase price and votes based on the number of common shares into which it is convertible. PTI was incorporated in 1994 and in 1995 established a design center and sales office to pursue opportunities and participate in joint ventures in China. The investment in PTI is accounted for using the equity method due to the Company's significant influence over its operations. In addition, several of the directors of the Company are also directors of PTI, and certain shareholders of the Company are also shareholders of PTI. During the years ended June 30, 1996 and 1997, the Company sold $24,000 and $39,000, respectively, in services to PTI. At June 30, 1996 and 1997, $74,000 and $99,000, respectively, was owed to the Company by PTI for reimbursement of certain administrative expenses incurred by the Company on behalf of PTI. Condensed financial information of the joint venture at June 30, 1997 is as follows (in thousands):

      Total assets................................................. $2,096
      Total liabilities............................................     99
      Total equity.................................................  1,997
      Expenses.....................................................    502
                                                                    ------
      Operating loss...............................................   (490)
      Interest income..............................................     65
                                                                    ------
      Net loss..................................................... $ (425)
                                                                    ======

  The Company's investment in preferred stock of PTI has a liquidation preference of $545,000 at June 30, 1997. This carrying value of the PTI investment at June 30, 1997, is greater that the 18.4% equity interest consistent with the Company's liquidation preference.

5. ACCRUED LIABILITIES

  Accrued liabilities consist of (in thousands):

                                                   AS OF JUNE 30,      AS OF
                                                   --------------- SEPTEMBER 30,
                                                    1996    1997       1997
                                                   ------- ------- -------------
   Accrued compensation........................... $   716 $   591    $  462
   External sales representative commissions......     296     310       492
   Other accrued expenses.........................     298     302       410
                                                   ------- -------    ------
                                                    $1,310 $ 1,203    $1,364
                                                   ======= =======    ======

                       PERICOM SEMICONDUCTOR CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                FISCAL YEARS ENDED JUNE 30, 1995, 1996 AND 1997

                (INFORMATION AS OF SEPTEMBER 30, 1997 AND

   FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

6. SHAREHOLDERS' EQUITY

 CONVERTIBLE PREFERRED STOCK

  Significant terms of the Series A, Series B and Series C Convertible Preferred Stock are as follows:

  . Two shares of preferred stock are convertible at the option of the holder into one share of common stock (subject to adjustments for events of dilution). Shares will be converted automatically upon the earlier of the closing of an underwritten public offering of the Company's common stock meeting certain criteria, such as that contemplated by this offering, or the voluntary conversion of 70% or more of the preferred stock.

  . Each share of preferred stock has voting rights equivalent to the number of shares of common stock into which it is convertible.

  . Dividends may be declared at the discretion of the Board of Directors and are noncumulative. Dividends of $0.04, $0.08 and $0.13 per share for Series A, Series B and Series C preferred stock, respectively, must be declared and paid before payment of any common stock dividends.

  . In the event of liquidation, dissolution, merger or winding up of the Company, Series A, Series B and Series C preferred shareholders are entitled to receive $0.50 per share, $1.00 per share and $1.60 per share, respectively, (subject to adjustments for events of dilution) plus all accrued and unpaid dividends prior to any distribution to the common shareholders. Any remaining assets will be shared by common shareholders on a pro rata basis.

 STOCK OPTION PLANS

  Under the Company's 1990 Stock Option Plan and 1995 Stock Option Plans, incentive and nonqualified stock options to purchase up to 3,525,044 shares of common stock have been reserved at September 30, 1997 for issuance to employees, officers, directors, independent contractors and consultants of the Company.

  The options may be granted at not less than the fair value, as determined by the Board of Directors, and not less than 85% of the fair value on grant date for incentive stock options and nonqualified stock options, respectively. Options vest over periods of up to 48 months as determined by the Board. Options granted under the Plans expire 10 years from grant date.

                       PERICOM SEMICONDUCTOR CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                FISCAL YEARS ENDED JUNE 30, 1995, 1996 AND 1997

                (INFORMATION AS OF SEPTEMBER 30, 1997 AND

   FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

  Activity in the Company's option plans is summarized below:

                                                                    WEIGHTED
                                                                    AVERAGE
                                                       SHARES    EXERCISE PRICE
                                                      ---------  --------------
   Balance July 1, 1994..............................   600,344      $0.36
     Granted.........................................   567,251       1.12
     Exercised.......................................   (57,851)      0.28
     Canceled........................................  (105,702)      0.46
                                                      ---------      -----
   Balance June 30, 1995............................. 1,004,042       0.78
     Granted (weighted average fair value: $1.04 per
      share).........................................   639,881       4.42
     Exercised.......................................   (45,917)      0.82
     Canceled........................................  (393,037)      3.98
                                                      ---------      -----
   Balance June 30, 1996............................. 1,204,969       1.56
     Granted (weighted average fair value: $0.94 per
      share).........................................   488,825       2.48
     Exercised.......................................  (180,700)      0.64
     Canceled........................................  (316,479)      3.08
                                                      ---------      -----
   Balance June 30, 1997............................. 1,196,615       1.70
                                                      ---------      -----
     Granted.........................................   406,575       4.84
     Exercised.......................................   (65,339)      0.89
     Canceled........................................   (51,794)      2.68
                                                      ---------      -----
   Balance September 30, 1997........................ 1,486,057      $2.56
                                                      =========      =====

  At September 30, 1997, 1,483,961 shares were available for future issuance under the option plans.

  In fiscal 1996, the Company canceled options to purchase 277,700 shares of common stock with exercise prices ranging from $5.00 to $6.00 per share and issued replacement options with an exercise price of $3.80 per share.

  In fiscal 1997, the Company canceled options to purchase 160,700 shares of common stock with an exercise price of $3.80 per share and issued replacement options with an exercise price of $2.40 per share.

  Additional information regarding options outstanding as of June 30, 1997 is as follows:

                                  OPTIONS OUTSTANDING
                                 ---------------------
                                                       OPTIONS EXERCISABLE
                                   WEIGHTED            --------------------
                                   AVERAGE    WEIGHTED             WEIGHTED
                                  REMAINING   AVERAGE              AVERAGE
      RANGE OF         NUMBER    CONTRACTUAL  EXERCISE   NUMBER    EXERCISE
   EXERCISE PRICES   OUTSTANDING LIFE (YEARS)  PRICE   EXERCISABLE  PRICE
   ---------------   ----------- ------------ -------- ----------- --------
   $0.10-0.90           273,802      5.87      $0.30     265,522    $0.30
     $1.00              250,000      7.22       1.00     250,000     1.00
   $1.20-1.44            89,073      7.75       1.34      56,986     1.32
     $2.40              453,636      9.37       2.40      58,930     2.40
     $3.80              130,104      8.48       3.80      66,870     3.80
                      ---------                          -------
                      1,196,615                $1.70     698,308    $1.14
                      =========                          =======

                       PERICOM SEMICONDUCTOR CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                FISCAL YEARS ENDED JUNE 30, 1995, 1996 AND 1997

                (INFORMATION AS OF SEPTEMBER 30, 1997 AND

   FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

  ADDITIONAL STOCK PLAN INFORMATION -- As discussed in Note 1, the Company continues to account for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees," and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements.

  SFAS No. 123, "Accounting for Stock-Based Compensation," (SFAS 123), requires the disclosure of pro forma net income as if the Company had adopted the fair value method as of the beginning of fiscal 1996. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the terms of the Company's stock option awards. These models also require subjective assumptions, including expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, five years; risk-free interest rates, 5.9% in 1996 and 6.3% in 1997; and no dividends during the expected term. The Company's calculations are based on a single option valuation approach, and forfeitures are recognized as they occur. If the computed fair values of the 1996 and 1997 awards had been amortized to expense over the vesting period of the awards, pro forma net income would have been $4,637,000 ($0.56 per share) in 1996 and $1,398,000 ($0.17 per share) in
1997. However, the impact of outstanding nonvested stock options granted prior to fiscal 1996 has been excluded from the pro forma calculation; accordingly, the 1996 and 1997 pro forma adjustments are not indicative of future period pro forma adjustments, when the calculation will apply to all applicable stock options.

7. INCOME TAXES

  The provision for income taxes consists of (in thousands):

                                                            FISCAL YEAR ENDED
                                                                JUNE 30,
                                                            -------------------
                                                            1995    1996   1997
                                                            -----  ------  ----
   Federal:
    Current................................................ $ 784  $2,552  $652
    Deferred...............................................   180    (121)  104
                                                            -----  ------  ----
                                                              964   2,431   756
   State:
    Current................................................   168     277    (5)
    Deferred...............................................  (150)     24    26
                                                            -----  ------  ----
                                                               18     301    21
                                                            -----  ------  ----
   Provision for income taxes.............................. $ 982  $2,732  $777
                                                            =====  ======  ====

                       PERICOM SEMICONDUCTOR CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                FISCAL YEARS ENDED JUNE 30, 1995, 1996 AND 1997

                (INFORMATION AS OF SEPTEMBER 30, 1997 AND

   FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

  A reconciliation between the Company's effective tax rate and the U.S statutory rate is as follows:

                                                                FISCAL YEAR
                                                               ENDED JUNE 30,
                                                               ----------------
                                                               1995  1996  1997
                                                               ----  ----  ----
   Tax at federal statutory rate.............................. 35.0% 35.0% 35.0%
   State income taxes, net of federal benefit.................  5.7   6.4   5.3
   Research and development tax credits....................... (6.9) (3.6) (8.7)
   Other...................................................... (1.3) (1.1)  1.4
                                                               ----  ----  ----
   Provision for income taxes................................. 32.5% 36.7% 33.0%
                                                               ====  ====  ====

  The Company has provided income taxes for the three months ended September 30, 1996 and 1997 based on the expected annual income tax rate for that year.

  The components of the net deferred tax assets were as follows (in thousands):

                                                                      AS OF
                                                                    JUNE 30,
                                                                   ------------
                                                                   1996   1997
                                                                   -----  -----
   Deferred tax assets:
    Accruals and reserves recognized in different periods......... $ 274  $ 398
    Capitalized research and development costs....................    17      4
    Other.........................................................   122     11
                                                                   -----  -----
                                                                     413    413
                                                                   -----  -----
   Deferred tax liabilities:
    Tax basis depreciation........................................  (132)  (188)
    Other.........................................................    --    (74)
                                                                   -----  -----
                                                                    (132)  (262)
                                                                   -----  -----
    Net deferred tax assets....................................... $ 281  $ 151
                                                                   =====  =====

8. LEASES

  The Company leases certain facilities under operating leases through 2001, with an option to extend the facilities lease for an additional three years upon termination of the original lease term. The future minimum operating lease commitments at June 30, 1997 are as follows (in thousands):

      Fiscal Year:
       1998.............................................................. $  266
       1999..............................................................    275
       2000..............................................................    281
       2001..............................................................    235
                                                                          ------
                                                                          $1,057
                                                                          ======

  Rent expense for operating leases for the years ended June 30, 1995, 1996 and 1997 was $211,000, $281,000 and $366,000, respectively.

                    PERICOM SEMICONDUCTOR CORPORATION

                      NOTES TO FINANCIAL STATEMENTS

             FISCAL YEARS ENDED JUNE 30, 1995, 1996 AND 1997

                (INFORMATION AS OF SEPTEMBER 30, 1997 AND

   FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

9. CONTINGENCIES

  The semiconductor industry is characterized by frequent claims and related litigation regarding patent and other intellectual property rights. The Company is party to one claim of this nature. Although the ultimate outcome of this matter is not presently determinable, management believes that the resolution of this matter will not have a material adverse effect on the Company's financial position or results of operations.

10. MAJOR CUSTOMERS AND FOREIGN SALES

  In fiscal 1995, two customers accounted for 12% and 11% of net product sales, respectively, and one customer represented 21% of trade accounts receivable at June 30, 1995. In fiscal 1996, two customers accounted for 20% and 16% of net revenues, respectively, and three customers represented 14%, 11%, and 10% of trade accounts receivable at June 30, 1996. In fiscal 1997, two customers accounted for 17% and 14% of net revenues, respectively, and two customers represented 12% and 11% of trade accounts receivable, respectively, at June 30, 1997. For the three months ended September 30, 1997, no customer accounted for greater than 10% of net revenues, and one customer represented 10% of trade accounts receivable at September 30, 1997.

   Total export sales represented approximately 35%, 30%, 37% and 42% of net revenues in fiscal years 1995, 1996 and 1997 and the three months ended September 30, 1997, respectively. Export sales to Asia were approximately 27%, 22%, 26% and 34% of net revenues in fiscal years 1995, 1996 and 1997 and the three months ended September 30, 1997, respectively. Export sales to Europe were approximately 11% in fiscal 1997 and were less than 10% in fiscal years 1995 and 1996 and the three months ended September 30, 1997.

11. EMPLOYEE BENEFIT PLAN

  The Company has a 401(k) tax-deferred savings plan under which eligible employees may elect to have a portion of their salary deferred and contributed to the plan. Employer matching contributions are determined by the Board of Directors and are discretionary. There were no employer matching contributions in fiscal 1995, 1996 or 1997.

                            [Photo of an IC die]

        Set forth on the left hand side of the inside back cover page is a photo of an IC die, four areas of which are labeled as "ANALOG CELLS," "CORE CELLS," "STANDARD CELLS," and "SEA OF GATES." The text under such photo reads:
"Pericom's products are designed with a modular methodology using a combination of sea-of-gates arrays, standard cells, core cells and proprietary analog cells. This methodology provides for the rapid design of interface integrated circuits optimized for performance, density, low power and manufacturability. The company's four-port FastEthernet PHY transceiver product is designed with this innovative technology".

================================================================================

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, COMMON STOCK IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PRO-SPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    5
The Company...............................................................   14
Use of Proceeds...........................................................   14
Dividend Policy...........................................................   14
Capitalization............................................................   15
Dilution..................................................................   16
Selected Financial Data...................................................   17
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   18
Business..................................................................   25
Management................................................................   45
Certain Transactions......................................................   51
Principal and Selling Shareholders........................................   52
Description of Capital Stock..............................................   54
Shares Eligible for Future Sale...........................................   55
Underwriting..............................................................   56
Legal Matters.............................................................   57
Experts...................................................................   57
Additional Information....................................................   58
Index to Financial Statements.............................................  F-1

                                 ------------

 UNTIL          , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEAL-
ERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPEC-TUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================

================================================================================


                             2,500,000 Shares

                                         Shares

                          [PERICOM LOGO APPEARS HERE]

                                 Common Stock

                               ----------------

                                  PROSPECTUS

                               ----------------

                        SoundView Financial Group, Inc.
                               Unterberg Harris

                                       , 1997

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The expenses to be paid by the Registrant in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

                                                                       AMOUNT*
                                                                       --------
      Securities and Exchange Commission Filing Fee................... $ 10,891
      NASD Filing Fee.................................................    4,094
      Nasdaq National Market Listing Fee..............................   42,247
      Accounting Fees and Expenses....................................  105,000
      Blue Sky Fees and Expenses......................................    7,500
      Legal Fees and Expenses.........................................  150,000
      Transfer Agent and Registrar Fees and Expenses..................    7,000
      Directors' and Officers' Liability Insurance Premium............   95,000
      Printing Expenses...............................................  115,000
      Miscellaneous Expenses..........................................   63,268
                                                                       --------
        Total......................................................... $600,000
                                                                       ========

--------
* All amounts are estimates except the SEC filing fee and the NASD filing fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under Section 317 of the California Corporations Code, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Registrant's Bylaws also provide for mandatory indemnification of its directors and executive officers and permissive indemnification of its employees and agents, to the fullest extent permissible under California law.

  The Registrant's Articles of Incorporation provide that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under California law. Pursuant to California law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its shareholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under California law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under California law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

  Prior to the effective date of this Registration Statement, the Registrant intends to enter into agreements with its directors and certain of its executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated entities, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

  The Registrant intends to obtain prior to the effective date of the Registration Statement a policy of directors' and officers' liability insurance that insures the Company's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

  The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since September 10, 1994, the Registrant has issued and sold the following unregistered securities:

    1. During the period, the Registrant granted stock options to employees, directors and consultants under its 1990 Stock Option Plan and 1995 Stock Option Plan covering an aggregate of 2,115,588 shares of the Registrant's Common Stock, at exercise prices ranging from $1.20 to $7.80 per share.

                                                                     EXERCISE
                        QUARTER ENDED                     SHARES       PRICE
                        -------------                     ------     --------
      September 1994....................................   332,750 $0.90 - $1.00
      December 1994.....................................         0      N/A
      March 1995........................................    85,500     $1.20
      June 1995.........................................   144,000     $1.44
      September 1995....................................    76,088 $2.40 - $5.80
      December 1995.....................................   194,750 $5.00 - $6.00
      March 1996........................................    58,700     $5.00
      June 1996.........................................   289,700     $3.80
      September 1996....................................    72,000 $2.40 - $3.80
      December 1996.....................................         0      N/A
      March 1997........................................   231,575     $2.40
      June 1997.........................................   200,250     $2.40
      September 1997....................................   406,575 $4.00 - $7.50
      December 1997.....................................    23,700     $7.80
                                                         ---------
          Total......................................... 2,115,588

    2. During the period, the Registrant issued and sold an aggregate of 339,740 shares of its Common Stock to 45 employees for cash in the aggregate amount of $227,737.40 upon exercise of stock options granted pursuant to the Registrant's 1990 Stock Option Plan and 1995 Stock Option Plan.

                          QUARTER ENDED                     SHARES   PROCEEDS
                          -------------                     ------   --------
      September 1994.......................................  13,803 $  2,760.50
      December 1994........................................   2,500 $  1,500.00
      March 1995...........................................  28,760 $  7,522.90
      June 1995............................................  14,037 $  5,078.30
      September 1995.......................................  19,740 $ 16,196.24
      December 1995........................................  15,844 $ 10,087.85
      March 1996...........................................   9,521 $  6,650.40
      June 1996............................................   8,104 $ 10,669.80
      September 1996.......................................   8,594 $ 10,312.80
      December 1996........................................   9,198 $  7,451.60
      March 1997........................................... 102,617 $ 38,735.26
      June 1997............................................  52,791 $ 54,952.15
      September 1997.......................................  65,534 $ 58,080.10
      December 1997........................................   2,500 $    500.00
                                                            ------- -----------
          Total............................................ 353,543 $230,497.90

  The sales and issuance of securities in the transactions described in paragraphs 1 and 2 above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

  Appropriate legends were affixed to the stock certificates issued in the above transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. No Underwriters were employed in any of the above transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

  The exhibits are as set forth in the Exhibit Index.

  (b) FINANCIAL STATEMENT SCHEDULES

  Schedule II -- Valuation and Qualifying Accounts. See page II-6.

  Schedules other than those listed above have been omitted since they are not required or are not applicable or the required information is shown in the financial statements or related notes. Columns omitted from schedules filed have been omitted since the information is not applicable.

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that:

    (1) For purposes of any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on the 13th day of October, 1997.

                                          PERICOM SEMICONDUCTOR CORPORATION

                                         By   /s/      Alex C. Hui
                                            _________________________________
                                                       Alex C. Hui
                                               Chief Executive Officer and
                                                        President

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             SIGNATURE                           TITLE                    DATE
             _________                           _____                    ____

         /s/ Alex C. Hui             Chief Executive Officer,       October 13, 1997
____________________________________ President and Director
             Alex C. Hui             (Principal Executive
                                     Officer)

     /s/ Patrick B. Brennan          Vice President, Finance &      October 13, 1997
____________________________________ Administration
         Patrick B. Brennan          (Principal Financial and
                                     Accounting Officer)

     /s/ John Chi-Hung Hui*          Vice President, Technology     October 13, 1997
____________________________________ and Director
         John Chi-Hung Hui

       /s/ Jeffrey Young*            Director                       October 13, 1997
____________________________________
           Jeffrey Young

       /s/ Tay Thiam Song*           Director                       October 13, 1997
____________________________________
           Tay Thiam Song


*By:      /s/ Alex C. Hui
    _____________________________
    Alex C. Hui Attorney-in-Fact


                                                                   EXHIBIT 23.2

           INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

To the Board of Directors and Stockholders of Pericom Semiconductor Corporation:

  We consent to the use in this Registration Statement No. 333-35327 of Pericom Semiconductor Corporation (the "Company") on Form S-1 of our report
dated July 31, 1997 (   , 1997 as to the third and fourth sentences of Note
1), appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

  Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of the Company, listed in Item 16b. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

San Jose, California

October 14, 1997

                               ----------------

  The financial statements included in the Prospectus have been adjusted to give effect to the one-for-two reverse stock split as described in the third and fourth sentences of Note 1 to the financial statements. The above consent and report is in the form which will be signed by Deloitte & Touche LLP upon the effectiveness of such reverse stock split, assuming that from July 31, 1997 to the effective date of such reverse stock split, no other events shall have occurred that would affect the accompanying financial statements or notes thereto.

Deloitte & Touche LLP

San Jose, California

October 14, 1997

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                            ADDITIONS
                                      ---------------------
                         BALANCE AT   CHARGED TO CHARGED TO
                         BEGINNING OF COSTS AND    OTHER                BALANCE AT
      DESCRIPTION           PERIOD     EXPENSES   ACCOUNTS  DEDUCTIONS END OF PERIOD
------------------------ ------------ ---------- ---------- ---------- -------------
Accounts receivable
 allowances
 June 30,
  1995..................    $  606       $129       $--        $--        $  735
  1996..................       735        870        --         --         1,605
  1997..................     1,605         19        --         426        1,198

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER                                 DOCUMENT
 -------                                 --------
   1.1    Form of Underwriting Agreement.
   3.1*   Restated Articles of Incorporation of the Registrant, as currently in effect.
   3.2    Form of Certificate of Amendment of Articles of Incorporation of the
          Registrant, to be filed prior to the closing of the offering made under this Registration Statement.
   3.3*   Registrant's Bylaws.
   3.4*   Form of Registrant's Certificate of Amendment of Bylaws.
   4.1    Specimen certificate for Common Stock (in standard printer form, not provided).
   5.1    Opinion of Morrison & Foerster LLP.
  10.1*   Registrant's 1990 Stock Option Plan, including forms of Agreements thereunder.
  10.2    Registrant's 1995 Stock Option Plan, including forms of Agreements thereunder.
  10.3    Registrant's 1997 Employee Stock Purchase Plan, including forms of
          Agreements thereunder.
  10.4    Lease, dated November 29, 1993, by and between Orchard Investment
          Company Number 510 as Landlord and Registrant as Tenant, as amended.
  10.5    Common Stock Purchase Agreement, dated June 25, 1990, by and between
          Alex C. Hui and the Registrant.
  10.6    Common Stock Purchase Agreement, dated June 25, 1990, by and between
          Chi-Hung Hui and the Registrant.
  10.7    Series A Stock Purchase Agreement, dated July 10, 1990, by and among the Registrant and the Investors listed on the signature pages thereto.
  10.8    Series B Stock Purchase Agreement, dated December 30, 1991, by and among the Registrant and the Investors listed on the signature pages thereto.
  10.9    Series C Stock Purchase Agreement, dated July 21, 1993 by and among the Registrant and the Investors listed on the signature pages thereto.
  10.10*  Second Amended Investors Rights Agreement, dated July 21, 1993, by and among the Registrant and the holders of Series A, Series B and
          Series C Preferred Stock.
  10.11*  Form of Indemnification Agreement.
  10.12*  Agreement, dated March 17, 1995, by and between the Registrant and
          Pericom Technology, Inc.
  10.13*+ Agreement, dated February 28, 1996, by and between the Registrant and
          Harris Corporation.
  11.1    Statement regarding calculation of net income per share.
  23.1    Consent of Morrison & Foerster LLP. Reference is made to Exhibit 5.1.
  23.2    Independent Auditors' Consent and Report on Schedule. Reference is
          made to Page II-5.
  24.1*   Powers of Attorney.
  27.1    Financial Data Schedule.

--------

* Previously filed.

+ Confidential treatment has been requested as to a portion of this Exhibit.